Exhibit (a)(1)(A)
Offer to Purchase

All Issued and Outstanding Shares of Common Stock
of
KEZAR LIFE SCIENCES, INC.
at
A Cash Amount of $6.955 per Share, Plus One Nontransferable Contractual Contingent Value Right for Each Share (“CVR”), Which Represents the Right to Receive One or More Potential Cash Payments, Contingent upon: (i) Final Net Cash in Excess of $50,000,000; (ii) If the Initiation of a Clinical Study of the Legacy Assets Occurs By the Second (2nd) Anniversary of the Closing Date, the Achievement of Legacy Asset Milestones or Legacy Asset Royalties Within Ten (10) Years Following the Closing Date; (iii) the Receipt of Proceeds from Any Legacy Asset Transaction Agreement that is Entered Into Within Two (2) Years Following the Closing Date and Such Proceeds Are Received Within Ten (10) Years Following the Closing Date; and (iv) the Receipt of Proceeds from the Everest Collaboration or the Enodia Asset Purchase Agreement Within Ten (10) Years Following the
Closing Date, in Each Case as Described in the CVR Agreement.
by
AURINIA PHARMA U.S., INC.

and
AURINIA MERGER SUB, INC.
a wholly owned subsidiary of Purchaser

and
AURINIA PHARMACEUTICALS INC.
solely for purposes of Section 10.13 of the Merger Agreement

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE ONE MINUTE AFTER
11:59 P.M. EASTERN TIME ON MAY 8, 2026 (THE “EXPIRATION DATE”),
UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.
Aurinia Pharma U.S., Inc., a Delaware corporation (“Parent” or “Purchaser”), is offering to acquire (the “Offer”) all outstanding shares of common stock, par value $0.001 per share (“Shares”), of Kezar Life Sciences, Inc., a Delaware corporation (“Kezar” or “Company”), for: (i) $6.955 per Share in cash (the “Cash Amount”); and (ii) one nontransferable contractual contingent value right for each Share (each, a “CVR,” and each CVR together with the Cash Amount, the “Offer Price”), all upon the terms and subject to the conditions described in this Offer to Purchase (together with any amendments or supplements hereto, this “Offer to Purchase”) and in the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal”). The Offer is subject to the terms and conditions set forth in: (i) the Agreement and Plan of Merger, dated as of March 30, 2026 (together with any amendments or supplements thereto, the “Merger Agreement”), among Kezar, Parent and Aurinia Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub” and together with Parent, the “Buyer Entities”), and, solely for the purposes of Section 10.13 of the Merger Agreement, Aurinia Pharmaceuticals Inc., a corporation amalgamated under the laws of the Province of Alberta (“Ultimate Parent” or “Aurinia”); and (ii) the Contingent Value Rights Agreement (the “CVR Agreement”) to be entered into by and among Ultimate Parent, the Buyer Entities, Fortis Advisors LLC, a Delaware limited liability company, as representative, acting as agent and attorney-in-fact of the CVR holders (the “Representative”) and Broadridge Corporate Issuer Solutions, LLC, a Pennsylvania limited liability company (the “Rights Agent”), at or prior to the Offer Closing Time (defined below). The Offer Price will be paid without interest.
The Offer is being made pursuant to the Merger Agreement, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, Merger Sub will be merged with and into Kezar, without a meeting or any further action of the Kezar stockholders in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”), and Kezar will be the surviving corporation and a wholly owned subsidiary of Parent (such corporation, the “Surviving Corporation,” and such merger, the “Merger”). Accordingly, Merger Sub is considered a co-offeror in the Offer. The time at which the Merger becomes effective is referred to as the “Effective Time” and the date upon which the Merger becomes effective is the “Closing Date.”

Upon the terms and subject to the satisfaction or waiver of the conditions of the Offer and the Merger Agreement, including the Minimum Tender Condition (as defined below), Purchaser will accept for payment (the date and time of such acceptance, the “Offer Closing Time”) and thereafter pay for all Shares validly tendered and not properly withdrawn pursuant to the Offer promptly after the Expiration Date.
Pursuant to Section 10.13 of the Merger Agreement, Aurinia provided a guarantee to Kezar. Pursuant to Section 6.12 of the CVR Agreement, Aurinia provided a guarantee to the holders of CVRs and their representative appointed under the CVR Agreement. In each case, Aurinia guaranteed to Kezar, as the primary obligor and not merely as surety, the due and punctual observance, payment, performance and discharge of the obligations of the Buyer Entities pursuant to the Merger Agreement and the CVR Agreement, respectively (the “Ultimate Parent Guarantee”). Accordingly, Aurinia is considered a co-offeror in the Offer. As a co-offeror, Aurinia accepts joint responsibility for the accuracy of the disclosures made in this Offer to Purchase.
Pursuant to the terms of the Merger Agreement, as of immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of the holders of Shares: (i) each outstanding Share, other than any Shares owned by Parent, Merger Sub or any other subsidiary of Parent, or by any stockholders of Kezar who are entitled to and who properly exercise appraisal rights under Delaware law, will be converted into the right to receive the Offer Price, without interest; (ii) (A) each option to purchase Shares (“Company Options,” and each such option, a “Company Option”) that is then outstanding but not then vested or exercisable will become immediately vested and exercisable in full, (B) each Company Option that has an exercise price per share that is less than the Cash Amount (each, an “In-the-Money Option”) that is then outstanding will be cancelled and, in exchange therefor, the holder of such cancelled In-the-Money Option will be entitled to receive in consideration of the cancellation of such In-the-Money Option (x) an amount in cash, without interest, equal to the product obtained by multiplying (1) the excess of the Cash Amount over the exercise price per Share underlying such In-the-Money Option by (2) the number of Shares underlying such In-the-Money Option as of immediately prior to the Effective Time and (y) one CVR for each Share underlying such In-the-Money Option, and (C) each Company Option that has an exercise price per share that is equal to or greater than the Cash Amount (each, an “Out-of-the-Money Option”) that is then outstanding will be cancelled for no consideration; and (iii) each restricted stock unit of Kezar (“Company Restricted Stock Unit Awards,” and each such restricted stock unit, a “Company Restricted Stock Unit Award”) that is then outstanding but not then vested will become immediately vested in full and will be settled by issuing to the holder of the Company Restricted Stock Unit Award a number of Shares equal to the number of Shares underlying such Company Restricted Stock Unit Award immediately prior to such settlement, subject to applicable withholdings for Taxes, which may be satisfied by net share settlement (the “Settled RSU Company Common Stock”). The Settled RSU Company Common Stock shall be treated at the Effective Time in the same manner as other Shares. Following the settlement of the Company Restricted Stock Unit Award into Settled RSU Company Common Stock as provided herein, no holder thereof shall have any rights with respect to such award (or the Shares underlying such Company Restricted Stock Unit Award) other than the right to receive the Offer Price.
As noted in the Summary Term Sheet, there is a risk that you may receive no payments under the CVRs. Therefore, in making a decision to tender your Shares, you should understand that if the CVR does not generate any payments, the only consideration that you would receive is the Cash Amount of $6.955 per Share that is being offered pursuant to the Offer. You should base your tender decision solely on the Cash Amount as it may be the only consideration you receive in the Offer. On April 10, 2026, the last full trading day prior to the date of this Offer to Purchase, the closing price of Kezar’s common stock as reported on The Nasdaq Global Select Market was $7.37 per Share.
On March 29, 2026, the Kezar board of directors (the “Kezar Board”) unanimously: (i) determined that the Offer, the Merger and the other transactions contemplated by the Merger Agreement and the CVR Agreement (collectively, the “Transactions”) are fair to, and in the best interests of Kezar and its stockholders; (ii) duly authorized and approved the execution, delivery and performance by Kezar of the Merger Agreement and the consummation by Kezar of the Transactions; (iii) declared that the execution, delivery and performance by Kezar of the Merger Agreement and the consummation by Kezar of the Transactions were advisable; (iv) declared that the Merger Agreement and the Merger shall be governed by and effected under Section 251(h) of the DGCL and that the Merger shall be consummated as soon as practicable following the Offer Closing Time; and (v) recommended that the stockholders of Kezar accept the Offer and tender their Shares in the Offer.

The Offer is subject to various conditions. See “The Tender Offer—Section 9. Conditions of the Offer.” A summary of the principal terms of the Offer appears in the section of this Offer to Purchase titled “Summary Term Sheet.” You should read this entire document carefully before deciding whether to tender your Shares.
Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction, passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is a criminal offense.
Unless otherwise indicated in this Offer to Purchase or the context otherwise requires, all references in this Offer to Purchase to “we,” “our,” or “us” refer to Parent, Merger Sub or Aurinia as the context requires.
April 13, 2026

IMPORTANT
If you desire to tender all or any portion of your Shares to us pursuant to the Offer, you should either: (i) if you hold your Shares directly as the registered owner, complete and sign the Letter of Transmittal for the Offer, which is enclosed with this Offer to Purchase, in accordance with the instructions contained in the Letter of Transmittal, mail or deliver the Letter of Transmittal and any other required documents to Broadridge Corporate Issuer Solutions, LLC (the “Depositary and Paying Agent”), and deliver the certificates (if any) for your Shares to the Depositary and Paying Agent along with the Letter of Transmittal or tender your Shares by book-entry transfer by following the procedures described in “The Tender Offer—Procedures for Tendering Shares” of this Offer to Purchase, in each case, prior to the expiration of the Offer; or (ii) if you hold your Shares in “street name,” request that your broker, dealer, commercial bank, trust company or other nominee effect the transaction for you. If you hold Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee you must contact that institution in order to tender your Shares to us pursuant to the Offer.
* * *
Questions and requests for assistance may be directed to Alliance Advisors, LLC (the “Information Agent”) at its address and telephone number set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal and other tender offer materials may be directed to the Information Agent. Additionally, copies of this Offer to Purchase, the related Letter of Transmittal and any other materials related to the Offer are available free of charge at www.sec.gov. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.
This Offer to Purchase and the Letter of Transmittal contain important information, and you should read both carefully and in their entirety before making any decision with respect to the Offer.

SUMMARY TERM SHEET
Aurinia Pharma U.S., Inc., a Delaware corporation (“Parent” or “Purchaser”), is offering to acquire (the “Offer”) all outstanding shares of common stock, par value $0.001 per share (“Shares”), of Kezar Life Sciences, Inc., a Delaware corporation (“Kezar” or “Company”), for: (i) $6.955 per Share in cash (the “Cash Amount”); and (ii) one nontransferable contractual contingent value right for each Share (each, a “CVR,” and each CVR together with the Cash Amount, the “Offer Price”), all upon the terms and subject to the conditions described in this Offer to Purchase (together with any amendments or supplements hereto, this “Offer to Purchase”) and in the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal”). Subject to the terms of: (i) the Agreement and Plan of Merger, dated as of March 30, 2026 (together with any amendments or supplements thereto, the “Merger Agreement”), among Kezar, Parent and Aurinia Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub” and together with Parent, the “Buyer Entities”), and, solely for the purposes of Section 10.13 of the Merger Agreement, Aurinia Pharmaceuticals Inc., a corporation amalgamated under the laws of the Province of Alberta (“Ultimate Parent” or “Aurinia”); and (ii) the Contingent Value Rights Agreement (the “CVR Agreement”) that is expected to be entered into by and among Ultimate Parent, the Buyer Entities, Fortis Advisors LLC, a Delaware limited liability company, as representative, acting as agent and attorney-in-fact of the CVR holders (the “Representative”) and Broadridge Corporate Issuer Solutions, LLC, a Pennsylvania limited liability company (the “Rights Agent”), at or prior to the Offer Closing Time (defined below), the Offer Price will be paid without interest.
The Offer is being made pursuant to the Merger Agreement, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, Merger Sub will be merged with and into Kezar, without a meeting or any further action of the Kezar stockholders in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”), and Kezar will be the surviving corporation and a wholly owned subsidiary of Parent (such corporation, the “Surviving Corporation,” and such merger, the “Merger”). Accordingly, Merger Sub is considered a co-offeror in the Offer. The time at which the Merger becomes effective is referred to as the “Effective Time” and the date upon which the Merger becomes effective is the “Closing Date.” Upon the terms and subject to the satisfaction or waiver of the conditions of the Offer and the Merger Agreement, including the Minimum Tender Condition (as defined below), Purchaser will accept for payment (the date and time of such acceptance, the “Offer Closing Time”) and thereafter pay for all Shares validly tendered and not properly withdrawn pursuant to the Offer promptly after the Expiration Date.
Pursuant to Section 10.13 of the Merger Agreement, Aurinia provided a guarantee to Kezar. Pursuant to Section 6.12 of the CVR Agreement, Aurinia provided a guarantee to the holders of CVRs and their representative appointed under the CVR Agreement. In each case, Aurinia guaranteed to Kezar, as the primary obligor and not merely as surety, the due and punctual observance, payment, performance and discharge of the obligations of the Buyer Entities pursuant to the Merger Agreement and the CVR Agreement, respectively (the “Ultimate Parent Guarantee”). Accordingly, Aurinia is considered a co-offeror in the Offer. As a co-offeror, Aurinia accepts joint responsibility for the accuracy of the disclosures made in this Offer to Purchase.
The following are some questions you, as a stockholder of Kezar, may have, and answers to those questions. This Summary Term Sheet highlights selected information from this Offer to Purchase and may not contain all of the information that is important to you; this Summary Term Sheet is qualified in its entirety by the more detailed descriptions and explanations contained in the Merger Agreement, the CVR Agreement, the Tender and Support Agreement (as defined below), which is substantially in the form attached as Exhibit D to the Merger Agreement, this Offer to Purchase and the related Letter of Transmittal. To better understand the Offer and for a complete description of the legal terms of the Offer, you should read the Merger Agreement, the CVR Agreement, the Tender and Support Agreement, this Offer to Purchase and the related Letter of Transmittal carefully and in their entirety. Questions or requests for assistance may be directed to Alliance Advisors, LLC (the “Information Agent”) at its address and telephone number, as set forth on the back cover of this Offer to Purchase. Unless otherwise indicated in this Offer to Purchase or the context otherwise requires, all references in this Offer to Purchase to “we,” “our,” or “us” refer to Parent, Merger Sub or Aurinia as the context requires.
WHO IS OFFERING TO BUY MY SECURITIES?
•	Parent is offering to buy your securities. See “The Tender Offer—Section 6. Certain Information Concerning Parent and Merger Sub.”
•	Parent is Aurinia Pharma U.S., Inc. See “The Tender Offer—Section 6. Certain Information Concerning Parent and Merger Sub.”

•
Merger Sub is Aurinia Merger Sub, Inc. See “The Tender Offer—Section 6. Certain Information Concerning Parent and Merger Sub.” Merger Sub has been organized in connection with the Merger and has not carried on any activities other than entering into the Merger Agreement and activities in connection with the Offer.

•
Aurinia is Aurinia Pharmaceuticals Inc. See “The Tender Offer—Section 6. Certain Information Concerning Parent and Merger Sub.” The obligations of Parent and Merger Sub under the Merger Agreement and the CVR Agreement have been guaranteed by Aurinia.

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?
•	Purchaser is seeking to acquire all of the outstanding Shares of Kezar. See the Introduction and “The Tender Offer—Section 1. Terms of the Offer.”
HOW MUCH IS PURCHASER OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?
•
Purchaser is offering to pay: (i) $6.955 per Share in cash (the “Cash Amount”); and (ii) one nontransferable CVR for each Share, which represents the right to receive certain contingent cash payments equal to a pro rata share of the following, each pursuant to the CVR Agreement and collectively, the “CVR Proceeds”:

(A)
“Net Cash Excess” means, if Final Net Cash is greater than the Signing Net Cash, then the amount equal to: (a) Final Net Cash; minus (b) the Signing Net Cash. “Final Net Cash” means the amount of Closing Net Cash (defined below), recalculated by Parent not later than the date that is ninety (90) days following the Closing Date pursuant to the procedures set forth in Section 2.5 of the CVR Agreement (which the Representative shall have the right to dispute any part of such calculation for up to thirty (30) days following receipt of such calculation). “Signing Net Cash” means an estimated amount of Closing Net Cash as of the date of the Merger Agreement equal to $50,000,000. “Closing Net Cash” means, without duplication: (i) the sum of Kezar’s cash, cash equivalents and marketable securities as of immediately prior to the Offer Closing Time, determined in accordance with GAAP, applied on a basis consistent with Kezar’s application thereof in Kezar’s consolidated financial statements (excluding the aggregate exercise price of all of the In-the-Money Options), plus (ii) certain prepaid expenses, receivables and deposits of Kezar, minus (iii) the sum of Kezar’s monetary liabilities and its consolidated short-term and long-term contractual obligations (including Indebtedness) whether or not accrued or incurred by or on behalf of Kezar as of immediately prior to the Offer Closing Time, minus (iv) the Transaction Expenses to the extent unpaid as of immediately prior to the Offer Closing Time, minus (v) all Parent Transaction Expenses in an amount not to exceed two hundred fifty thousand dollars ($250,000), minus (vi) the Estimated Costs Post Merger Closing.

(B)
“Legacy Asset Milestone and Royalty Proceeds” If Parent files, or causes to be filed, an investigational new drug application or clinical trial protocol with the U.S. Food and Drug Administration (the “FDA”) for a clinical study of a product candidate derived from Kezar’s and its affiliates’ right, title and interest in Kezar Intellectual Property Rights (as defined in the CVR Agreement) and other assets and rights relating to zetomipzomib (the “Legacy Assets”), and the applicable FDA review period expires or is terminated without the imposition of a clinical hold, in each case by the second (2nd) anniversary of the Closing Date (such event, “Initiation of a Clinical Study”), then, during the 10-year period following the Closing Date, CVR holders will be entitled to receive, without duplication, a pro rata share of cash payments upon the occurrence of each of the following events, in each case with respect to such product candidate or another product candidate derived from the Legacy Assets:

(a)	“Legacy Asset Milestones” shall mean:
1.
$500,000 upon the first dosing of the first patient enrolled after the tenth (10th) patient in a Phase 2 or Phase 3 clinical trial of a product candidate derived from the Legacy Assets, where such patient is not required to undergo 24-hour in-unit monitoring;

2.	$5,000,000 upon submission of a new drug application (“NDA”) to the FDA;
3.	$12,500,000 upon NDA approval;
4.	$20,000,000 if Legacy Asset Net Sales (as defined in the CVR Agreement) are equal to or greater than $500,000,000 in any calendar year; and

5.	$50,000,000 if Legacy Asset Net Sales are equal to or greater than $1,000,000,000 in any calendar year.
(b)	“Legacy Asset Royalty” shall mean royalty payments in the amount of 3% of the aggregate Legacy Asset Net Sales (as defined in the CVR Agreement).
During the period commencing on the Closing and ending on the earlier of (i) the first (1st) anniversary of the Closing and (ii) Parent’s decision to seek a Legacy Asset Transaction Agreement (the “Development Period”), Parent shall, and shall cause its Affiliates (including Kezar) to, use commercially reasonable efforts to develop a product candidate derived from the Legacy Assets, including by using commercially reasonable efforts to effect the Initiation of a Clinical Study. If Parent has not effected the Initiation of a Clinical Study during the Development Period, then, during the period commencing at the end of the Development Period and ending on the second (2nd) anniversary of the Closing, Parent shall, and shall cause its Affiliates (including Kezar) to, use commercially reasonable efforts to enter into one or more Legacy Asset Transaction Agreements; provided that this sentence shall not restrict Parent from effecting the Initiation of a Clinical Study at any time prior to the second (2nd) anniversary of the Closing.
“Legacy Asset Transaction Agreement” means a definitive agreement, contract or other definitive arrangement entered into by Parent or any of its affiliates, including Kezar (after the Closing), and any Person who is not an affiliate of Parent providing for a product-level financing arrangement for, or the sale, transfer, license or other disposition by Parent or any of its affiliates, including Kezar (after the Closing), of all or any part of any Legacy Assets.
(C)
“Legacy Asset Transaction Proceeds” means 90% of the Net Proceeds (as defined in the CVR Agreement), if any, Parent receives during the 10-year period following the Closing Date from a Legacy Asset Transaction Agreement that is entered into during the 2-year period following the Closing Date.

(D)
“Everest Collaboration Proceeds” means 90% of the Net Proceeds, if any, Parent receives during the 10-year period following the Closing Date arising out of the Everest Collaboration and License Agreement, dated September 20, 2023, by and between Kezar and Everest Medicines II (HK) Limited (“Everest Collaboration”).

(E)
“Enodia Proceeds” means 100% of the Net Proceeds, if any, Parent receives during the 10-year period following the Closing Date arising out of the Enodia Asset Purchase Agreement, dated March 6, 2026, by and between Kezar and Enodia Therapeutics SAS (“Enodia Asset Purchase Agreement”).

•
There is a risk that you may receive no payments under the CVR Agreement. Therefore, in making a decision to tender your Shares, you should understand that if the CVR does not generate any payments, the only consideration that you would receive in the Offer is the Cash Amount of $6.955 per Share that is being offered pursuant to the Offer. You should base your tender decision solely on the Cash Amount as it may be the only consideration you receive in the Offer. See the Introduction and “The Tender Offer—Section 1. Terms of the Offer.”

WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?
•
If your Shares are registered in your name and you tender your Shares, you will not be obligated to pay brokerage fees or commissions or similar expenses. If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee and your broker, dealer, commercial bank, trust company or other nominee tenders your Shares on your behalf, your broker, dealer, commercial bank, trust company or other nominee may charge a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See the Introduction and “The Tender Offer—Section 3. Procedures for Tendering Shares.”

WHAT IS THE CVR AND HOW DOES IT WORK?
•
At or prior to the Offer Closing Time, Parent, Merger Sub, the Rights Agent and the Representative will enter into the CVR Agreement governing the terms of the CVRs. Each CVR will represent a contractual right to receive contingent cash payments equal to a pro rata share of any CVR Proceeds (as described above and pursuant to the CVR Agreement).

•
Any Net Cash Excess would be calculated and payable based on the realization of any net savings equal to the amount by which the Final Net Cash exceeds Signing Net Cash. We cannot predict whether any net savings will be realized at all, or to what extent. Net savings would depend upon various unknown factors, including unforeseen claims and costs that Kezar may incur.

•
Any Legacy Asset Milestone and Royalty Proceeds would be calculated and payable based on the successful Initiation of a Clinical Study by the second anniversary of the Closing Date and the subsequent achievement of certain clinical, regulatory and sales-based milestones. We cannot predict whether the Initiation of a Clinical Study, any Legacy Asset Milestones, or Legacy Asset Royalties will occur at all, or at what time they may be triggered. The payment of any such proceeds would depend upon various unknown factors, including: (i) the successful filing and FDA approval of an investigational new drug application or clinical trial protocol; (ii) the results and timing of clinical trials; (iii) the rigorous and unpredictable nature of the FDA’s NDA review and approval process; (iv) the ultimate commercial success of any product candidates; and (v) Parent’s ability to achieve and maintain net sales thresholds in a competitive market.

•
Any Legacy Asset Transaction Proceeds, Everest Collaboration Proceeds or Enodia Proceeds would be calculated and payable based on the distribution of Net Proceeds. We cannot predict whether any Legacy Asset Transaction Proceeds, Everest Collaboration Proceeds or Enodia Proceeds will occur at all, or at what price they may be effected. Any Net Proceeds would depend upon various unknown factors, including market conditions, the identification of potential acquirers, the conclusions reached by potential acquirers after conducting due diligence with respect to the Legacy Assets, and Parent and Merger Sub’s ability to negotiate and consummate dispositions with such third parties.

•
We cannot predict whether any CVR Proceeds will be received or, if any CVR Proceeds are received, the amount or timing of any such receipt. In connection with the Offer, none of the co-offerors engaged any independent valuation firm to conduct an analysis of the potential value of the CVR Proceeds or received any material non-public information assessing the value of the CVR Proceeds.

Accordingly, in making a decision to tender your Shares in the Offer, you should understand that there can be no assurance that: (i) Kezar will be able to realize any net savings versus the Signing Net Cash to generate any Net Cash Excess; (ii) the Initiation of a Clinical Study will occur during the 2-year period following the Closing Date, or that any Legacy Asset Milestones or Legacy Asset Royalties will be achieved or earned following the successful Initiation of a Clinical Study during the 2-year period following the Closing Date; (iii) we will be able to consummate a sale, transfer, license or other disposition by Parent or any of its affiliates, including Kezar after the Merger, of all or any part of the Legacy Assets, or that such dispositions, if any, will generate proceeds; or (iv) we will receive any proceeds related to the Everest Collaboration or Enodia Asset Purchase Agreement.
You should also understand that, as discussed below, the co-offerors have determined that the probability-weighted estimate of the amount that will be payable under the CVRs is between $1.11–$2.32 per CVR, consisting of: (i) $0.00–$0.26 per CVR in Net Cash Excess; (ii) $1.11–$2.06 per CVR in Legacy Asset Milestone and Royalty Proceeds and Legacy Asset Transaction Proceeds; and (iii) $0.00 per CVR in Everest Collaboration Proceeds and Enodia Proceeds. However, this range of values is based on estimates and assumptions regarding future events, as more fully described below, and there is no guarantee that any payment will be made to holders of the CVRs, and, thus, for purposes of determining whether to tender your Shares in the Offer you should assume that no payment will be made under the CVR Agreement and the only consideration paid by the co-offerors will be the Cash Amount of $6.955 per Share.

•
Parent shall not terminate or abandon the required maintenance of Legacy Assets, including by failing to use commercially reasonable efforts to preserve and maintain the Legacy Assets, except, following the second (2nd) anniversary of the Closing Date, to the extent that Parent reasonably determines in good faith that such Legacy Assets are no longer commercially viable.

•
Parent shall, and shall cause its Affiliates, including Kezar (after the Closing), to use commercially reasonable efforts to comply with all prosecution, maintenance and other obligations relating to the Intellectual Property Rights within the Legacy Assets required by any license or related term set forth in any Legacy Asset Transaction Agreement (as defined in the CVR Agreement), to the extent such Intellectual Property Rights are contemplated by said Legacy Asset Transaction Agreement.

•
During the period commencing on the Closing and ending on the earlier of (i) the first (1st) anniversary of the Closing and (ii) Parent’s decision to seek a Legacy Asset Transaction Agreement (the “Development Period”), Parent shall, and shall cause its Affiliates (including Kezar) to, use commercially reasonable efforts to develop a product candidate derived from the Legacy Assets, including by using commercially reasonable efforts to effect the Initiation of a Clinical Study. If Parent has not effected the Initiation of a Clinical Study during the Development Period, then, during the period commencing at the end of the Development Period and ending on the second (2nd) anniversary of the Closing, Parent shall, and shall cause its Affiliates (including Kezar) to, use commercially reasonable efforts to enter into one or more Legacy Asset Transaction Agreements; provided that this sentence shall not restrict Parent from effecting the Initiation of a Clinical Study at any time prior to the second (2nd) anniversary of the Closing.

•
During the period commencing on the Closing and ending on the second (2nd) anniversary of the Closing, Parent shall: (i) maintain the CVRs (including fees and expenses related to the Rights Agent and the Representative); (ii) continue any activity related to the manufacturing, management or disposition of the inventory related to raw materials, starting materials, intermediate materials, drug substance or drug product related to the Legacy Assets, including maintenance and/or closeout of stability studies and storage of the Legacy Assets; and (iii) continue the prosecution, maintenance and other obligations relating to the Intellectual Property Rights related to the Legacy Assets.

•
The CVR holders will have no greater rights against the Buyer Entities under the CVR Agreement than those of general unsecured creditors of the Buyer Entities under applicable Law, including in the event of any bankruptcy. The CVRs would be effectively junior in right of payment to all of the Buyer Entities’ secured obligations to the extent of the collateral securing such obligations, and the CVRs would be pari passu with all of the Buyer Entities’ unsecured obligations, including trade payables, pursuant to the CVR Agreement. Aurinia’s obligation with respect to the CVRs under the Ultimate Parent Guarantee is the payment in full of the aggregate CVR Proceeds under the CVR Agreement.

•
It is currently anticipated that up to an aggregate of 7,722,501 CVRs will be issued, representing CVRs to be issued as part of the consideration for each of the issued and outstanding Shares, as well as Shares underlying each In-the-Money Option and Company Restricted Stock Unit Award outstanding immediately prior to the Effective Time. For more information regarding the CVR Agreement, see “The Tender Offer—Section 7. Summary of the Merger Agreement and Certain Other Agreements.”

IS IT POSSIBLE THAT NO PAYMENTS WILL BE PAYABLE TO THE HOLDERS OF CONTINGENT VALUE RIGHTS IN RESPECT OF SUCH CONTINGENT VALUE RIGHTS?
•	Yes. You will only receive payments with respect to your CVRs upon:
(i)	the realization of any net savings equal to the amount by which the Final Net Cash exceeds Signing Net Cash;
(ii)
the Initiation of a Clinical Study by the second (2nd) anniversary of the Closing Date and the subsequent achievement of certain clinical, regulatory and sales-based milestones during the 10-year period following the Closing Date;

(iii)
the receipt of Net Proceeds by Parent or any of its affiliates, including Kezar after the Merger, during the 10-year period following the Closing Date from any Legacy Asset Transaction Agreement that is entered into within the 2-year period following the Closing Date;

(iv)	the receipt of Net Proceeds during the 10-year period following the Closing Date arising out of the Everest Collaboration; and
(v)	the receipt of Net Proceeds during the 10-year period following the Closing Date arising out of the Enodia Asset Purchase Agreement.
•
The co-offerors have determined that the probability-weighted estimate of the amount that will be payable under the CVRs is between $1.11–$2.32 per CVR, consisting of: (i) $0.00–$0.26 per CVR in Net Cash Excess; (ii) $1.11–$2.06 per CVR in Legacy Asset Milestone and Royalty Proceeds and Legacy Asset Transaction Proceeds; and (iii) $0.00 per CVR in Everest Collaboration Proceeds and Enodia Proceeds. However, this range of values is based on estimates and assumptions regarding future events, as more fully described below, and there is no guarantee that any payment will be made to holders of the CVRs, and, thus, for purposes of determining whether to tender your Shares in the Offer you should assume that no payment will be made under the CVR Agreement and the only consideration paid by the co-offerors will be the Cash Amount of $6.955 per Share.

•
The co-offerors’ estimate of the amount that will be payable under the CVRs with respect to the Net Cash Excess is based on co-offerors’ current assessment of projected Final Net Cash. For example, and for illustrative purposes only, if the Closing Net Cash as finally determined in accordance with Section 2.01(c) of the Merger Agreement is estimated to be $52,000,000, and there are no positive or negative adjustments to such amount based on claims that arise prior to ninety (90) days following the Closing Date (the date by which Parent is required to calculate Final Net Cash and provide such calculation to Representative for review), then the Net Cash Excess would be $2,000,000 (Final Net Cash of $52,000,000 minus Signing Net Cash of $50,000,000), or approximately $0.26 per CVR.

•
The co-offerors’ estimate of the Legacy Asset Milestone and Royalty Proceeds and Legacy Asset Transaction Proceeds is based on the co-offerors’ assessment of the Legacy Assets (zetomipzomib). Zetomipzomib is an early-stage product candidate that the co-offerors intend to further advance in development. The co-offerors estimate—based on their experience operating a biotechnology company and their independent research, and assuming that the co-offerors are successful in the Initiation of a Clinical Study—that Legacy Asset Milestone and Royalty Proceeds and Legacy Asset Transaction Proceeds could be between $1.11–$2.06 per CVR, calculated on a probability-weighted basis. Zetomipzomib is an early-stage product candidate and there is uncertainty regarding: (i) co-offerors’ and Kezar’s development of an early-stage product candidate, which depends on scientific, regulatory, commercial, temporal and structural factors that are almost entirely outside the control of the co-offerors and Kezar; and (ii) co-offerors’ ability to attract a potential acquirer for the Legacy Assets. Even if the co-offerors were to initiate a clinical study of the Legacy Assets or were to be successful in negotiating transaction terms with a potential acquirer of the Legacy Assets, the receipt of Legacy Asset Milestone and Royalty Proceeds is, and Legacy Asset Transaction Proceeds may be, dependent on future development, regulatory or commercial milestones. Thus, there is uncertainty regarding whether the co-offerors, Kezar or any potential acquirer of the Legacy Assets would be able to: (i) initiate and complete successful nonclinical studies and clinical trials for any product related to or based upon the Legacy Assets; (ii) conduct sufficient clinical trials or other studies to support the approval and commercialization of any product related to the Legacy Assets; (iii) demonstrate to the satisfaction of the FDA and similar foreign regulatory authorities the safety and efficacy and acceptable risk-to-benefit profile of any product related to the Legacy Assets; (iv) seek and obtain regulatory marketing approvals for any product related to the Legacy Assets; (v) establish and maintain supply and manufacturing relationships with third parties to ensure adequate and legally compliant manufacturing of bulk drug substances and drug products to maintain that supply; (vi) launch and commercialize any product candidates that were to obtain marketing approval and, if launched, successfully establish a sales, marketing and distribution infrastructure; (vii) demonstrate the necessary safety data post-approval to ensure continued regulatory approval; (viii) demonstrate the actual and perceived benefits of any product related to the Legacy Assets, if approved, relative to existing and future alternative therapies based upon availability, cost, risk and safety profile, drug-drug interactions, ease of administration, side effects and efficacy; (ix) obtain coverage and adequate product reimbursement from third-party payors, including government payors; (x) achieve market acceptance for any approved products; (xi) address any competing technological and market developments; (xii) negotiate favorable terms in any collaboration, licensing or other arrangements into which such acquirer may enter in the future and perform its obligations under such collaborations; (xiii) establish, maintain, protect and enforce intellectual property rights related to the Legacy Assets; or (xiv) attract, hire and retain qualified personnel, among other unknowns.
•
The co-offerors’ estimate of the amount that will be payable under the CVRs with respect to the Everest Collaboration Proceeds and Enodia Proceeds is based on the co-offerors’ experience operating a biotechnology company and, as discussed above, significant uncertainty associated with development of an early-stage product candidate, which depends on scientific, regulatory, commercial, temporal and structural factors that are almost entirely outside the control of the co-offerors and Kezar.

•
In considering whether to tender your Shares in the Offer, you should consider that it is entirely possible that no cash will be distributed to the holders of the CVRs under the terms of the CVR Agreement.

•	For more information regarding the CVR Agreement, see “The Tender Offer—Section 7. Summary of the Merger Agreement and Certain Other Agreements.”
MAY I TRANSFER MY CONTINGENT VALUE RIGHT?
•
The CVRs will not be transferable, except: (a) upon death of a Holder by will or intestacy; (b) pursuant to a court order; (c) by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries of the Holder upon the death of the Holder; (d) by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; or (e) in the case of CVRs held in book-entry or other similar nominee form, from a nominee to a beneficial owner and, if applicable, through an intermediary, to the extent allowable by The Depository Trust Company (“DTC”); or (f) as provided in Section 2.8 of the CVR Agreement. For more information regarding the CVR Agreement, see “The Tender Offer—Section 7. Summary of the Merger Agreement and Certain Other Agreements.”

ARE THERE OTHER MATERIAL TERMS OF THE CONTINGENT VALUE RIGHTS?
•
In addition to the terms and conditions described above, the CVRs will not have any voting or dividend rights and will not represent any equity or ownership in Parent, any constituent corporation party to the Merger or any of their affiliates. No interest will accrue or become payable in respect of any of the amounts that may become payable under the CVRs. For more information regarding the CVR Agreement, see “The Tender Offer—Section 7. Summary of the Merger Agreement and Certain Other Agreements.”

WHY IS PURCHASER MAKING THE OFFER?
•
Purchaser has undertaken to acquire control of, and the entire equity interest in, Kezar because it believes it is a good investment. See “Special Factors—Section 2. Purpose of the Offer and Plans for Kezar” and “The Tender Offer—Section 1. Terms of the Offer.”

WHAT ARE THE MOST SIGNIFICANT CONDITIONS OF THE OFFER?
•
Pursuant to the Merger Agreement, Purchaser’s obligation to accept Shares tendered in the Offer is subject to the satisfaction or waiver of certain conditions. Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the Securities and Exchange Commission (the “SEC”), including Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (relating to Purchaser’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), pay for any Shares tendered pursuant to the Offer and, subject to the terms of the Merger Agreement, may delay the acceptance for payment of or payment for Shares or may terminate or amend the Offer, if:

(a)
prior to the Expiration Date, there shall not have been validly tendered (and not properly withdrawn) prior to the expiration of the Offer that number of Shares (excluding shares tendered pursuant to guaranteed delivery procedures that have not yet been “received” by the “depository,” as such terms are defined by Section 251(h) of the General Corporation Law of the State of Delaware (the

“DGCL”)) that, together with any Shares then owned by Parent or any of its Subsidiaries, represent at least one Share more than 50% of the number of Shares that are then issued and outstanding as of the expiration of the Offer (such condition, the “Minimum Tender Condition”); or
(b)	any of the following conditions exist or shall have occurred and be continuing at the Expiration Date:
(i)
there shall be any judgment that has been issued, or other legal restraint or prohibition imposed, in each case, by any governmental entity of competent jurisdiction, or applicable law, in each case, (collectively, “Legal Restraints”) preventing or prohibiting the consummation of the Offer, the Merger or any of the other Transactions;

(ii)
(A) any representation or warranty of Kezar set forth in Article IV of the Merger Agreement (other than those set forth in Section 4.01(a) (Due Organization; Subsidiaries), Section 4.03 (Authority; Binding Nature of Agreement), Section 4.04 (No Vote Required), Section 4.05(a)(i) (Non Contravention), Section 4.06 (Capitalization), Section 4.08(a)(ii) (No Material Adverse Effect), Section 4.19 (No Financial Advisors) and Section 4.25 (Opinion of Financial Advisor)) shall not be true and correct as of the Agreement Date and at and as of the Offer Closing Time as if made on and as of the Offer Closing Time, except to the extent such representation or warranty expressly relates to a specified date (in which case on and as of such specified date), other than for such failures to be true and correct that have not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (as defined below) (for purposes of determining the satisfaction of this condition, without regard to any qualifications or exceptions contained therein as to “materiality” or “Company Material Adverse Effect”), (B) any representation or warranty of Kezar set forth in Section 4.01(a) (Due Organization; Subsidiaries), Section 4.03 (Authority; Binding Nature of Agreement), Section 4.04 (No Vote Required), Section 4.05(a)(i) (Non Contravention), Section 4.06 (Capitalization), (other than with respect to Section 4.06(a) and Section 4.06(c)), Section 4.19 (No Financial Advisors) and Section 4.25 (Opinion of Financial Advisor), shall not be true and correct in all material respects as of the Agreement Date and at and as of the Offer Closing Time as if made on and as of the Offer Closing Time, except to the extent such representation or warranty expressly relates to a specified date (in which case on and as of such specified date), (C) any representation or warranty of Kezar set forth in Section 4.06(a) and Section 4.06(c) (Capitalization) shall not be true and correct other than in de minimis respects at and as of such time, except to the extent such representation or warranty expressly relates to a specified date (in which case on and as of such specified date) and (D) any representation or warranty of Kezar set forth in Section 4.08(a)(ii) (No Material Adverse Effect) shall not be true and correct in all respects as of such time;

(iii)
Kezar shall have failed to perform in all material respects the obligations to be performed by it as of such time under the Merger Agreement, including, without limitation, Kezar’s obligations under Section 6.02 of the Merger Agreement;

(iv)
Parent shall have failed to receive from Kezar a certificate, dated as of the date on which the Offer expires and signed by an executive officer of Kezar, certifying to the effect that the Offer Conditions set forth in clauses (ii) and (iii) have been satisfied as of immediately prior to the expiration of the Offer;

(v)	the Merger Agreement shall have been validly terminated in accordance with its terms (the “Termination Condition”); or
(vi)
the Closing Net Cash as finally determined pursuant to Section 2.01(c) of the Merger Agreement is less than $50,000,000, unless following such final determination that the Closing Net Cash is less than $50,000,000 the Merger Agreement has not been terminated within five (5) Business Days thereafter pursuant to Section 9.01(e) of the Merger Agreement (the “Minimum Closing Net Cash Condition”).

Purchaser reserves the right to waive certain of the conditions to the Offer in its sole discretion (including the Minimum Closing Net Cash Condition); provided that they may not waive the Minimum Tender Condition or the Termination Condition. The Minimum Closing Net Cash Condition will be satisfied if Closing Net Cash, as finally determined pursuant to Section 2.01(c) of the Merger Agreement, is equal to or greater than $50,000,000.
A more detailed discussion of the conditions to consummation of the Offer is contained in the Introduction, “The Tender Offer—Section 1. Terms of the Offer” and “The Tender Offer—Section 9. Conditions of the Offer.”
IS THERE AN AGREEMENT GOVERNING THE OFFER?
•
Yes. Kezar, the Buyer Entities, and Aurinia solely for purposes of Section 10.13, have entered into the Merger Agreement. The Merger Agreement provides, among other things, for the terms and conditions of the Offer and, following consummation of the Offer, the Merger. See “The Tender Offer—Section 7. Summary of the Merger Agreement and Certain Other Agreements.” Additionally, the obligations of the Buyer Entities under the Merger Agreement and the CVR Agreement have been guaranteed by Aurinia pursuant to the Ultimate Parent Guarantee, subject to the terms and conditions set forth therein.

DOES PARENT HAVE FINANCIAL RESOURCES TO MAKE PAYMENTS IN THE OFFER AND, IF REQUIRED, IN RESPECT OF THE CVRS?
•
Yes. Purchaser expects: (i) to pay cash consideration for all Shares accepted for payment in the Offer; and (ii) CVR payments, if any, will be primarily self-funded with: (a) Net Cash Excess, if any; (b) Legacy Asset Net Sales, if any, Parent receives during the 10-year period following the Closing Date with respect to the Legacy Asset Royalty; (c) Net Proceeds, if any, Parent receives during the 10-year period following the Closing Date with respect to any Legacy Asset Transaction Agreements entered into during the 2-year period following the Closing Date; (d) Net Proceeds, if any, Parent receives during the 10-year period following the Closing Date arising out of the Everest Collaboration; (e) 100% of the Net Proceeds, if any, Parent receives during the 10-year period following the Closing Date arising out of the Enodia Asset Purchase Agreement, each pursuant to the CVR Agreement (and no external financing is required in connection therewith).

•
In addition, Aurinia agreed to guarantee the Buyer Entities’ obligations under the Merger Agreement and the CVR Agreement. See “Special Factors—Section 2. Purpose of the Offer and Plans for Kezar,” “The Tender Offer—Section 7. Summary of the Merger Agreement and Certain Other Agreements” and “The Tender Offer—Section 8. Source and Amount of Funds.”

SHOULD PURCHASER’S FINANCIAL CONDITION BE RELEVANT TO MY DECISION TO TENDER IN THE OFFER?
•
No. Purchaser’s financial condition is not relevant to your decision to tender in the Offer because: (i) the Offer is being made for all issued and outstanding Shares of Kezar solely for cash and CVRs; (ii) CVR payments, if any, will be primarily self-funded from CVR Proceeds actually received by the Buyer Entities or their Affiliates (and no external financing is required in connection therewith); (iii) the Offer is not subject to any financing conditions; (iv) if Buyer Entities consummate the Offer, Buyer Entities will acquire all remaining Shares of Kezar for the same price in the Merger; and (v) Aurinia has agreed to guarantee the obligations of the Buyer Entities under the Merger Agreement and the CVR Agreement. See “The Tender Offer—Section 8. Source and Amount of Funds.”

•	In addition, Aurinia agreed to guarantee the Buyer Entities’ obligations under the Merger Agreement and the CVR Agreement.
HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?
•
You will have until one minute after 11:59 p.m. Eastern Time on May 8, 2026, to tender your Shares in the Offer, unless Purchaser extends the Offer, in which event you will have until the Expiration Date of the Offer as so extended. See also “The Tender Offer—Section 1. Terms of the Offer.”

CAN THE OFFER BE FURTHER EXTENDED, AND UNDER WHAT CIRCUMSTANCES?
•	Yes, the Offer can be extended. We have agreed in the Merger Agreement, subject to our rights to terminate the Merger Agreement in accordance with its terms, if on any then-scheduled expiration of the

Offer the Minimum Tender Condition has not been satisfied or any Offer Condition (as defined in the Merger Agreement) has not been satisfied or waived by Purchaser (set forth in “The Tender Offer—Section 9. Conditions of the Offer”), Purchaser may, in its discretion, or at the request of Kezar, Purchaser shall, extend the Offer: (i) for periods of up to 10 business days per extension to permit such Offer Condition to be satisfied; or (ii) for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof or the rules of The Nasdaq Global Select Market (“Nasdaq”) applicable to the Offer; provided, that, Purchaser shall not, and shall not be required to, extend the Offer beyond June 28, 2026 (the “Outside Date”), and Parent shall not extend the Offer on more than two occasions without the prior written consent of Kezar.
HOW WILL I BE NOTIFIED IF THE OFFER IS FURTHER EXTENDED?
•
If Purchaser further extends the Offer, we will inform Broadridge Corporate Issuer Solutions, LLC, the depositary and paying agent for this Offer (the “Depositary and Paying Agent”), of that fact and will file with the SEC and disseminate to the holders of Shares, as and to the extent required by law, a supplement or amendment to this Offer to Purchase giving the new Expiration Date no later than 9:00 a.m. Eastern Time on the next business day after the day on which the Offer was previously scheduled to expire. See “The Tender Offer—Section 1. Terms of the Offer.”

HOW DO I TENDER MY SHARES?
•
If you hold your Shares directly as the registered owner, you can (i) tender your Shares in the Offer by delivering the certificates (if any) representing your Shares, together with a completed Letter of Transmittal and any other documents required by the Letter of Transmittal, to the Depositary and Paying Agent, or (ii) tender your Shares by following the procedures for book-entry set forth in “The Tender Offer—Section 3. Procedures for Tendering Shares,” not later than the expiration of the Offer. See “The Tender Offer—Section 3. Procedures for Tendering Shares.”

•
If you hold your Shares in street name (i.e., through a broker, dealer, commercial bank, trust company or other nominee), you must contact the institution that holds your Shares and give instructions that your Shares be tendered. You should contact the institution that holds your Shares for more details.

•
In all cases, payment for tendered Shares will be made only after timely receipt by the Depositary and Paying Agent of certificates (if any) for such Shares and a properly completed and duly executed Letter of Transmittal and any other required documents for such Shares (or an Agent’s Message in lieu of the Letter of Transmittal in the case of a book-entry transfer of such Shares as described in “The Tender Offer— Section 3. Procedures for Tendering Shares”). See also “The Tender Offer—Section 2. Acceptance for Payment and Payment for Shares.”

UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?
•
You may withdraw previously tendered Shares any time prior to one minute after 11:59 p.m. Eastern Time on May 8, 2026, unless Purchaser extends the Offer. See “The Tender Offer—Section 4. Withdrawal Rights.”

•
In addition, pursuant to Section 14(d)(5) of the Exchange Act, Shares may be withdrawn at any time after June 12, 2026, which is the 60th day after the date of the commencement of the Offer, unless such Shares have already been accepted for payment by Purchaser pursuant to the Offer.

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?
•
To withdraw previously tendered Shares, you must deliver a written notice of withdrawal with the required information to the Depositary and Paying Agent while you still have the right to withdraw. If you tendered Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Shares. See “The Tender Offer—Section 4. Withdrawal Rights.”

WHAT DOES KEZAR’S BOARD OF DIRECTORS THINK OF THE OFFER?
•
After careful consideration, the Kezar board of directors (the “Kezar Board”), duly and unanimously recommended that you accept the Offer. Kezar’s full statement on the Offer is set forth in its Solicitation/Recommendation Statement on Schedule 14D-9, which it will file with the SEC on or about April 13, 2026. See also the “Introduction” below.

WILL THE TENDER OFFER BE FOLLOWED BY A MERGER IF ALL THE SHARES ARE NOT TENDERED?
•
If we accept Shares for payment pursuant to the Offer, then the Minimum Tender Condition will have been satisfied and we will hold a sufficient number of Shares to effect the Merger without a vote by Kezar stockholders under the DGCL. If the Merger occurs, then Kezar will become a wholly owned subsidiary of Parent and each issued and then outstanding Share, other than Shares held in the treasury by Kezar, held by any stockholders, or owned by any beneficial owners, of Kezar who are entitled to and who properly exercise appraisal rights under Delaware law or owned by Parent, Merger Sub or any other subsidiary of Parent immediately prior to the Effective Time, will be converted into the right to receive the Offer Price, without interest. For more information, see the “Introduction” below.

•
Because the Merger will be governed by Section 251(h) of the DGCL, no stockholder vote will be required to consummate the Merger. As required by Section 251(h) of the DGCL, the Merger Agreement provides that the Merger shall be effected as soon as practicable following the time Purchaser irrevocably accepts for purchase the Shares tendered in the Offer (the “Offer Closing Time”). See “Special Factors—Section 2. Purpose of the Offer and Plans for Kezar” and “The Tender Offer—Section 7. Summary of the Merger Agreement and Certain Other Agreements.”

IF THE OFFER IS COMPLETED, WILL KEZAR CONTINUE AS A PUBLIC COMPANY?
•
No. Immediately following the Offer Closing Time and satisfaction or waiver (to the extent permitted by applicable law) of the conditions to the Merger, we expect to complete the Merger pursuant to applicable provisions of the DGCL, after which the Surviving Corporation will be a wholly owned subsidiary of Parent, and the Shares will be delisted from Nasdaq, and Kezar’s obligations to file periodic reports under the Exchange Act will be suspended, and Kezar will be privately held. See “Special Factors—Section 5. Possible Effects of the Offer on the Market for the Shares; Nasdaq Listing; Exchange Act Registration and Margin Regulations.”

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?
•
If you decide not to tender your Shares in the Offer and the Merger occurs as described above, you will receive in the Merger the right to receive the Offer Price as if you had tendered your Shares in the Offer, unless an appraisal demand is made with respect to your Shares.

•
If you decide not to tender your Shares in the Offer and the Merger does not occur, you will remain a stockholder of Kezar. Subject to limited conditions, if we purchase Shares in the Offer, we are obligated under the Merger Agreement to cause the Merger to occur. See “Special Factors—Section 5. Possible Effects of the Offer on the Market for the Shares; Nasdaq Listing; Exchange Act Registration and Margin Regulations.”

•
Following the Offer Closing Time, the Shares may no longer constitute “margin securities” for purposes of the margin regulations of the Federal Reserve Board, in which case your Shares may no longer be used as collateral for loans made by brokers. See “Special Factors—Section 5. Possible Effects of the Offer on the Market for the Shares; Nasdaq Listing; Exchange Act Registration and Margin Regulations.”

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?
•
On April 10, 2026, the last full trading day prior to the date of this Offer to Purchase, the last reported closing price per Share reported on The Nasdaq Global Select Market was $7.37. See “Special Factors—Section 4. Price Range of Shares; Dividends.”

IF I ACCEPT THE OFFER, WHEN AND HOW WILL I GET PAID?
•	If the conditions to the Offer as set forth in the Introduction and “The Tender Offer—Section 9. Conditions of the Offer” are satisfied or waived and Purchaser consummates the Offer and accepts your

Shares for payment, we will pay you a dollar amount in cash equal to the number of Shares you tendered multiplied by the Cash Amount, plus one CVR for each Share, in each case, without interest, as promptly as practicable after the Expiration Date (and in any event within three (3) business days). See “The Tender Offer—Section 1. Terms of the Offer” and “The Tender Offer—Section 2. Acceptance for Payment and Payment for Shares.”
•
We will pay to the holders of CVRs: (a) with respect to any Net Cash Excess, no later than thirty (30) days following (i) one hundred twenty (120) days following the Closing Date (such date, the “Final Net Cash Determination Date”), and (ii) the final determination of any Net Cash Excess in accordance with Section 2.5 of the CVR Agreement; (b) with respect to the Legacy Asset Milestone and Royalty Proceeds payable to Holders, no later than sixty (60) days following (i) the achievement of the applicable Legacy Asset Milestone, or (ii) the calendar quarter end for which a Legacy Asset Royalty is applicable; (c) with respect to Legacy Asset Transaction Proceeds no later than thirty (30) days following the later of the (i) Final Net Cash Determination Date, and (ii) receipt of the corresponding portion of Gross Proceeds (as defined in the CVR Agreement); (d) with respect to Everest Collaboration Proceeds payable to Holders, no later than thirty (30) days following the later of the (i) Final Net Cash Determination Date, and (ii) receipt of the corresponding portion of Gross Proceeds; and (e) with respect to the Enodia Proceeds payable to Holders, no later than thirty (30) days following the later of the (i) Final Net Cash Determination Date, and (ii) receipt of the corresponding portion of Gross Proceeds.

•	For more information regarding the CVR Agreement, see “The Tender Offer—Section 7. Summary of the Merger Agreement and Certain Other Agreements.”
IF I AM AN EMPLOYEE OF KEZAR, HOW WILL MY OUTSTANDING EQUITY AWARDS BE TREATED IN THE OFFER AND THE MERGER?
•
As of immediately prior to the Offer Closing Time, each option to purchase Shares granted by Kezar under the Company Stock Plans (as defined in the Merger Agreement) (each, a “Company Option”) that is then outstanding but not then vested or exercisable shall become immediately vested and exercisable in full.

•
At the Effective Time, each Company Option that has a per-share exercise price that is less than the Cash Amount (each, an “In-the-Money Option”) that is then outstanding shall be cancelled and the holder thereof shall be entitled to receive (A) an amount in cash, without interest, equal to the product obtained by multiplying (x) the excess of the Cash Amount over the exercise price per Share underlying such Company Option at the Effective Time by (y) the number of Shares underlying such Company Option (such amount, the “Company Option Cash Consideration”) and (B) one CVR in respect of each Share underlying such In-the-Money Option. Prior to the Closing, Kezar (or its agent) shall establish a special payroll to pay the Company Option Cash Consideration and the Buyer Entities shall issue such CVRs at or reasonably promptly following the Effective Time (but in no event later than five (5) Business Days after the Effective Time).

•
At the Effective Time, each Company Option that has a per-share exercise price that is equal to or greater than the Cash Amount (each, an “Out-of-the-Money Option”) that is then outstanding shall be automatically cancelled for no consideration and the holder thereof shall have no further rights with respect thereto.

•
No later than five (5) business days prior to the Effective Time (but subject to the occurrence of the Effective Time), each Kezar restricted stock unit award (each, a “Company Restricted Stock Unit Award”) that is then outstanding but not vested shall become immediately vested in full and shall be settled by issuing to the holder of the Company Restricted Stock Unit Award a number of Shares equal to the number of Shares underlying such Company Restricted Stock Unit Award immediately prior to such settlement (subject to applicable withholdings for Taxes, which may be satisfied by net share settlement) (the “Settled RSU Company Common Stock”). The Settled RSU Company Common Stock shall be treated at the Effective Time in the same manner as other Shares. Following the settlement of the Company Restricted Stock Unit Award into Settled RSU Company Common Stock, no holder thereof shall have any rights with respect to such award (or the Shares underlying such Company Restricted Stock Unit Award) other than the right to receive the Offer Price.

WHAT ARE THE PRINCIPAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF TENDERING MY SHARES IN THE OFFER OR HAVING MY SHARES EXCHANGED FOR THE OFFER PRICE PURSUANT TO THE MERGER?
•
The receipt of the Cash Amount and CVRs in exchange for Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. Holders (as defined below in “Special Factors—Section 6. Material U.S. Federal Income Tax Consequences of the Offer and the Merger”) for U.S. federal income tax purposes. The amount of income, gain or loss a U.S. Holder recognizes, and the timing and character of such income, gain or loss will depend on the U.S. federal income tax treatment of the CVRs, with respect to which there is uncertainty. We intend to treat the receipt of the CVRs as part of a “closed transaction” for U.S. federal income tax purposes and to treat payments received pursuant to the CVRs as amounts realized on the disposition (or partial disposition) of the CVRs. Assuming such treatment is respected by the Internal Revenue Service (“IRS”), a U.S. Holder generally is expected to recognize gain or loss equal to the difference, if any, between: (i) the sum of the Cash Amount received plus the fair market value (determined as of the closing of the Offer or the Effective Time, as the case may be) of any CVRs received; and (ii) the U.S. Holder’s adjusted tax basis in the Shares sold or exchanged in the Offer or Merger. The tax treatment of the receipt of the payments pursuant to the CVRs is also uncertain. We urge you to consult your tax advisor as to the particular tax consequences to you of the Offer and the Merger (including the application and effect of any state, local or non-U.S. income and other tax laws).

If you are a Non-U.S. Holder (as defined below in “Special Factors—Section 6. Material U.S. Federal Income Tax Consequences of the Offer and the Merger”), you generally will not be subject to U.S. federal income tax with respect to the receipt of the Cash Amount and CVRs in exchange for Shares pursuant to the Offer or the Merger unless you have certain connections to the United States or fail to meet prescribed certification requirements.
See “Special Factors—Section 6. Material U.S. Federal Income Tax Consequences of the Offer and the Merger” for a more detailed discussion of material U.S. federal income tax consequences of the Offer and the Merger.
The U.S. federal, state, local and non-U.S. income and other tax consequences to holders or beneficial owners of Company Options, Company Restricted Stock Unit Awards or Settled RSU Company Common Stock participating in the Offer or the Merger are not discussed herein, and such holders or beneficial owners are strongly encouraged to consult with their tax advisors.
WILL I HAVE THE RIGHT TO HAVE MY SHARES APPRAISED?
•
No appraisal rights are available to the holders of record and beneficial owners of Shares in connection with the Offer, and stockholders who tender their Shares in the Offer will not have appraisal rights in connection with the Merger. However, if Purchaser purchases Shares in the Offer and the Merger is consummated, holders of record and beneficial owners of Shares outstanding as of immediately prior to the Effective Time who: (i) did not tender their Shares in the Offer (or, if tendered, validly and subsequently withdrew such Shares prior to the time Parent accepts properly tendered Shares for purchase); (ii) otherwise comply with the applicable procedures under Section 262 of the DGCL; (iii) do not thereafter withdraw their demand for appraisal of such Shares or otherwise lose their appraisal rights, in each case in accordance with the DGCL; and (iv) in the case of a beneficial owner, have submitted a demand that (A) reasonably identifies the holder of record of the shares for which the demand is made, (B) is accompanied by documentary evidence of such beneficial owner’s beneficial ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and (C) provides an address at which such beneficial owner consents to receive notices given by Kezar and to be set forth on the verified list required by subsection (f) of Section 262 of the DGCL to be filed with the Register in Chancery in the Delaware Court of Chancery, will be entitled to demand appraisal of their Shares and may be entitled to receive in lieu of the consideration payable in the Merger a cash payment equal to the “fair value” of their Shares, as determined by the Delaware Court of Chancery, in accordance with Section 262 of the DGCL plus interest, if any, on the amount determined to be the fair value.

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The “fair value” of the Shares as determined by the Delaware Court of Chancery could be based upon considerations other than, or in addition to, the price paid in the Offer and the Merger and the market value of such Shares. Persons considering appraisal should recognize that the value determined in an appraisal proceeding of the Delaware Court of Chancery could be higher or lower than, or the same as, the Offer Price and that an investment banking opinion as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the Offer and the Merger, is not an opinion as to, and does not otherwise address, fair value under the DGCL. Moreover, Parent and Kezar may argue in an appraisal proceeding that, for purposes of such proceeding, the “fair value” of such Shares is less than the Offer Price.
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Any person who desires to exercise appraisal rights in connection with the Merger should carefully review Section 262 of the DGCL and is urged to consult his, her or its legal advisor before electing or attempting to exercise such rights.

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The foregoing summary of appraisal rights under the DGCL does not purport to be a statement of the procedures to be followed by persons desiring to exercise any appraisal rights under Delaware law. The preservation and exercise of appraisal rights require strict and timely adherence to the applicable provisions of Delaware law, which are contained in Section 262 of the DGCL and will be further summarized in a notice of the availability of appraisal rights to be sent by Kezar to each stockholder who is entitled to appraisal rights. The foregoing discussion is not a complete statement of law pertaining to appraisal rights under Delaware law and is qualified in its entirety by reference to Delaware law, including, without limitation, Section 262 of the DGCL, a copy of which may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. For more information regarding appraisal rights, see “The Tender Offer—Section 11. Certain Legal Matters; Regulatory Approvals.”

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If you tender your Shares in the Offer, you will not be entitled to exercise appraisal rights with respect to your Shares but, instead, subject to the conditions of the Offer, you will receive the Offer Price for your Shares.

WITH WHOM MAY I TALK IF I HAVE QUESTIONS ABOUT THE OFFER?
•	You may call Alliance Advisors, LLC, the Information Agent for the Offer, toll-free at 1-844-202-5733 or email them at kzr@allianceadvisors.com. See the back cover of this Offer to Purchase.
To All Holders of Shares of
Kezar Life Sciences, Inc.
INTRODUCTION
Purchaser is making the Offer to acquire all outstanding Shares of Kezar for the following, all upon the terms and subject to the conditions described in this Offer to Purchase and in the related Letter of Transmittal: (i) $6.955 per Share in cash (the “Cash Amount”); and (ii) one nontransferable contractual contingent value right for each Share (each, a “CVR”, and each CVR together with the Cash Amount, the “Offer Price”) which represents the right to receive one or more contingent cash payments equal to a pro rata share of the following, each pursuant to the CVR Agreement and, collectively, the “CVR Proceeds”:
(A)	“Net Cash Excess” means 100% of the amount by which Final Net Cash exceeds $50,000,000.
(B)
“Legacy Asset Milestone and Royalty Proceeds” If the Initiation of a Clinical Study occurs by the second (2nd) anniversary of the Closing Date, then, during the 10-year period following the Closing Date, CVR holders will be entitled to receive, without duplication, a pro rata share of cash payments upon the occurrence of each of the following events, in each case with respect to such product candidate or another product candidate derived from the Legacy Assets:

a.	“Legacy Asset Milestones” shall mean:
1.
$500,000 upon the first dosing of the first patient enrolled after the tenth (10th) patient in a Phase 2 or Phase 3 clinical trial of a product candidate derived from the Legacy Assets, where such patient is not required to undergo 24-hour in-unit monitoring;

2.	$5,000,000 upon submission of a new drug application (“NDA”) to the FDA;
3.	$12,500,000 upon NDA approval;

4.	$20,000,000 if Legacy Asset Net Sales (as defined in the CVR Agreement) are equal to or greater than $500,000,000 in any calendar year; and
5.	$50,000,000 if Legacy Asset Net Sales are equal to or greater than $1,000,000,000 in any calendar year.
b.	“Legacy Asset Royalty” shall mean royalty payments in the amount of 3% of the aggregate Legacy Asset Net Sales (as defined in the CVR Agreement).
During the period commencing on the Closing and ending on the earlier of (i) the first (1st) anniversary of the Closing and (ii) Parent’s decision to seek a Legacy Asset Transaction Agreement (the “Development Period”), Parent shall, and shall cause its Affiliates (including Kezar) to, use commercially reasonable efforts to develop a product candidate derived from the Legacy Assets, including by using commercially reasonable efforts to effect the Initiation of a Clinical Study. If Parent has not effected the Initiation of a Clinical Study during the Development Period, then, during the period commencing at the end of the Development Period and ending on the second (2nd) anniversary of the Closing, Parent shall, and shall cause its Affiliates (including Kezar) to, use commercially reasonable efforts to enter into one or more Legacy Asset Transaction Agreements; provided that this sentence shall not restrict Parent from effecting the Initiation of a Clinical Study at any time prior to the second (2nd) anniversary of the Closing.
(C)
“Legacy Asset Transaction Proceeds” means 90% of the Net Proceeds, if any, Parent receives during the 10-year period following the Closing Date from a Legacy Asset Transaction Agreement that is entered into during the 2-year period following the Closing Date.

(D)	“Everest Collaboration Proceeds” means 90% of the Net Proceeds, if any, Parent receives during the 10-year period following the Closing Date arising out of the Everest Collaboration.
(E)	“Enodia Proceeds” means 100% of the Net Proceeds, if any, Parent receives during the 10-year period following the Closing Date arising out of the Enodia Asset Purchase Agreement.
Subject to the terms of the Merger Agreement and the CVR Agreement, the Offer Price will be paid without interest.
The Offer is being made pursuant to the Merger Agreement among Kezar, Parent, Merger Sub, and, solely for purposes of Section 10.13 therein, Aurinia, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, Merger Sub will be merged with and into Kezar, without a meeting or any further action of Kezar stockholders in accordance with Section 251(h) of the DGCL, assuming the conditions set forth in Section 251(h) of the DGCL are met, and Kezar will be the Surviving Corporation and a wholly owned subsidiary of Parent. Accordingly, Merger Sub is considered a co-offeror in the Offer. Upon the terms and subject to the satisfaction or waiver of the conditions of the Offer and the Merger Agreement, including the satisfaction of the Minimum Tender Condition, Purchaser will accept for payment and thereafter pay for all Shares validly tendered and not properly withdrawn pursuant to the Offer at the Offer Closing Time.
Pursuant to Section 10.13 of the Merger Agreement, Aurinia provided a guarantee to Kezar. Pursuant to Section 6.12 of the CVR Agreement, Aurinia provided a guarantee to the holders of CVRs and their representative appointed under the CVR Agreement. In each case, Aurinia guaranteed to Kezar, as the primary obligor and not merely as surety, the due and punctual observance, payment, performance and discharge of the obligations of the Buyer Entities pursuant to the Merger Agreement and the CVR Agreement, respectively. Accordingly, Aurinia is considered a co-offeror in the Offer.
As noted in the Summary Term Sheet, there is a risk that you may receive no payments under the CVRs. Therefore, in making a decision to tender your Shares, you should understand that if the CVR does not generate any payments, the only consideration that you would receive is the Cash Amount of $6.955 per Share that is being offered pursuant to the Offer. You should base your tender decision solely on the Cash Amount as it may be the only consideration you receive in the Offer. On April 10, 2026, the last full trading day prior to the date of this Offer to Purchase, the closing price of Kezar’s common stock as reported on The Nasdaq Global Select Market was $7.37 per Share.
If your Shares are registered in your name and you tender directly to the Depositary and Paying Agent, you will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee you should check with such institution as to whether they charge any service fees or commissions.
We will pay all charges and expenses of the Depositary and Paying Agent and the Information Agent.
Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer and, subject to the terms of the Merger Agreement, may delay the acceptance for payment of or payment for Shares or may terminate or amend the Offer, if:
(i)	prior to the Expiration Date, the Minimum Tender Condition has not been satisfied; or
(ii)	any of the conditions set forth in “The Tender Offer—Section 9. Conditions of the Offer” shall exist or shall have occurred and be continuing at the Expiration Date of the Offer.
Purchaser reserves the right to waive certain of the conditions to the Offer in its sole discretion (including the Minimum Closing Net Cash Condition); provided that they may not waive the Minimum Tender Condition or the Termination Condition. See “The Tender Offer—Section 9. Conditions of the Offer.”
Pursuant to the terms of the Merger Agreement, the Offer and withdrawal rights will expire at one minute after 11:59 p.m. Eastern Time on May 8, 2026 (the “Expiration Date”). See “The Tender Offer —Section 1. Terms of the Offer,” “The Tender Offer—Section 9. Conditions of the Offer” and “The Tender Offer—Section 11. Certain Legal Matters; Regulatory Approvals.”
On March 29, 2026, the Kezar board of directors (the “Kezar Board”) unanimously: (i) determined that the Offer, the Merger and the other transactions contemplated by the Merger Agreement and the CVR Agreement (collectively, the “Transactions”) are fair to, and in the best interests of Kezar and its stockholders; (ii) duly authorized and approved the execution, delivery and performance by Kezar of the Merger Agreement and the consummation by Kezar of the Transactions; (iii) declared that the execution, delivery and performance by Kezar of the Merger Agreement and the consummation by Kezar of the Transactions were advisable; (iv) declared that the Merger Agreement and the Merger shall be governed by and effected under Section 251(h) of the DGCL and that the Merger shall be consummated as soon as practicable following the Offer Closing Time; and (v) recommended that the stockholders of Kezar accept the Offer and tender their Shares in the Offer.
For reasons considered by the Kezar Board, see Kezar’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) filed with the SEC on or about April 13, 2026 in connection with the Offer, a copy of which (without certain exhibits) is being furnished to stockholders concurrently herewith.
The Offer is being made in connection with the Merger Agreement, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, the Merger will be effected. The Merger shall become effective when a certificate of merger is filed with the Secretary of State of the State of Delaware (or at such subsequent date and time as may be agreed by Parent, Kezar and Merger Sub and specified in the certificate of merger).
Pursuant to the terms of the Merger Agreement, as of immediately prior to the Offer Closing Time, each option to purchase Shares granted by Kezar under the Company Stock Plans (as defined in the Merger Agreement) (each, a “Company Option”) that is then outstanding but not then vested or exercisable shall become immediately vested and exercisable in full. At the Effective Time, each Company Option that has a per-share exercise price that is less than the Cash Amount (each, an “In-the-Money Option”) that is then outstanding shall be cancelled and the holder thereof shall be entitled to receive (A) an amount in cash, without interest, equal to the product obtained by multiplying (x) the excess of the Cash Amount over the exercise price per Share underlying such Company Option at the Effective Time by (y) the number of Shares underlying such Company Option (such amount, the “Company Option Cash Consideration”) and (B) one CVR in respect of each Share underlying such In-the-Money Option. Prior to the Closing, Kezar (or its agent) shall establish a special payroll to pay the Company Option Cash Consideration and the Buyer Entities shall issue such CVRs at or reasonably promptly following the Effective Time (but in no event later than five (5) Business Days after the Effective Time). At the Effective Time, each Company Option that has a per-share exercise price that is equal to or greater than the Cash Amount (each, an

“Out-of-the-Money Option”) that is then outstanding shall be automatically cancelled for no consideration and the holder thereof shall have no further rights with respect thereto. No later than five (5) business days prior to the Effective Time (but subject to the occurrence of the Effective Time), each Kezar restricted stock unit award (each, a “Company Restricted Stock Unit Award”) that is then outstanding but not vested shall become immediately vested in full and shall be settled by issuing to the holder of the Company Restricted Stock Unit Award a number of Shares equal to the number of Shares underlying such Company Restricted Stock Unit Award immediately prior to such settlement (subject to applicable withholdings for Taxes, which may be satisfied by net share settlement) (the “Settled RSU Company Common Stock”). The Settled RSU Company Common Stock shall be treated at the Effective Time in the same manner as other Shares. Following the settlement of the Company Restricted Stock Unit Award into Settled RSU Company Common Stock, no holder thereof shall have any rights with respect to such award (or the Shares underlying such Company Restricted Stock Unit Award) other than the right to receive the Offer Price.
The Merger Agreement is more fully described in “The Tender Offer—Section 7. Summary of the Merger Agreement and Certain Other Agreements,” which also contains a discussion of the treatment of Company Restricted Stock Unit Awards and Company Options in the Merger. “Special Factors—Section 6. Material U.S. Federal Income Tax Consequences of the Offer and the Merger” below describes the material U.S. federal income tax consequences generally applicable to Holders (as defined below) whose Shares are tendered and accepted for purchase pursuant to the Offer or whose Shares are exchanged in the Merger.
Because the Merger will be consummated in accordance with Section 251(h) of the DGCL, approval of the Merger will not require a vote of Kezar stockholders. Section 251(h) of the DGCL provides that stockholder approval of a merger is not required if certain requirements are met, including that: (i) the acquiring company consummates a tender offer for any and all of the outstanding stock of Kezar that, absent Section 251(h) of the DGCL, would be entitled to vote on the merger; (ii) following the consummation of such tender offer, the stock irrevocably accepted for purchase pursuant to such offer and received by the depositary prior to expiration of such offer, together with the stock otherwise owned by the consummating corporation or its affiliates and any “rollover stock” (as defined in Section 251(h) of the DGCL), equals at least such percentage of the stock of Kezar to be acquired that, absent Section 251(h) of the DGCL, would be required to adopt the Merger Agreement; and (iii) each outstanding share (other than “excluded stock” (as defined in Section 251(h) of the DGCL)) of Kezar that is subject to and not irrevocably accepted for purchase in such offer is converted in such merger into the right to receive the same amount and kind of cash, property, rights or securities paid for such shares pursuant to such offer. If the Minimum Tender Condition is satisfied and we accept Shares for payment pursuant to the Offer, we will hold a sufficient number of Shares to ensure that Kezar will not be required to submit the adoption of the Merger Agreement to a vote of its stockholders. As a result of the Merger, Kezar will cease to be a publicly traded company and will become a wholly owned subsidiary of Parent. See “Special Factors—Section 2. Purpose of the Offer and Plans for Kezar.”
The Merger Agreement, the CVR Agreement, the Tender and Support Agreement, this Offer to Purchase and the related Letter of Transmittal contain important information and should be read carefully and in their entirety before any decision is made with respect to the Offer.
SPECIAL FACTORS
1.	BACKGROUND OF THE OFFER; CONTACTS WITH KEZAR.
Background of the Offer and the Merger; Past Contacts or Negotiations between Parent, Merger Sub and Kezar. The following is a description of contacts between representatives of Parent and Merger Sub with representatives of Kezar that resulted in the execution of the Merger Agreement and the agreements related to the Offer. For a review of Kezar’s activities relating to these contacts, please refer to Kezar’s Schedule 14D-9 being mailed to stockholders.
On March 23, 2026, Kevin Tang, Aurinia’s Chief Executive Officer and Chair of Aurinia’s board of directors (the “Aurinia Board”), held a discussion with senior management of Kezar and representatives of TD Securities (USA) LLC, financial advisor to Kezar (“TD Cowen”), to inquire about Kezar’s interest in pursuing a potential transaction with Aurinia. Prior to this time, Mr. Tang had submitted proposals to, and held discussions with, Kezar’s senior management and TD Cowen on behalf of Concentra Biosciences, LLC, an entity controlled by Mr. Tang. Mr. Tang then shared Aurinia’s proposal—subject to the consent of the Aurinia Board and assuming Concentra withdrew its acquisition proposal—to acquire Kezar at a $1.5 million premium to closing net cash, plus potential

CVR payments substantially similar to Concentra’s proposed CVRs, plus additional potential CVR payments tied to Aurinia’s achievement of certain clinical, regulatory and sales-based milestones and royalties on future net sales of zetomipzomib, in each case, payable if Aurinia were to pursue clinical development of zetomipzomib within a certain period following the closing of the merger. Following Mr. Tang’s proposal, Kezar’s senior management expressed interest in a potential transaction with Aurinia, and both parties committed to executing a confidentiality agreement promptly. Mr. Tang also indicated that he would meet with the Aurinia Board to discuss the proposed transaction and seek the Aurinia Board’s consent to enter into formal negotiations to proceed with the transaction.
Later on March 23, 2026, Kezar and Aurinia executed a confidentiality agreement, which included a standstill provision and customary fall-away provisions.
On March 23, 2026, the Aurinia Board met to discuss matters relating to Kezar. Mr. Tang provided the Aurinia Board with an overview of the business of Kezar and its drug product candidate, including noting the synergies between the development pathway and Aurinia’s commercial drug product and drug product pipeline. Mr. Tang noted that he had been in negotiations separately with Kezar for a potential transaction with another entity controlled by Mr. Tang, but felt that the transaction would be a better strategic fit for Aurinia given the synergies noted above. Mr. Tang indicated that he would cease his negotiations with Kezar with the other entity should Aurinia be interested in pursuing a transaction with Kezar. Mr. Tang also noted his holdings, via Tang Capital Partners, LP (“Supporting Stockholder”), in Kezar, and his intention to act as a supporting stockholder. The Aurinia Board discussed matters relating to the potential development opportunities for zetomipzomib. The Aurinia Board discussed matters relating to potential terms for an acquisition of Kezar. Mr. Tang outlined the terms he had been discussing in his prior negotiations with Kezar, and suggested Aurinia propose similar terms to what had been negotiated to date. Following discussion, the Aurinia Board indicated that it was comfortable with entering into negotiations to potentially acquire all of the Shares of Kezar on substantially the same terms that had been presented at the meeting.
On March 24, 2026, Mr Tang spoke with a representative of TD Cowen. Mr. Tang indicated that: (i) the Aurinia Board had indicated it was comfortable with entering into negotiations to proceed with the transaction; and (ii) at the direction of the Aurinia Board, Aurinia would be circulating a draft Merger Agreement and CVR Agreement to representatives of Kezar’s senior management, Cooley and TD Cowen. Following this discussion, Kezar provided representatives of Aurinia with access to Kezar’s virtual data room. Subsequently, Parent conducted due diligence review of non-public information provided in Kezar’s virtual data room. Over the course of the following week, Kezar responded to due diligence requests from Parent.
Later on March 24, 2026, representatives of Aurinia sent drafts of the Merger Agreement and CVR Agreement to representatives of Kezar’s senior management, Kezar’s external legal counsel, Cooley LLP (“Cooley”), and TD Cowen, which reflected the proposed transaction structure with Parent as the acquiror. The draft Merger Agreement provided for: (a) Parent to acquire 100% of the equity of Kezar for $6.955 per Share in cash, assuming an equity value of $51.5 million ($1.5 million premium to closing net cash); (b) a condition to consummate the tender offer that Kezar’s closing net cash be at least $50.0 million; (c) a $1.545 million termination fee payable by Kezar if the Merger Agreement were to be terminated in certain circumstances, including in connection with Kezar entering into a superior proposal; and (d) generally included customary terms and conditions for such an agreement including, among other things, for: (i) the transaction to be structured as a cash tender offer followed immediately by a back-end merger pursuant to DGCL Section 251(h); (ii) the acceleration and cash out of certain Kezar equity awards; (iii) customary exceptions to the definition of “Company Material Adverse Effect”; (iv) customary representations and warranties with respect to each party; and (v) Kezar’s ability to provide due diligence to, and negotiate a merger agreement with, a party making an unsolicited acquisition proposal that constitutes or would reasonably be expected to lead to a superior proposal. The CVR Agreement provided Kezar’s stockholders with the right to receive contingent cash payments equal to their pro rata share of the following: (i) 100% of the final closing net cash in excess of $50.0 million, as determined by Parent within 120 days following the close; (ii) if Parent initiated a clinical study of zetomipzomib by the first anniversary of the closing date, milestone payments of up to $85.0 million in the aggregate tied to the achievement of certain clinical, regulatory and sales-based milestones related to zetomipzomib, and royalty payments equal to 3% of net sales of zetomipzomib, in each case, to the extent achieved or earned during the 10-year period following the closing of the merger; (iii) 90% of the net proceeds payable from any license or disposition of zetomipzomib within 2 years of the closing of the merger; (iv) 90% of net proceeds from the Everest Collaboration; and (v) 100% of the net proceeds from the Enodia Asset Purchase Agreement.

On March 26, 2026, senior management of Kezar spoke with Mr. Tang regarding the economics of the proposed transaction. A representative of TD Cowen and certain representatives of Aurinia’s senior management also participated in the call. In that discussion, Kezar proposed an increase in the upfront equity value of the transaction to approximately $10 million above closing net cash in exchange for eliminating the CVR payments with respect to any milestones and royalties resulting from the successful development of zetomipzomib, noting that such a structure would reduce complexity and potential disputes associated with a milestone- and royalty-based CVR. Mr. Tang rejected the proposal; however, Mr. Tang indicated that Aurinia was committed to the transaction and that Aurinia would engage constructively on the specific parameters of the development-related CVR payments.
Later on March 26, 2026, representatives of Cooley sent revised drafts of the Merger Agreement and CVR Agreement to Aurinia, which, in the case of the CVR Agreement, generally accepted the framework for the development-related CVR payments, subject to certain changes intended to increase the likelihood that such CVRs would result in a payment to Kezar stockholders. The revised draft of the Merger Agreement provided for, among other things: (i) the inclusion of Aurinia as a party to the Merger Agreement, solely for purposes of guaranteeing certain obligations of Parent and Merger Sub; (ii) the exclusion from closing net cash of costs related to certain of Parent’s and Merger Sub’s obligations under the CVR Agreement during the disposition period for zetomipzomib, such as intellectual property maintenance and prosecution, CMC-related activities and CVR maintenance; and (iii) a $1.0 million termination fee payable by Kezar if the Merger Agreement were to be terminated in certain circumstances, including in connection with Kezar entering into a superior proposal. The revised draft of the CVR Agreement provided for, among other things: (i) the inclusion of Aurinia as a party to the CVR Agreement solely for purposes of guaranteeing certain obligations of Parent and Merger Sub; (ii) a reduction in the deadline for Parent to determine final net closing cash; (iii) a longer time period where if Parent initiated a clinical study of zetomipzomib after the closing date, milestone payments and royalty payments would trigger, to the extent achieved or earned during the 10-year period following the closing of the merger; (iv) the addition of a milestone payment tied to dosing of the 11th patient in following a clinical study captured in (iii) above; (v) an increase to the amount payable in connection with a regulatory milestone tied to the NDA approval of zetomipzomib following a clinical study captured in (iii) above; and (vi) a revised obligation that 90% of the net proceeds be payable from any license or disposition of zetomipzomib entered into within 5 years of the closing of the merger.
Between March 28, 2026 and March 29, 2026, Parent, Merger Sub and Aurinia, on the one hand, and representatives of Kezar’s senior management team, Cooley and TD Cowen, on the other hand, engaged in discussions and exchanged several drafts of the Merger Agreement, CVR Agreement and other transaction documents, including the form of tender and support agreement. Additionally, during such period, Kezar addressed Aurinia’s outstanding due diligence requests. The revised draft of the Merger Agreement provided for, among other things: (i) the inclusion in closing net cash of certain costs related to Parent’s and Merger Sub’s obligations under the CVR Agreement following the close, such as intellectual property maintenance and prosecution, CMC-related activities and CVR maintenance; and (ii) a $1.2 million termination fee payable by Kezar if the Merger Agreement were to be terminated in certain circumstances, including in connection with Kezar entering into a superior proposal. The revised draft of the CVR Agreement provided for, among other things: (i) a shorter time period during which, if Parent initiated a clinical study of zetomipzomib after the closing date, milestone payments and royalty payments would trigger, to the extent achieved or earned during the 10-year period following the closing of the merger; (ii) the clarification of the milestone trigger tied to dosing of the 11th patient in a clinical study of zetomipzomib captured in (i) above; (iii) a decrease to the amount payable in connection with a regulatory milestone tied to NDA approval of zetomipzomib following a clinical study captured in (i) above; and (iv) a revised obligation that 90% of the net proceeds be payable from any license or disposition of zetomipzomib entered into within 2 years of the closing of the merger.
On March 29, 2026, the Aurinia Board met to discuss developments on negotiations with Kezar. The Aurinia Board had been provided with the agreements for the transaction, including the Merger Agreement (which included the form of the CVR Agreement), and the Tender and Support Agreement, in advance of the meeting, and the Aurinia Board discussed the terms of the transaction. Mr. Tang again disclosed his indirect holdings in Kezar. Following discussion, Mr. Tang left the meeting. The remaining independent directors of the Aurinia Board, led by the Lead Independent Director, then further discussed matters related to the proposed transaction. The independent members of the Aurinia Board concluded it was in the best interests of Aurinia to acquire, via its subsidiary, Parent, all of the outstanding Shares of Kezar and proceeded to approve the Transactions and entering into the Merger Agreement, the CVR Agreement and the Tender and Support Agreement.

On March 30, 2026: (i) representatives of Kezar and Aurinia executed the Merger Agreement; and (ii) the Supporting Stockholder executed the Tender and Support Agreement. The Supporting Stockholder held approximately 9.0% of the outstanding Shares of Kezar as of March 30, 2026. On March 30, 2026, and before the opening of trading on Nasdaq, Kezar and Aurinia issued a joint press release announcing the execution of the Merger Agreement and the forthcoming commencement of a tender offer by Parent to acquire all of the outstanding Shares of Kezar at the Offer Price.
On April 13, 2026, Parent commenced the Offer pursuant to the Merger Agreement.
2.	PURPOSE OF THE OFFER AND PLANS FOR KEZAR.
Purpose of the Offer. The purpose of the Offer and the Merger is for Parent to acquire control of, and the entire equity interest in, Kezar. Pursuant to the Merger, Parent will acquire all of the stock of Kezar not purchased pursuant to the Offer or otherwise.
Stockholders of Kezar who sell their Shares in the Offer will cease to have any equity interest in Kezar or any right to participate in its earnings and future growth.
Merger Without a Stockholder Vote. If the Offer is consummated, we do not anticipate seeking the approval of Kezar’s remaining public stockholders before effecting the Merger. Section 251(h) of the DGCL provides that following consummation of a successful tender offer for a public corporation, and subject to certain statutory provisions, if the acquiring corporation owns at least the amount of shares of each class of stock of the target corporation that would otherwise be required to adopt a merger agreement for the target corporation, and the other stockholders receive the same consideration for their stock in the merger as was payable in the tender offer, the acquiring corporation can effect a merger without the action of the other stockholders of the target corporation. Accordingly, if we consummate the Offer, we intend to effect the closing of the Merger without a vote of the stockholders of Kezar in accordance with Section 251(h) of the DGCL, upon the terms and subject to the satisfaction or waiver of the conditions to the Merger, as soon as practicable after the consummation of the Offer. Accordingly, we do not expect there to be a significant period of time between the consummation of the Offer and the consummation of the Merger.
Plans for Kezar. At the Effective Time, the certificate of incorporation and bylaws of Kezar will each be amended and restated in their entirety pursuant to the terms of the Merger Agreement. The Merger Agreement provides that the sole director of Merger Sub immediately prior to the Effective Time will be the initial and sole director of the Surviving Corporation, and the officers of the Surviving Corporation shall be the respective individuals who served as the officers of Merger Sub as of immediately prior to the Effective Time, in each case, until their respective successors are duly elected and qualified, or their earlier death, resignation or removal. The Surviving Corporation may engage former employees of Kezar as consultants. No such terms have been agreed upon. See “The Tender Offer—Section 7. Summary of the Merger Agreement and Certain Other Agreements—Governance of the Surviving Corporation.”
At the Effective Time, Merger Sub will be merged with and into Kezar, the separate existence of Merger Sub will cease, and Kezar will continue as the Surviving Corporation in the Merger. Kezar’s Shares will be delisted and will no longer be quoted on Nasdaq, and Kezar’s obligation to file periodic reports under the Exchange Act will be suspended, and Kezar will be privately held.
Except as disclosed in this Offer to Purchase, Parent and Merger Sub do not have any present plan or proposal that would result in the acquisition by any person of additional securities of Kezar, the disposition of securities of Kezar, an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving Kezar or any of its subsidiaries or the purchase, sale or transfer of a material amount of assets of Kezar or any of its subsidiaries.
3.	REPORTS, OPINIONS, APPRAISALS AND NEGOTIATIONS.
None of Parent, Merger Sub or the other Aurinia representatives engaged a financial advisor in connection with the Offer or the Merger.
4.	PRICE RANGE OF SHARES; DIVIDENDS.
According to Kezar’s Annual Report on Form 10-K for the year ending December 31, 2025, which was filed with the SEC on March 27, 2026, the Shares are traded on Nasdaq under the symbol “KZR.” Kezar has advised Parent that, as of the close of business on April 10, 2026, there were: (i) 7,387,701 Shares issued and outstanding;

(ii) no Shares held by Kezar in its treasury; (iii) 1,220,541 Shares subject to outstanding Company Options with a weighted-average exercise price of approximately $17.86 per Share, 334,800 of which were In-the-Money Options with a weighted-average exercise price of approximately $6.31 per Share; (iv) no Shares subject to outstanding Company Restricted Stock Unit Awards; (v) no Shares reserved for future issuance under the Company’s 2015 Equity Incentive Plan; (vi) 779,477 Shares reserved for future issuance under the Company’s 2018 Equity Incentive Plan; (vii) 295,581 Shares reserved for future issuance under the Company’s 2022 Inducement Plan; and (viii) 40,214 Shares reserved for future issuance under the Company’s 2018 Employee Stock Purchase Plan. The following table sets forth, for the quarters indicated, the high and low sales prices per Share on Nasdaq with respect to the years ended December 31, 2024 and 2025 and the current year.

Current Year	High	Low
First Quarter	$7.55	$6.03
Second Quarter	7.55	7.32

Year Ended December 31, 2025	High	Low
First Quarter	$6.93	$4.54
Second Quarter	5.00	3.62
Third Quarter	4.81	3.56
Fourth Quarter	6.40	3.53

Year Ended December 31, 2024	High	Low
First Quarter	$11.35	$7.97
Second Quarter	9.27	5.97
Third Quarter	8.26	5.20
Fourth Quarter	9.18	6.16

On April 10, 2026, the last full trading day prior to the date of this Offer to Purchase, the reported closing sales price per Share on The Nasdaq Global Select Market during normal trading hours was $7.37 per Share.
Kezar has never paid cash dividends on its Shares. Additionally, under the terms of the Merger Agreement, Kezar is not permitted to declare or pay any dividends on or make other distributions in respect of any of its capital stock. See “The Tender Offer—Section 10. Dividends and Distributions.” Stockholders are urged to obtain a current market quotation for the Shares.
5.	POSSIBLE EFFECTS OF THE OFFER ON THE MARKET FOR THE SHARES; NASDAQ LISTING; EXCHANGE ACT REGISTRATION AND MARGIN REGULATIONS.
Possible Effects of the Offer on the Market for the Shares. The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public. The purchase of Shares pursuant to the Offer can also be expected to reduce the number of holders of Shares. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price.
Nasdaq Listing. Depending on the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements for continued listing on Nasdaq. According to the published guidelines of The Nasdaq Stock Market, LLC, Nasdaq would consider disqualifying the Shares for listing on Nasdaq if, among other possible grounds: (i) the total number of holders of record and holders of beneficial interest, taken together, in the Shares falls below 400; (ii) the bid price for a Share over a 30 consecutive business day period is less than $1.00; or (iii) (A) Kezar has stockholders’ equity of less than $10 million, the number of publicly held Shares falls below 750,000, the market value of publicly held Shares over a 30 consecutive business day period is less than $5 million or there are fewer than two active and registered market makers in the Shares over a ten consecutive business day period; (B) the number of publicly held Shares falls below 1,100,000, the market value of publicly held Shares over a 30 consecutive business day period is less than $15 million, there are fewer than four active and registered market makers in the Shares over a ten consecutive business day period, or the market value of Kezar’s listed securities is less than $50 million over a 30 consecutive business day period; or (C) the number of publicly held shares falls below 1,100,000, the market value of publicly held Shares over a 30 consecutive business day period is less than $15 million, there are fewer than four active and registered market makers in the Shares over a ten consecutive business day period, or Kezar’s total assets and total revenue is less than $50 million each for the most recently completed fiscal year (or in two of the last three fiscal years). Nasdaq has instituted temporary waivers of certain listing rules, but there can be no guarantee as to if or when these rules will be reinstated.
Shares held by officers or directors of Kezar, or by any beneficial owner of more than 10% of the Shares, will not be considered as being publicly held for this purpose. According to Kezar, as of the close of business on April 10, 2026, there were: (i) 7,387,701 Shares issued and outstanding; (ii) no Shares held by Kezar in its treasury; (iii) 1,220,541 Shares subject to outstanding Company Options with a weighted-average exercise price of approximately $17.86 per Share, 334,800 of which were In-the-Money Options with a weighted-average exercise price of approximately $6.31 per Share; (iv) no Shares subject to outstanding Company Restricted Stock Unit Awards; (v) no Shares reserved for future issuance under the Company’s 2015 Equity Incentive Plan; (vi) 779,477 Shares reserved for future issuance under the Company’s 2018 Equity Incentive Plan; (vii) 295,581 Shares reserved for future issuance under the Company’s 2022 Inducement Plan; and (viii) 40,214 Shares reserved for future issuance under the Company’s 2018 Employee Stock Purchase Plan. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares are delisted from Nasdaq, the market for Shares will be adversely affected.
If Nasdaq were to delist the Shares, it is possible that the Shares would continue to trade on other securities exchanges or in the over-the-counter market and that price or other quotations for the Shares would be reported by other sources. The extent of the public market for such Shares and the availability of such quotations would depend, however, upon such factors as the number of stockholders and the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price.
Trading in the Shares will cease upon consummation of the Merger if trading has not ceased earlier as discussed above.
Exchange Act Registration. The Shares currently are registered under the Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be suspended by Kezar upon application to the SEC if the outstanding Shares are not listed on a “national securities exchange” and if there are fewer than 300 holders of record of Shares.
We intend to seek to cause Kezar to apply for suspension of registration of the Shares as soon as possible after consummation of the Offer if the requirements for suspension of registration are met. Suspension of registration of the Shares under the Exchange Act would reduce the information required to be furnished by Kezar to its stockholders and to the SEC and would make certain provisions of the Exchange Act (such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement or information statement in connection with stockholders’ meetings or actions in lieu of a stockholders’ meeting pursuant to Sections 14(a) and 14(c) under the Exchange Act and the related requirement of furnishing an Annual Report to stockholders) no longer applicable with respect to the Shares. In addition, if the Shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions would no longer be applicable to Kezar. Furthermore, the ability of “affiliates” of Kezar and persons holding “restricted securities” of Kezar to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Exchange Act were suspended, the Shares would no longer be eligible for continued inclusion on the Board of Governors of the Federal Reserve System’s (the “Federal Reserve Board”) list of “margin securities” or eligible for stock exchange listing.
If registration of the Shares is not suspended prior to the Merger, then the registration of the Shares under the Exchange Act will be suspended following completion of the Merger.
Margin Regulations. The Shares are currently “margin securities” under the regulations of the Federal Reserve Board, which has the effect, among other things, of allowing brokers to extend credit using such Shares as collateral. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer, the Shares may no longer constitute “margin securities” for the purposes of the margin regulations of the Federal Reserve Board, in which event the Shares would be ineligible as collateral for margin loans made by brokers.

6.	MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER AND THE MERGER.
The following summary describes the material U.S. federal income tax consequences generally applicable to Holders (as defined below) whose Shares are exchanged for the Cash Amount and CVRs in the Offer or Merger. This summary is for general information purposes only and is not tax advice. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations promulgated under the Code (“Treasury Regulations”), published rulings, administrative pronouncements and judicial decisions, all as in effect as of the date hereof and all of which are subject to change or differing interpretations, possibly with retroactive effect. Any such change could affect the continuing validity of this summary. This summary addresses only Holders who hold their Shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment) and does not address all of the U.S. federal income tax consequences that may be relevant to Holders in light of their particular circumstances or to certain types of Holders subject to special treatment under the Code, including pass-through entities (including S corporations, partnerships, or entities or arrangements treated as partnerships for U.S. federal income tax purposes) and partners or investors who hold their Shares through such entities, certain financial institutions, brokers, dealers or traders in securities or other persons that generally mark their securities to market for U.S. federal income tax purposes, insurance companies, expatriates (including former long term residents), mutual funds, real estate investment trusts, regulated investment companies, cooperatives, tax-exempt organizations (including private foundations), retirement plans, government organizations, controlled foreign corporations, passive foreign investment companies and investors therein, a corporation that accumulates earnings to avoid U.S. federal income tax, persons who are subject to any alternative minimum tax, persons who hold their Shares as part of a straddle, hedge, conversion, constructive sale, synthetic security, integrated investment, or other risk-reduction transaction for U.S. federal income tax purposes, U.S. Holders (as defined below) that have a functional currency other than the U.S. dollar, persons that own or have owned within the past five years (or are deemed to own or to have owned within the past five years) 5% or more of the outstanding Shares (except to the extent explicitly discussed under “—Tax Considerations for Non-U.S. Holders” below), stockholders who own (or are deemed to own) stock of Aurinia, Holders that exercise appraisal rights, Holders whose Shares are “qualified small business stock” within the meaning of Section 1202 of the Code or Shares to which the rollover provisions of Section 1045 of the Code apply, and persons who acquired their Shares in compensatory transactions, including upon the vesting, exercise, settlement or cancellation of Company Options or Company Restricted Stock Unit Awards in connection with the Merger or otherwise as compensation. This summary does not address any U.S. federal estate, gift, or other non-income tax consequences, the effects of the Medicare contribution tax on net investment income, the special tax accounting rules under Section 451(b) of the Code, or any state, local, or non-U.S. tax consequences.
As used in this summary, the term “U.S. Holder” means a beneficial owner of Shares that is: (i) an individual who is a citizen or resident of the United States for U.S. federal income tax purposes; (ii) a corporation, or other entity classified as a corporation for U.S. federal income tax purposes, that is created or organized in or under the laws of the United States or any state thereof or the District of Columbia; (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more “U.S. persons” (within the meaning of Section 7701(a)(30) of the Code) has the authority to control all substantial decisions of the trust or (B) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.
As used in this summary, the term “Non-U.S. Holder” means a beneficial owner of Shares that is neither a U.S. Holder nor a partnership or other pass-through entity for U.S. federal income tax purposes, and the term “Holder” or “Holders” means a U.S. Holder or a Non-U.S. Holder, as applicable.
If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) exchanges Shares for the Cash Amount and CVRs pursuant to the Offer or the Merger, the tax treatment of a partner in the partnership generally will depend upon the status of the partner, the activities of the partnership, and certain determinations made at the partner level. The partnership and partners of the partnership holding Shares should consult their tax advisors regarding the particular tax consequences of exchanging Shares for the Cash Amount and CVRs pursuant to the Offer or the Merger applicable to them.

We have not sought, and do not expect to seek, a ruling from the IRS or any opinion of counsel as to any U.S. federal income tax consequence described herein, and no assurance can be given that the IRS will not take a position contrary to the discussion below, or that a court will not sustain any challenge by the IRS in the event of litigation.
Holders are urged to consult their tax advisors to determine the tax consequences to them of exchanging Shares for the Cash Amount and CVRs pursuant to the Offer or the Merger in light of their particular circumstances.
TAX CONSIDERATIONS FOR U.S. HOLDERS
The exchange of Shares for the Cash Amount and CVRs pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. The amount of gain or loss a U.S. Holder recognizes, and the timing and character of a portion of such gain or loss, depends in part on the U.S. federal income tax treatment of the CVRs, with respect to which there is a significant amount of uncertainty. The installment method of reporting any gain attributable to the receipt of a CVR generally will not be available with respect to the disposition of Shares pursuant to the Offer or the Merger because the Shares are traded on an established securities market.
There is no legal authority directly addressing the U.S. federal income tax treatment of the receipt of the CVRs or payments received thereunder in connection with the Offer or the Merger. The receipt of the CVRs as part of the Offer or the Merger consideration might be treated as a “closed transaction” or as an “open transaction” for U.S. federal income tax purposes, or in some other manner, and such questions are inherently factual in nature. Accordingly, U.S. Holders are urged to consult with their tax advisors regarding this issue.
Pursuant to Treasury Regulations addressing contingent payment obligations analogous to the CVRs, if the fair market value of the CVR is “reasonably ascertainable,” a U.S. Holder should treat the transaction as a “closed transaction” and treat the fair market value of the CVRs as part of the consideration received in the Offer or the Merger for purposes of determining gain or loss. On the other hand, if the fair market value of the CVRs cannot be reasonably ascertained, a U.S. Holder may treat the transaction as an open transaction for purposes of determining gain or loss. These Treasury Regulations state that only in “rare and extraordinary” cases would the value of contingent payment obligations not be reasonably ascertainable. As noted above, there is no authority directly addressing whether contingent payment rights with characteristics similar to the rights under a CVR should be treated as “open transactions” or “closed transactions,” and such question is inherently factual in nature. The CVRs also may be treated as contract rights, debt instruments or deferred payment contract rights for U.S. federal income tax purposes, which would affect the amount, timing, and character of any gain, income or loss with respect to the CVRs. We urge you to consult your tax advisor with respect to the proper characterization of the receipt of, and payments made with respect to, a CVR.
We intend to treat the receipt of the CVRs as a closed transaction and payments received pursuant to the CVRs as amounts realized on the disposition (or partial disposition) of the CVRs. However, we cannot express a definitive conclusion as to the U.S. federal income tax treatment of receipt of the CVRs or receipt of any payment pursuant to the CVRs, and no opinion of counsel or ruling has been or will be sought from the IRS regarding the tax treatment of the CVRs and payments received pursuant to the CVRs. As a result, we cannot give any assurance that the IRS would not assert, or that a court would not sustain, a position contrary to this treatment. In such event, the tax consequences of the receipt of CVRs and/or payments with respect to the CVRs could differ materially from those summarized below (including, potentially, a portion or all of payments made with respect to the CVRs giving rise to ordinary income, rather than capital gain).
Treatment as a Closed Transaction. If the receipt of a CVR is part of a closed transaction, a U.S. Holder generally would recognize capital gain or loss on a sale of Shares for the Offer Price pursuant to the Offer or an exchange of Shares for the Offer Price pursuant to the Merger, in an amount equal to the difference, if any, between: (i) the sum of the Cash Amount received plus the fair market value (determined as of the closing of the Offer or the Effective Time, as the case may be) of any CVRs received; and (ii) the U.S. Holder’s adjusted tax basis in the Shares sold or exchanged. Gain or loss generally would be calculated separately for each block of Shares (that is, Shares acquired at the same cost in a single transaction) tendered pursuant to the Offer or exchanged for the Offer Price pursuant to the Merger. Any capital gain or loss recognized will be long-term capital gain or loss if the U.S. Holder’s holding period for such Shares exceeds one year. The deductibility of capital losses is subject to limitations.
A U.S. Holder’s initial tax basis in a CVR received in either the Offer or the Merger would equal the fair market value of such CVR (determined as of the closing of the Offer or the Effective Time, as the case may be) as determined for U.S. federal income tax purposes. The holding period for a CVR would begin on the day following the date of the closing of the Offer or the Effective Time, as the case may be. The proper method to determine the fair market value of a CVR is not clear and various factors would need to be considered in making the determination. We intend to cooperate with the Paying Agent to send to each U.S. Holder an IRS Form 1099-B reflecting our determination of the fair market value of the CVRs issued in the Offer or Merger. Such determination is not binding on the IRS as to the stockholder’s tax treatment or the fair market value of the CVRs, and each Holder should be aware that the IRS may challenge the fair market value of the CVRs reported by such Holder.
As noted above, there is no authority directly addressing the U.S. federal income tax treatment of contingent payment rights with characteristics similar to the rights under the CVRs, and, therefore, the amount, timing and character of any gain, income or loss with respect to the CVRs is uncertain. For example, payments with respect to the CVRs could be treated as payments with respect to a sale or exchange of a capital asset or as giving rise to ordinary income. It is also possible that, were a payment to be treated as being with respect to the sale of a capital asset, a portion of such payment would constitute imputed interest, as described below. We intend to treat any payment received by a U.S. Holder in respect of such CVRs (except to the extent any portion of such payment is required to be treated as imputed interest, as described below) as an amount realized on the disposition of the CVR by the U.S. Holder. Assuming that this method of reporting is correct, a U.S. Holder should recognize gain or loss equal to the difference between such payment (less any portion of such payment required to be treated as imputed interest, as described below) and the U.S. Holder’s adjusted tax basis in the CVR. The gain or loss should be long-term capital gain or loss if the U.S. Holder has held the CVR for more than one year at the time of such payment. Additionally, a U.S. Holder may recognize capital loss to the extent of any remaining basis after the expiration of any right to cash payments under such U.S. Holder’s CVR. The deductibility of capital losses is subject to limitations.
Treatment as an Open Transaction. If the receipt of a CVR pursuant to the Offer or the Merger is treated under the open transaction method of accounting for U.S. federal income tax purposes, the fair market value of the CVR will not be treated as additional consideration for the Shares at the time the CVR is received, and the U.S. Holder will not have any tax basis in the CVR. Instead, the U.S. Holder will take payments pursuant to the CVRs into account when received or accrued, in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes. Generally, a portion of such payments will be treated as imputed interest, as described in more detail below, and the balance as additional consideration recognized in exchange for the Shares.
If the receipt of a CVR is part of an open transaction then, although not entirely clear, the sum of the Cash Amount received for a U.S. Holder’s Shares and the portion of the payments pursuant to the CVR that is not treated as imputed interest will generally be applied first against a U.S. Holder’s adjusted tax basis in the Shares and any excess treated as gain. A U.S. Holder will recognize capital loss with respect to a Share to the extent that the holder’s adjusted tax basis in such Share exceeds the sum of the Cash Amount received for a U.S. Holder’s Shares and the cash received pursuant to the CVR that is not treated as imputed interest, although it is possible that such U.S. Holder may not be able to recognize such loss until the resolution of all contingencies under the CVRs or possibly until such U.S. Holder’s abandonment of the U.S. Holder’s CVR. Any such capital gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period in the Share exceeds one year. The deductibility of capital losses is subject to limitations. Gain or loss generally will be determined separately for each block of Shares (that is, Shares of the same class acquired at the same cost on the same day) exchanged pursuant to the Offer or the Merger.
Imputed Interest. A portion of any payments pursuant to the CVRs that are made more than six months after the closing of the Offer or the Effective Time, as the case may be, may be treated as imputed interest, which would be ordinary income to the U.S. Holder of a CVR. The portion of any payment made with respect to a CVR treated as imputed interest under Section 483 of the Code will be determined at the time such payment is made and generally should equal the excess of: (i) the amount of the payment in respect of the CVRs; over (ii) the present value of such amount as of the closing of the Offer or the Effective Time, as the case may be, calculated using the applicable federal rate as the discount rate. The applicable federal rate is published monthly by the IRS. A U.S. Holder must include in its taxable income interest imputed pursuant to Section 483 of the Code (if any) using such U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.
U.S. Holders are urged to consult their tax advisors with respect to the proper characterization of the CVRs and the tax considerations thereof (including any future payments made under the CVRs).

TAX CONSIDERATIONS FOR NON-U.S. HOLDERS
Subject to the discussion under “Information Reporting, Backup Withholding and FATCA” below, any gain realized by a Non-U.S. Holder upon the tender of Shares pursuant to the Offer or the exchange of Shares pursuant to the Merger, as the case may be, generally will not be subject to U.S. federal income tax unless:
•
the gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder (and, if an applicable income tax treaty so provides, is also attributable to a permanent establishment or fixed base maintained by such Non-U.S. Holder in the United States), in which case the Non-U.S. Holder generally will be taxed in the same manner as a U.S. Holder (as described above under “Tax Considerations for U.S. Holders”), except that if the Non-U.S. Holder is a foreign corporation, an additional branch profits tax may apply at a rate of 30% (or a lower applicable income tax treaty rate);

•
the Non-U.S. Holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the closing of the Offer or the Effective Time, as the case may be, and certain other conditions are met, in which case the Non-U.S. Holder may be subject to a 30% U.S. federal income tax (or lower rate under an applicable income tax treaty) on such gain (net of certain U.S. source losses, provided that the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses); or

•
(i) Kezar is or has been a “United States real property holding corporation” (“USRPHC”) for U.S. federal income tax purposes at any time during the shorter of (A) the five-year period ending on the date of the Offer or the Merger or (B) the period during which the Non-U.S. Holder held Shares, and (ii), if Shares are regularly traded on an established securities market (within the meaning of Section 897(c)(3) of the Code), such Non-U.S. Holder owns directly, or is deemed to own pursuant to attribution rules more than 5% of the Shares at any time during the relevant period, in which case such gain will be subject to U.S. federal income tax at rates generally applicable to U.S. persons (as described in the first bullet point above), except that the branch profits tax will not apply. Although there can be no assurances in this regard, Kezar believes that it is not, and has not been, a USRPHC at any time during the five-year period preceding the Offer and the Merger.

Generally, if payments are made to a Non-U.S. Holder with respect to a CVR, such Non-U.S. Holder may be subject to withholding at a rate of 30% (or a lower applicable income tax treaty rate) on the portion of any such payments treated as imputed interest (as discussed above under “Tax Considerations for U.S. Holders—Imputed Interest”), unless such Non-U.S. Holder establishes its entitlement to exemption from or a reduced rate of withholding under an applicable income tax treaty by providing the appropriate documentation (generally, IRS Form W-8BEN or W-8BEN-E or other applicable IRS Form W-8) to the applicable withholding agents. As discussed above, the tax treatment of the CVRs is unclear, and it is possible that the Depositary and Paying Agent or other withholding agent may withhold additional amounts on payments with respect to the CVRs.
Amounts treated as imputed interest that are effectively connected with a Non-U.S. Holder’s conduct of a trade or business in the United States and, if required by an applicable income tax treaty, are attributable to a permanent establishment in the United States, are generally taxed in the manner applicable to U.S. Holders, as described above. In such cases, the Non-U.S. Holder will not be subject to withholding so long as such Non-U.S. Holder complies with applicable certification and disclosure requirements. In addition, interest received by a non-U.S. corporation that is effectively connected with the conduct of a trade or business in the United States may be subject to a branch profits tax at a 30% rate, or a lower rate specified in an applicable income tax treaty.
If any amounts withheld exceed the Non-U.S. Holder’s U.S. federal income tax liability, such Non-U.S. Holder may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS.
Non-U.S. Holders are urged to consult their tax advisors regarding the particular tax consequences to them of exchanging Shares in the Offer or the Merger, including the application of the 30% U.S. federal withholding tax, their potential eligibility for a reduced rate of, or exemption from, such withholding tax, and their potential eligibility for, and procedures for claiming, a refund of any such withholding tax.
INFORMATION REPORTING, BACKUP WITHHOLDING AND FATCA
Information reporting generally will apply to payments to a Holder pursuant to the Offer or the Merger (including payments with respect to a CVR), unless such Holder is an entity that is exempt from information reporting and, when required, properly demonstrates its eligibility for exemption. Any payment to a U.S. Holder that is subject to information reporting generally will also be subject to backup withholding, unless such U.S. Holder: (i) provides the appropriate documentation (generally, IRS Form W-9) to the applicable withholding agent certifying that, among other things, its taxpayer identification number is correct, or otherwise establishes an exemption; and (ii) with respect to payments under the CVRs, provides the rights agent with the certification documentation in clause (i) of this sentence or otherwise establishes an exemption from backup withholding tax.
The information reporting and backup withholding rules that apply to payments to a Holder pursuant to the Offer and Merger generally will not apply to payments to a Non-U.S. Holder if such Non-U.S. Holder certifies under penalties of perjury that it is not a U.S. person (generally by providing an IRS Form W-8BEN, IRS Form W-8BEN-E or other applicable IRS Form W-8) or otherwise establishes an exemption. Non-U.S. Holders should consult their tax advisors to determine which IRS Form W-8 is appropriate. Certain Holders (including corporations) generally are not subject to backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability if the required information is properly and timely furnished by such U.S. Holder to the IRS.
As discussed above, we intend to send to each U.S. Holder an IRS Form 1099-B treating the Offer or the Merger, as applicable, as a “closed transaction” for U.S. federal income tax purposes. Tax information provided on IRS Form 1099-B to a U.S. Holder and the IRS for the year of the Offer or the Merger, as applicable, may reflect only the cash amounts paid to the U.S. Holder in the Offer or the Merger, and not the fair market value of the CVRs. Accordingly, a U.S. Holder that treats the Offer or the Merger as a “closed transaction” for U.S. federal income tax purposes may receive an IRS Form 1099-B reporting an amount that is less than the amount such U.S. Holder will realize in the year of the Offer or the Merger, as applicable. In addition, any IRS Form 1099 that a U.S. Holder receives with respect to the future payments pursuant to its CVRs may reflect the entire amount of such payments made to the U.S. Holder (other than the amount treated as imputed interest), and therefore may not take into account the fact that the U.S. Holder already included the value of such payments in such U.S. Holder’s amount realized in the year of the Offer or the Merger, as applicable. As a result, U.S. Holders reporting under the “closed transaction” method should not necessarily rely on the amounts reported to them on IRS Forms 1099-B with respect to the Offer or the Merger, as applicable. U.S. Holders are urged to consult their tax advisors regarding how to accurately report their income under the “closed transaction” method or the “open transaction” method in their particular circumstances.
Under Section 1471 to 1474 of the Code, related U.S. Treasury guidance and related intergovernmental agreements (“FATCA”), the Depositary and Paying Agent or another applicable withholding agent will be required to withhold tax at a rate of 30% on payments of amounts treated as interest pursuant to U.S. federal income tax law (or possibly the entire CVR payment depending on the U.S. federal income tax treatment of the CVRs) to any Non-U.S. Holder that fails to meet prescribed certification requirements. In general, no such withholding will be required with respect to a person that timely provides certifications that establish an exemption from FATCA withholding on a valid IRS Form W-8. A Non-U.S. Holder may be able to claim a credit or refund of the amount withheld under certain circumstances. Under proposed Treasury Regulations, FATCA withholding would no longer apply to payments that are treated as gross proceeds from the sale or other disposition of property of a type that can generate U.S. source interest or dividends, including the Shares. The preamble to the proposed Treasury Regulations states that taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued. Each Non-U.S. Holder should consult its tax advisor regarding the application of FATCA to the CVRs.
THE FOREGOING SUMMARY DOES NOT PURPORT TO BE A COMPLETE DISCUSSION OF THE POTENTIAL TAX CONSEQUENCES OF THE OFFER OR THE MERGER OR THE OWNERSHIP OF CVRS. EACH HOLDER SHOULD CONSULT ITS TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. INCOME, ESTATE AND OTHER TAX CONSIDERATIONS RELATING TO THE OFFER AND MERGER IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES. THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES TO HOLDERS OR BENEFICIAL OWNERS OF COMPANY OPTIONS, COMPANY RESTRICTED STOCK UNIT AWARDS, OR SETTLED RSU COMPANY COMMON STOCK OF PARTICIPATING IN THE OFFER OR THE MERGER ARE NOT DISCUSSED HEREIN, AND SUCH HOLDERS OR BENEFICIAL OWNERS OF COMPANY OPTIONS, COMPANY RESTRICTED STOCK UNIT AWARDS OR SETTLED RSU COMPANY COMMON STOCK ARE STRONGLY ENCOURAGED TO CONSULT THEIR TAX ADVISORS REGARDING SUCH TAX CONSEQUENCES. NOTHING IN THIS SUMMARY IS INTENDED TO BE, OR SHOULD BE CONSTRUED AS, TAX ADVICE.

THE TENDER OFFER
1.	TERMS OF THE OFFER.
Upon the terms and subject to the prior satisfaction or waiver of the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), we will accept for payment, purchase and pay for all Shares validly tendered prior to the expiration of the Offer, and not properly withdrawn in accordance with the procedures set forth in “The Tender Offer—Section 4. Withdrawal Rights.” The Offer will expire at one minute after 11:59 p.m. Eastern Time on May 8, 2026, unless extended in accordance with the terms of the Merger Agreement, in which event the term “Expiration Date” will mean the date to which the Expiration Date of the Offer is so extended.
Purchaser is making the Offer to acquire all outstanding Shares of Kezar for the following, all upon the terms and subject to the conditions described in this Offer to Purchase and in the related Letter of Transmittal: (i) $6.955 per Share in cash (the “Cash Amount”); and (ii) one nontransferable contractual contingent value right for each Share (each, a “CVR”, and each CVR together with the Cash Amount, the “Offer Price”) which represents the right to receive one or more contingent cash payments equal to a pro rata share of the following, each pursuant to the CVR Agreement and collectively, the “CVR Proceeds”:
(A)	“Net Cash Excess” means 100% of the amount by which Final Net Cash exceeds $50,000,000.
(B)
“Legacy Asset Milestone and Royalty Proceeds” If the Initiation of a Clinical Study occurs by the second (2nd) anniversary of the Closing Date, then, during the 10-year period following the Closing Date, CVR holders will be entitled to receive, without duplication, a pro rata share of cash payments upon the occurrence of each of the following events, in each case with respect to such product candidate or another product candidate derived from the Legacy Assets:

a.	“Legacy Asset Milestones” shall mean:
1.
$500,000 upon the first dosing of the first patient enrolled after the tenth (10th) patient in a Phase 2 or Phase 3 clinical trial of a product candidate derived from the Legacy Assets, where such patient is not required to undergo 24-hour in-unit monitoring;

2.	$5,000,000 upon submission of a new drug application (“NDA”) to the FDA;
3.	$12,500,000 upon NDA approval;
4.	$20,000,000 if Legacy Asset Net Sales (as defined in the CVR Agreement) are equal to or greater than $500,000,000 in any calendar year; and
5.	$50,000,000 if Legacy Asset Net Sales are equal to or greater than $1,000,000,000 in any calendar year.
b.	“Legacy Asset Royalty” shall mean royalty payments in the amount of 3% of the aggregate Legacy Asset Net Sales (as defined in the CVR Agreement).
During the period commencing on the Closing and ending on the earlier of (i) the first (1st) anniversary of the Closing and (ii) Parent’s decision to seek a Legacy Asset Transaction Agreement (the “Development Period”), Parent shall, and shall cause its Affiliates (including Kezar) to, use commercially reasonable efforts to develop a product candidate derived from the Legacy Assets, including by using commercially reasonable efforts to effect the Initiation of a Clinical Study. If Parent has not effected the Initiation of a Clinical Study during the Development Period, then, during the period commencing at the end of the Development Period and ending on the second (2nd) anniversary of the Closing, Parent shall, and shall cause its Affiliates (including Kezar) to, use commercially reasonable efforts to enter into one or more Legacy Asset Transaction Agreements; provided that this sentence shall not restrict Parent from effecting the Initiation of a Clinical Study at any time prior to the second (2nd) anniversary of the Closing.
(C)
“Legacy Asset Transaction Proceeds” means 90% of the Net Proceeds, if any, Parent receives during the 10-year period following the Closing Date from a Legacy Asset Transaction Agreement that is entered into during the 2-year period following the Closing Date.

(D)	“Everest Collaboration Proceeds” means 90% of the Net Proceeds, if any, Parent receives during the 10-year period following the Closing Date arising out of the Everest Collaboration.

(E)	“Enodia Proceeds” means 100% of the Net Proceeds, if any, Parent receives during the 10-year period following the Closing Date arising out of the Enodia Asset Purchase Agreement.
Subject to the terms of the Merger Agreement and the CVR Agreement, the Offer Price will be paid without interest.
As noted in the Summary Term Sheet, there is a risk that you may receive no payments under the CVRs. Therefore, in making a decision to tender your Shares, you should understand that if the CVR does not generate any payments, the only consideration that you would receive is the Cash Amount of $6.955 per Share that is being offered pursuant to the Offer. You should base your tender decision solely on the Cash Amount as it may be the only consideration you receive in the Offer. On April 10, 2026, the last full trading day prior to the date of this Offer to Purchase, the closing price of Kezar’s common stock as reported on The Nasdaq Global Select Market was $7.37 per Share.
The Offer is conditioned upon the satisfaction of the Minimum Tender Condition and the other conditions described in “The Tender Offer—Section 9. Conditions of the Offer.” We may terminate the Offer without purchasing any Shares if certain events described in “The Tender Offer—Section 7. Summary of the Merger Agreement and Certain Other Agreements—Summary of the Merger Agreement—Termination” occur.
Purchaser expressly reserves the right, in its sole discretion, to: (i) waive, in whole or in part, any Offer Condition (including the Minimum Closing Net Cash Condition), other than the Minimum Tender Condition or the Termination Condition; and/or (ii) modify the terms of the Offer in any manner not inconsistent with the Merger Agreement, except that Kezar’s consent is required for Purchaser to:
(A)	reduce the number of Kezar Shares subject to the Offer;
(B)	reduce the Offer Price;
(C)	waive, amend or modify the Termination Condition;
(D)	add to the Offer Conditions or impose any other conditions on the Offer or amend, modify or supplement any Offer Condition in any manner adverse to the holders of Kezar Shares;
(E)	other than as provided in the Merger Agreement, terminate, or extend or otherwise amend or modify the expiration date of, the Offer;
(F)	change the form or terms of consideration payable in the Offer;
(G)	otherwise amend, modify or supplement any of the terms of the Offer in any manner adverse to the holders of Kezar Shares; or
(H)	provide any “subsequent offering period” in accordance with Rule 14d-11 of the Exchange Act.
Upon the terms and subject to the satisfaction or waiver of the conditions of the Offer and the Merger Agreement, including the Minimum Tender Condition, Purchaser will accept for payment and thereafter pay for all Shares validly tendered and not properly withdrawn pursuant to the Offer promptly after the Expiration Date. The Offer will not permit Shares to be tendered pursuant to guaranteed delivery procedures; provided that Shares may be tendered pursuant to guaranteed delivery procedures that have not yet been ‘received’ by the ‘depositary,’ as such terms are defined by Section 251(h) of the DGCL.
If, on or before the Expiration Date, we increase the consideration being paid for Shares accepted for payment in the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased in the Offer, whether or not such Shares were tendered before the announcement of the increase in consideration. We also expressly reserve the right to modify the terms of the Offer, subject to compliance with the Exchange Act, the Merger Agreement and the restrictions identified in paragraphs (A) through (H) above.
The Merger Agreement provides that, unless the Merger Agreement has been validly terminated in accordance with its terms, (A) Purchaser may elect to (and if so requested by Kezar, Purchaser shall) extend the Offer for one or more consecutive increments of such duration as requested by Kezar (or if not so requested by Kezar, as determined by Parent), but not more than 10 business days each (or for such longer period as may be agreed to by Parent and Kezar), if at the scheduled Expiration Date of the Offer (i) any of the Offer Conditions (as set forth in “The Tender Offer—Section 9. Conditions of the Offer”) shall not have been satisfied or waived, until such time as such conditions shall have been satisfied or waived or (ii) the determination of the Closing Net Cash and the resolution of any dispute thereof has not been finalized in accordance with the terms of the Merger Agreement, and (B) Purchaser shall extend the Offer for the minimum period required by any rule, regulation or interpretation or position of the SEC or the staff thereof or Nasdaq, in each case that are applicable to the Offer; provided that Purchaser shall not, and shall not be required to, extend the Offer beyond 11:59 p.m., Eastern Time, on June 28, 2026 (the “Outside Date”).
See “The Tender Offer—Section 7. Summary of the Merger Agreement and Certain Other Agreements.”
Except as set forth above, there can be no assurance that we will be required under the Merger Agreement to extend the Offer. During any extension of the initial offering period pursuant to the paragraphs above, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to withdrawal rights. See “The Tender Offer—Section 4. Withdrawal Rights.”
Without Kezar’s consent, there will not be a subsequent offering period for the Offer.
If, subject to the terms of the Merger Agreement, we make a material change in the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-3(b)(1), 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act or otherwise. The minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or the information concerning the tender offer, other than a change in the consideration offered or a change in the percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. With respect to a change in the consideration offered or a change in the percentage of securities sought, a tender offer generally must remain open for a minimum of 10 business days following the disclosure of such change to stockholders to allow for adequate disclosure to stockholders.
We expressly reserve the right, in our sole discretion, subject to the terms and upon the conditions of the Merger Agreement and the applicable rules and regulations of the SEC, to not accept for payment any Shares if, at the expiration of the Offer, any of the conditions to the Offer set forth in “The Tender Offer—Section 9. Conditions of the Offer” have not been satisfied. Under certain circumstances, Parent and Merger Sub may terminate the Merger Agreement and the Offer.
Any extension, waiver or amendment of the Offer or termination of the Offer will be followed, as promptly as practicable, by public announcement thereof, such announcement in the case of an extension to be issued not later than 9:00 a.m. Eastern Time on the next business day after the Expiration Date in accordance with the public announcement requirements of Rules 14d-3(b)(1), 14d-4(d) and 14e-1(d) under the Exchange Act. Without limiting our obligation under such rule or the manner in which we may choose to make any public announcement, we currently intend to make announcements by issuing a press release to Business Wire (or such other national media outlet or outlets we deem prudent) and making any appropriate filing with the SEC.
Promptly following the purchase of Shares in the Offer, we expect to complete the Merger without a vote of the stockholders of Kezar pursuant to Section 251(h) of the DGCL.
Kezar has agreed to provide us with its list of stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on Kezar’s stockholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Shares.
2.	ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.
Subject to the satisfaction or waiver of all the conditions to the Offer set forth in “The Tender Offer—Section 9. Conditions of the Offer,” we will promptly after the Expiration Date irrevocably accept for payment all Shares tendered (and not validly withdrawn) pursuant to the Offer and, as promptly as practicable after the expiration of the Offer and, in any event, no more than three (3) business days after the expiration of the Offer, pay for such Shares.
In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary and Paying Agent of: (i) certificates (if any) representing such Shares or confirmation of the book-entry transfer of such Shares into the Depositary and Paying Agent’s account at DTC pursuant to the procedures set forth in “The Tender Offer—Section 3. Procedures for Tendering Shares;” (ii) a Letter of Transmittal, properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (as defined below) in lieu of the Letter of Transmittal); and (iii) any other documents required by the Letter of Transmittal or any other customary documents required by Depositary and Paying Agent. See “The Tender Offer—Section 3. Procedures for Tendering Shares.”
For purposes of the Offer, if and when Purchaser gives written notice to the Depositary and Paying Agent of its acceptance for payment of such Shares pursuant to the Offer, then Purchaser has accepted for payment and thereby purchased Shares validly tendered and not properly withdrawn pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary and Paying Agent, which will act as agent for the tendering stockholders for purposes of receiving payments from us and transmitting such payments to the tendering stockholders. Under no circumstances will interest be paid on the Offer Price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.
If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased Shares will be returned (or new certificates for the Shares not tendered will be sent), without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary and Paying Agent’s account at DTC pursuant to the procedures set forth in “The Tender Offer—Section 3. Procedures for Tendering Shares,” such Shares will be credited to an account maintained with DTC) promptly following expiration or termination of the Offer.
3.	PROCEDURES FOR TENDERING SHARES.
Valid Tender of Shares. To validly tender Shares pursuant to the Offer, a properly completed and duly executed Letter of Transmittal in accordance with the instructions of the Letter of Transmittal, with any required signature guarantees, or an Agent’s Message (as defined below) in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal and any other customary documents required by the Depositary and Paying Agent, must be received by the Depositary and Paying Agent at one of its addresses set forth on the back cover of this Offer to Purchase prior to the expiration of the Offer and either: (i) certificates (if any) representing Shares tendered must be delivered to the Depositary and Paying Agent; or (ii) such Shares must be properly delivered pursuant to the procedures for book-entry transfer described below and a confirmation of such delivery received by the Depositary and Paying Agent (which confirmation must include an Agent’s Message (as defined below)), in each case, prior to the Expiration Date. The term “Agent’s Message” means a message, transmitted by DTC to, and received by, the Depositary and Paying Agent and forming a part of a Book-Entry Confirmation (as defined below), which states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares which are the subject of such Book-Entry Confirmation (as defined below) that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against the participant.
Book-Entry Transfer. The Depositary and Paying Agent will take steps to establish and maintain an account with respect to the Shares at DTC for purposes of the Offer. Any financial institution that is a participant in DTC’s systems may make a book-entry transfer of Shares by causing DTC to transfer such Shares into the Depositary and Paying Agent’s account in accordance with DTC’s procedures for such transfer. An Agent’s Message in lieu of the Letter of Transmittal must, in any case, be transmitted to and received by the Depositary and Paying Agent at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date. The confirmation of a book-entry transfer of Shares into the Depositary and Paying Agent’s account at DTC as described above is referred to herein as a “Book-Entry Confirmation.”
Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the Depositary and Paying Agent.
Signature Guarantees. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of a recognized Medallion Program approved by the Securities Transfer Association, Inc., including the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program and the Stock Exchanges Medallion Program (each, an “Eligible Institution”).

Signatures on a Letter of Transmittal need not be guaranteed: (i) if the Letter of Transmittal is signed by the registered owner(s) of Shares tendered therewith and such registered owner has not completed the box entitled “Special Payment Instructions” on the Letter of Transmittal; or (ii) if such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares or book-entry shares not tendered or not accepted for payment are to be issued to a person other than the registered owner of the certificates surrendered, then signature(s) must be guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.
If certificates representing Shares are forwarded separately to the Depositary and Paying Agent, a properly completed and duly executed Letter of Transmittal must accompany each delivery of certificates.
THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. DELIVERY OF ALL SUCH DOCUMENTS WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT ALL SUCH DOCUMENTS BE SENT BY PROPERLY INSURED REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.
Other Requirements. Purchaser will pay for Shares tendered (and not validly withdrawn) pursuant to the Offer only after timely receipt by the Depositary and Paying Agent of: (i) certificates (if any) for (or a timely Book-Entry Confirmation with respect to) such Shares; (ii) a Letter of Transmittal, properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal); and (iii) any other documents required by the Letter of Transmittal or any other customary documents required by the Depositary and Paying Agent. Accordingly, tendering stockholders will not be paid at different times depending upon when certificates (if any) for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary and Paying Agent. Under no circumstances will Purchaser pay interest on the purchase price of Shares, regardless of any extension of the Offer or any delay in making such payment. If your Shares are held in street name (i.e., through a broker, dealer, commercial bank, trust company or other nominee), your Shares can be tendered by your nominee by book-entry transfer through the Depositary and Paying Agent.
Binding Agreement. Our acceptance for payment of Shares tendered pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer.
Appointment as Proxy. By executing and delivering a Letter of Transmittal as set forth above (or, in the case of a book-entry transfer, by delivery of an Agent’s Message in lieu of a Letter of Transmittal), the tendering stockholder irrevocably appoints Purchaser’s designees as such stockholder’s proxies, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for payment by us and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of the Merger Agreement. All such proxies and powers of attorney will be considered coupled with an interest in the tendered Shares. Such appointment is effective when, and only to the extent that, we accept for payment Shares tendered by such stockholder as provided herein. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such stockholder will be revoked, and no subsequent powers of attorney, proxies and consents may be given (and, if given, will not be deemed effective). Our designees will, with respect to the Shares or other securities and rights for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they, in their sole discretion, may deem proper at any annual, special, adjourned or postponed meeting of the stockholders of Kezar, by written consent in lieu of any such meeting or otherwise. We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon our payment for such Shares we must be able to exercise full voting, consent and other rights to the extent permitted under applicable law with respect to such Shares and other securities, including voting at any meeting of stockholders or executing a written consent concerning any matter.
Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by us in our sole and absolute discretion (which may delegate power in whole or in part to the Depositary and Paying Agent), which determination will be final and binding, subject to the rights of the tendering holders of Shares to challenge our determination in a court of competent jurisdiction. Purchaser reserves the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance for payment of or payment for which may, in our opinion, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of any other stockholder. No tender of Shares will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived. None of Parent, Merger Sub or any of their respective affiliates or assigns, the Depositary and Paying Agent, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto and any other documents related to the Offer) will be final and binding, subject to the rights of the tendering holders of Shares to challenge our determination in a court of competent jurisdiction.
Information Reporting and Backup Withholding. Payments made in the Offer or the Merger generally will be subject to information reporting and may be subject to backup withholding of U.S. federal income tax (currently at a rate of 24%). To avoid backup withholding, any owner of Shares that is a “United States person” (as defined under Section 7701(a)(30) of the Code) (a “U.S. person”) that does not otherwise establish an exemption from U.S. federal backup withholding should complete and return the Internal Revenue Service (“IRS”) Form W-9 included in the Letter of Transmittal, certifying that such stockholder is a U.S. person, that the taxpayer identification number provided therein is correct, and that such stockholder is not subject to backup withholding. Any owner of Shares that is not a U.S. person should submit an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable IRS Form W-8) attesting to such owner’s exempt foreign status in order to qualify for an exemption from information reporting and backup withholding. Information disclosed on an applicable IRS Form may be disclosed to the local tax authorities of the non-US person under an applicable income tax treaty or an information exchange agreement. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund from the IRS or a credit against a stockholder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS. If backup withholding applies and results in an overpayment of tax, a refund can generally be obtained by the stockholder timely filing a U.S. federal income tax return.
We are entitled to deduct and withhold from any amounts payable pursuant to the Offer or the Merger such amounts required to be deducted and withheld under the Code or any other tax law. For example, Non-U.S. Holders may be subject to potential withholding in certain circumstances in addition to backup withholding described above. See “Special Factors—Section 6. Material U.S. Federal Income Tax Consequences of the Offer and the Merger” for a more detailed discussion of potential withholding.
4.	WITHDRAWAL RIGHTS.
Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offer are irrevocable. However, a stockholder has withdrawal rights that are exercisable until the expiration of the Offer (i.e., at any time prior to one minute after 11:59 p.m. Eastern Time on May 8, 2026), or in the event the Offer is further extended, on such date and time to which the Offer is extended. In addition, pursuant to Section 14(d)(5) of the Exchange Act, Shares may be withdrawn at any time after June 12, 2026, which is the 60th day after the date of the commencement of the Offer, unless prior to that date Purchaser has accepted for payment the Shares validly tendered in the Offer.
For a withdrawal of Shares to be effective, a written transmission notice of withdrawal must be timely received by the Depositary and Paying Agent at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the record holder of the Shares to be withdrawn, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in “The Tender Offer—Section 3. Procedures for Tendering Shares,” the broker, dealer, commercial bank, trust company or other nominee that tendered through book-entry transfer must submit a withdrawal through DTC to be credited with the withdrawn Shares. If certificates representing the Shares have been delivered or otherwise identified to the Depositary and Paying Agent, the name of the registered owner and the serial numbers shown on such certificates or book-entry shares must also be furnished to the Depositary and Paying Agent prior to the physical release of such certificates.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by us, in our sole discretion (which may delegate power in whole or in part to the Depositary and Paying Agent), which determination will be final and binding, subject to the rights of the tendering holders of Shares to challenge our determination in a court of competent jurisdiction. No withdrawal of Shares will be deemed to have been properly made until all defects and irregularities have been cured or waived. None of Parent, Merger Sub or any of their respective affiliates or assigns, the Depositary and Paying Agent, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by following one of the procedures for tendering Shares described in “The Tender Offer—Section 3. Procedures for Tendering Shares” at any time prior to the expiration of the Offer.
If Purchaser extends the Offer, delays its acceptance for payment of Shares, or is unable to accept for payment Shares pursuant to the Offer, for any reason, then, without prejudice to Purchaser’s rights pursuant to the Offer, the Depositary and Paying Agent may nevertheless, on Purchaser’s behalf, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholder’s exercise withdrawal rights as described in this Section 4.
5.	CERTAIN INFORMATION CONCERNING KEZAR.
The following description of Kezar and its business has been taken from Kezar’s Annual Report on Form 10-K for the year ended December 31, 2025, which was filed with the SEC on March 27, 2026, and Kezar’s Current Report on Form 8-K, filed with the SEC on March 30, 2026, and is qualified in its entirety by reference to such Form 10-K and Form 8-K.
Kezar is a clinical-stage biotechnology company developing novel small molecule therapeutics to treat unmet needs in immune-mediated diseases.
Kezar was incorporated under the laws of the State of Delaware on February 19, 2015. Kezar’s principal executive offices are located at 4000 Shoreline Court, Suite 300, South San Francisco, California 94080, and its telephone number is (650) 822-5600.
Notwithstanding the foregoing, in connection with the execution of the Merger Agreement, Parent entered into a Tender and Support Agreement (as described in “The Tender Offer—Section 7. Summary of the Merger Agreement and Certain Other Agreements—Tender and Support Agreement”) with the Supporting Stockholder (as defined in “The Tender Offer—Section 7. Summary of the Merger Agreement and Certain Other Agreements—Tender and Support Agreement”) that is a party to the Tender and Support Agreement, which such party beneficially owns approximately 9.0% of the outstanding Shares.
Available Information. Kezar is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning Kezar’s business, principal physical properties, capital structure, material pending litigation, operating results, financial condition, directors and officers (including their remuneration and stock options granted to them), the principal holders of Kezar’s securities, any material interests of such persons in transactions with Kezar, and other matters is required to be disclosed in proxy statements and periodic reports distributed to Kezar stockholders and filed with the SEC. The SEC maintains a website that contains reports, proxy statements and other information about issuers, such as Kezar, who file electronically with the SEC. The address of that site is https://www.sec.gov. Kezar also maintains a website at https://kezarlifesciences.com. The information contained in, accessible from or connected to Kezar’s website is not incorporated into, or otherwise a part of, this Offer to Purchase or any of Kezar’s filings with the SEC. The website addresses referred to in this paragraph are inactive text references and are not intended to be actual links to the websites.
Sources of Information. Except as otherwise set forth herein, the information concerning Kezar contained in this Offer to Purchase has been based upon publicly available documents and records on file with the SEC, other public sources and information provided by Kezar. Although we have no knowledge that any such information contains any misstatements or omissions, none of Aurinia, Parent, Merger Sub or any of their respective affiliates or assigns, the Information Agent or the Depositary and Paying Agent assumes responsibility for the accuracy or completeness of the information concerning Kezar contained in such documents and records or for any failure by Kezar to disclose events which may have occurred or may affect the significance or accuracy of any such information.
6.	CERTAIN INFORMATION CONCERNING PARENT AND MERGER SUB.
General. Parent is a Delaware corporation incorporated under the laws of the State of Delaware on November 4, 2013 and its principal executive office is located at 77 Upper Rock Circle, Suite 700, Rockville, Maryland 20850. The telephone number of Parent is (250) 744-2487. Parent is a wholly owned subsidiary of Aurinia.
Merger Sub is a Delaware corporation incorporated under the laws of the State of Delaware on March 27, 2026 and its principal executive office is located at 77 Upper Rock Circle, Suite 700, Rockville, Maryland 20850. The telephone number of Merger Sub is (250) 744-2487. Merger Sub is a wholly owned subsidiary of Parent. Merger Sub has not engaged, and does not expect to engage, in any business other than in connection with the Offer and the Merger.
Aurinia was amalgamated as a corporation under the Business Corporations Act (Alberta) on January 1, 2011 and its principal executive office is located at #140, 14315 – 118 Avenue, Edmonton, Alberta T5L 4S6. The telephone number of Aurinia is (250) 744-2487.
The name, citizenship, business address, business phone number, present principal occupation or employment and past material occupation, positions, offices or employment for at least the last five years for each director and each of the executive officers of Parent, Merger Sub, and Aurinia (the “Item 3 Persons”) and certain other information are set forth in Schedule A hereto.
During the last five (5) years, none of Parent, Merger Sub, or Aurinia, to the knowledge of Parent, Merger Sub and Aurinia, any of the Item 3 Persons: (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors); or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement and convictions that have been overturned on appeal) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of such laws.
In the past sixty (60) days, none of Parent, Merger Sub or Aurinia has effected any transaction in the Kezar Shares. Except as otherwise described in this Offer to Purchase: (A) none of Parent, Merger Sub, Aurinia, any majority-owned subsidiary of Parent, Merger Sub, or Aurinia, or, to the knowledge of Parent, Merger Sub, or Aurinia, any of the Item 3 Persons or any associate of any of the persons so listed beneficially owns or has any right to acquire, directly or indirectly, any Shares; and (B) none of Parent, Merger Sub, or Aurinia or, to the knowledge of Parent, Merger Sub, or Aurinia, any of the persons or entities referred to in clause (A) above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares during the past 60 days. As of the date of this Offer to Purchase, none of Parent, Merger Sub or Aurinia owns any of the issued and outstanding Kezar Shares. As discussed in “Special Factors—Section 1. Background of the Offer; Contacts with Kezar,” any Shares owned directly or indirectly by Parent or Merger Sub as of immediately prior to the Effective Time will be cancelled in the Merger for no consideration (including that no CVRs will be issued in respect of such Shares). There are no restrictions on any Kezar stockholder with respect to transferring or disposing of any such Shares prior to the Effective Time.
Except as otherwise described in this Offer to Purchase, none of Parent, Merger Sub or Aurinia or, to the knowledge of Parent, Merger Sub, or Aurinia, any of the Item 3 Persons, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Kezar, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, finder’s fees, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, guarantees of profits, division of profits or loss or the giving or withholding of proxies.
Except as set forth in this Offer to Purchase, none of Parent, Merger Sub or Aurinia or, to the knowledge of Parent, Merger Sub or Aurinia, any of the Item 3 Persons, has had any business relationship or transaction with Kezar or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between Parent, Merger Sub or Aurinia or any of their subsidiaries or, to the knowledge of Parent, Merger Sub, Aurinia, any of the Item 3 Persons, on the one hand, and Kezar or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets during the past two years.
Notwithstanding the foregoing, in connection with the execution of the Merger Agreement, Parent, Merger Sub and Kezar entered into a Tender and Support Agreement (as described in “The Tender Offer—Section 7. Summary of the Merger Agreement and Certain Other Agreements—Tender and Support Agreement”) with the Supporting Stockholder (as defined in “The Tender Offer—Section 7. Summary of the Merger Agreement and Certain Other Agreements—Tender and Support Agreement”) that is a party to the Tender and Support Agreement, which such party beneficially owns approximately 9.0% of the outstanding Shares.
Available Information. Pursuant to Rule 14d-3 under the Exchange Act, Parent filed with the SEC a Tender Offer Statement on Schedule TO (the “Schedule TO”), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. Copies of the Schedule TO and the exhibits thereto, and reports, proxy statements and other information may be obtained by mail, upon payment of the SEC’s customary charges, by writing to its principal office at 100 F Street, NE, Washington, DC 20549. The Schedule TO and the exhibits thereto, as well as other information filed by Parent with the SEC, are available at the SEC’s website on the Internet at www.sec.gov that contains the Schedule TO and the exhibits thereto and other information that Purchaser has filed electronically with the SEC.
7.	SUMMARY OF THE MERGER AGREEMENT AND CERTAIN OTHER AGREEMENTS.
Summary of the Merger Agreement.
The following summary of certain provisions of the Merger Agreement and all other provisions of the Merger Agreement discussed herein are qualified by reference to the Merger Agreement itself, which is incorporated herein by reference. The Merger Agreement was filed as Exhibit 2.1 to the Current Report on Form 8-K that Kezar filed with the SEC on March 30, 2026. The Merger Agreement may be examined and copies may be obtained at the places and in the manner set forth in “The Tender Offer—Section 6. Certain Information Concerning Parent and Merger Sub.” Stockholders and other interested parties should read the Merger Agreement for a more complete description of the provisions summarized below. Capitalized terms used herein and not otherwise defined have the respective meanings set forth in the Merger Agreement.
The Merger Agreement has been included to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about Kezar, Parent, Merger Sub or Aurinia, or their respective subsidiaries and affiliates. The Merger Agreement contains representations and warranties by Kezar, on the one hand, and Parent, Merger Sub and Aurinia, on the other hand, made solely for the benefit of the other. The assertions embodied in those representations and warranties are subject to qualifications and limitations agreed to by the respective parties in negotiating the terms of the Merger Agreement, including information in confidential disclosure schedules delivered in connection with the signing of the Merger Agreement. Moreover, certain representations and warranties in the Merger Agreement were made as of a specified date, may be subject to a contractual standard of materiality different from what might be viewed as material to investors, or may have been used for the purpose of allocating risk between Kezar, on the one hand, and Parent, Merger Sub and Aurinia, on the other hand, rather than establishing matters as facts. Accordingly, the representations and warranties in the Merger Agreement should not be relied on by any persons as characterizations of the actual state of facts about Kezar, Parent, Merger Sub, Aurinia or their respective subsidiaries or affiliates at the time they were made or otherwise. In addition, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in Kezar’s public disclosures.
The Offer. The Merger Agreement provides that Purchaser will commence the Offer no later than April 13, 2026. Purchaser’s obligation to accept for payment and pay for Shares validly tendered in the Offer is subject only to the satisfaction of the Minimum Tender Condition and the other Offer Conditions that are described in “The Tender Offer—Section 9. Conditions of the Offer.” Subject to the satisfaction of the Minimum Tender Condition and the other Offer Conditions that are described in “The Tender Offer—Section 9. Conditions of the Offer,” the Merger Agreement provides that Purchaser will promptly after the applicable Expiration Date, as it may be extended pursuant to the terms of the Merger Agreement, irrevocably accept for payment and pay for all Shares validly tendered and not properly withdrawn pursuant to the Offer. Parent is entitled to use or cause to be used some or all of the Closing Net Cash in order to pay the Offer Price for all such Shares.

Purchaser expressly reserves the right, in its sole discretion, to: (i) waive, in whole or in part, any Offer Condition described in “The Tender Offer—Section 9. Conditions of the Offer” (including the Minimum Closing Net Cash Condition), other than the Minimum Tender Condition or the Termination Condition; and/or (ii) modify the terms of the Offer in a manner not inconsistent with the Merger Agreement, except that without Kezar’s prior written consent, Purchaser shall not:
(A)	reduce the number of Kezar Shares subject to the Offer;
(B)	reduce the Offer Price;
(C)	waive, amend or modify the Termination Condition;
(D)	add to the Offer Conditions or impose any other conditions on the Offer or amend, modify or supplement any Offer Condition in any manner adverse to the holders of Kezar Shares;
(E)	other than as provided in the Merger Agreement, terminate, or extend or otherwise amend or modify the expiration date of, the Offer;
(F)	change the form or terms of consideration payable in the Offer;
(G)	otherwise amend, modify or supplement any of the terms of the Offer in any manner adverse to the holders of Kezar Shares; or
(H)	provide any “subsequent offering period” in accordance with Rule 14d-11 of the Exchange Act.
The Merger Agreement provides that, unless the Merger Agreement has been validly terminated in accordance with its terms, Purchaser may elect to (and if so requested by Kezar, Purchaser shall) extend the Offer: (A) for one or more consecutive increments of such duration as requested by Kezar (or if not requested by Kezar, as determined by Parent), but not more than 10 business days each (or for such longer period as may be agreed to by Parent and Kezar), if at the scheduled Expiration Date of the Offer (i) any of the Offer Conditions (as set forth in “The Tender Offer—Section 9. Conditions of the Offer”) shall not have been satisfied or waived, until such time as such conditions shall have been satisfied or waived or (ii) the determination of the Closing Net Cash and the resolution of any dispute thereof has not been finalized in accordance with the terms of the Merger Agreement, and (B) Purchaser shall extend the Offer for the minimum period required by any rule, regulation or interpretation or position of the SEC or the staff thereof or Nasdaq, in each case that are applicable to the Offer; provided that Purchaser shall not be permitted or required to extend the Offer beyond 11:59 p.m., Eastern Time, on the Outside Date.
Unless the Merger Agreement is terminated in accordance with its terms, Purchaser shall not terminate or withdraw the Offer prior to any scheduled expiration date. In the event the Merger Agreement is validly terminated in accordance with its terms, Purchaser will promptly and irrevocably terminate the Offer and return and will cause any depositary acting on behalf of Purchaser to return, all tendered Shares to the registered holders thereof.
Conversion of Capital Stock at the Effective Time. Each issued and outstanding Share, other than Shares held in the treasury by Kezar, held by any stockholders, or owned by any beneficial owners, of Kezar who are entitled to and who properly exercise appraisal rights under Delaware law or owned by Parent, Merger Sub or any other subsidiary of Parent at the commencement of the Offer and that is owned by Parent, Merger Sub or any other subsidiary of Parent, immediately prior to the Effective Time, will be converted into the right to receive the Offer Price, without interest. Each share of Merger Sub’s capital stock issued and outstanding immediately prior to the Effective Time will be converted into and become one fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.
The Merger. The Merger Agreement provides that, as soon as practicable following the Offer Closing Time and subject to the terms and conditions of the Merger Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub will be merged with and into Kezar, the separate existence of Merger Sub will cease and Kezar will continue as the Surviving Corporation in the Merger. The Merger will be effected under Section 251(h) of the DGCL, without a vote on the adoption of the Merger Agreement by the holders of the Shares. Accordingly, Parent, Merger Sub and Kezar have agreed to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable following the consummation of the Offer without a vote of Kezar stockholders in accordance with Section 251(h) of the DGCL, upon the terms and subject to the satisfaction or waiver of the conditions to the Merger.

Immediately following the Effective Time, the certificate of incorporation of Kezar will be amended and restated in its entirety to be in the form attached as Exhibit B to the Merger Agreement and, as so amended and restated, will be the certificate of incorporation of the Surviving Corporation.
Immediately following the Effective Time, the bylaws of Kezar will be amended and restated in their entirety to be in the form attached as Exhibit C to the Merger Agreement and, as so amended and restated, will be the bylaws of the Surviving Corporation.
Treatment of Equity Awards. Pursuant to the Merger Agreement, as of immediately prior to the Offer Closing Time, each option to purchase Shares granted by Kezar under the Company Stock Plans (as defined in the Merger Agreement) (each, a “Company Option”) that is then outstanding but not then vested or exercisable shall become immediately vested and exercisable in full. At the Effective Time, each Company Option that has a per-share exercise price that is less than the Cash Amount (each, an “In-the-Money Option”) that is then outstanding shall be cancelled and the holder thereof shall be entitled to receive (A) an amount in cash, without interest, equal to the product obtained by multiplying (x) the excess of the Cash Amount over the exercise price per Share underlying such Company Option at the Effective Time by (y) the number of Shares underlying such Company Option (such amount, the “Company Option Cash Consideration”) and (B) one CVR in respect of each Share underlying such In-the-Money Option. Prior to the Closing, Kezar (or its agent) shall establish a special payroll to pay the Company Option Cash Consideration and the Buyer Entities shall issue such CVRs at or reasonably promptly following the Effective Time (but in no event later than five (5) Business Days after the Effective Time). At the Effective Time, each Company Option that has a per-share exercise price that is equal to or greater than the Cash Amount (each, an “Out-of-the-Money Option”) that is then outstanding shall be automatically cancelled for no consideration and the holder thereof shall have no further rights with respect thereto. No later than five (5) business days prior to the Effective Time (but subject to the occurrence of the Effective Time), each Kezar restricted stock unit award (each, a “Company Restricted Stock Unit Award”) that is then outstanding but not vested shall become immediately vested in full and shall be settled by issuing to the holder of the Company Restricted Stock Unit Award a number of Shares equal to the number of Shares underlying such Company Restricted Stock Unit Award immediately prior to such settlement (subject to applicable withholdings for Taxes, which may be satisfied by net share settlement) (the “Settled RSU Company Common Stock”). The Settled RSU Company Common Stock shall be treated at the Effective Time in the same manner as other Shares. Following the settlement of the Company Restricted Stock Unit Award into Settled RSU Company Common Stock, no holder thereof shall have any rights with respect to such award (or the Shares underlying such Company Restricted Stock Unit Award) other than the right to receive the Offer Price.
Conditions to Each Party’s Obligation to Effect the Merger. The obligation of Kezar, Parent and Merger Sub to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:
(i)
there must not be any judgment or other legal restraint or prohibition imposed, in each case, by any governmental entity of competent jurisdiction, or applicable Law, in each case, (collectively, “Legal Restraints”) preventing or prohibiting the consummation of the Offer, the Merger or any of the other Transactions; and

(ii)	Purchaser must have irrevocably accepted for payment all Shares validly tendered and not properly withdrawn pursuant to the Offer.
Kezar Board Recommendation. As described above, and subject to the provisions described below, the Kezar Board has determined to recommend that the stockholders of Kezar accept the Offer and tender their Shares to Purchaser in the Offer. The foregoing recommendation is referred to herein as the “Kezar Board Recommendation.” The Kezar Board also agreed to include the Kezar Board Recommendation with respect to the Offer in the Schedule 14D-9 and has permitted Parent to refer to such recommendation in this Offer to Purchase and documents related to the Offer.
Reasonable Best Efforts. Each of Kezar, Parent and Merger Sub has agreed to use its respective reasonable best efforts to promptly take, or cause to be taken, and to do, or cause to be done, and to assist and cooperate with the other parties to the Merger Agreement in doing, all actions that are necessary, proper or advisable to consummate and make effective, as promptly as reasonably practicable and in any event prior to the Outside Date, the other transactions contemplated by the Merger Agreement (collectively, the “Transactions”). In particular, without limiting the generality of the foregoing, Kezar, Parent and Merger Sub are required to use reasonable best efforts to: (i) cause each of the Offer Conditions and each of the conditions to the Merger to be satisfied as promptly as reasonably practicable; (ii) obtain all necessary or advisable actions or non-actions, waivers and consents from, or the making of all necessary registrations, declarations and filings with, and the taking of all reasonable steps as may be necessary to avoid a proceeding by, any governmental entity with respect to the Merger Agreement or the Transactions; (iii) defend or contest any proceedings, whether judicial or administrative, challenging the Merger Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other governmental entity vacated or reversed; and (iv) execute and deliver any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of the Merger Agreement.
Termination. The Merger Agreement may be terminated prior to the Offer Closing Time as follows:
(i)	by mutual written consent of Parent, Merger Sub and Kezar;
(ii)	by either Parent or Kezar:
a.
if (A) the Offer Closing Time shall not have occurred on or before 11:59 p.m., Eastern Time, on the Outside Date or (B) the Offer shall have expired or been terminated and have not been extended in accordance with its terms and in accordance with the Merger Agreement without Merger Sub having accepted for payment any Shares tendered in the Offer; provided that the right to terminate the Merger Agreement shall not be available to any party hereto if the failure of the Offer Closing Time to occur on or before the Outside Date (in the case of the foregoing clause (A)) or the failure of Merger Sub to accept for payment any Shares tendered in the Offer (in the case of the foregoing clause (B)) is primarily due to a material breach of the Merger Agreement by such party; or

b.
if any Legal Restraint permanently preventing or prohibiting the consummation of the Offer or the Merger shall be in effect and shall have become final and non-appealable; provided that the right to terminate the Merger Agreement shall not be available to any party hereto if such Legal Restraint is primarily due to such party’s failure to comply in all material respects with its obligations under Section 7.02 in respect of any such Legal Restraint;

(iii)
by Parent, if Kezar breaches or fails to perform any of its representations, warranties or covenants contained in the Merger Agreement, which breach or failure to perform individually or in the aggregate with all such other breaches or failures to perform (i) would result in the failure of an Offer Condition and (ii) cannot be or has not been cured prior to the earlier of (x) 30 days after the giving of written notice to Kezar of such breach or failure to perform and (y) the Outside Date; provided that Parent and Merger Sub are not then in material breach of the Merger Agreement;

(iv)	by Parent if an Adverse Recommendation Change has occurred;
(v)
by Parent if the Minimum Closing Net Cash Condition set forth in clause (vi) of Exhibit A has not been satisfied; provided that the right to terminate the Merger Agreement shall terminate either (x) five (5) Business Days after the final determination of Closing Net Cash pursuant to Section 2.01(c) or (y) to the extent that Parent or Merger Sub’s material breach of the Merger Agreement was a principal cause of the failure of the Minimum Closing Net Cash Condition to be satisfied;

(vi)
by Kezar, if (i) the Buyer Entities fail to commence the Offer in violation of Section 2.01 (other than primarily due to a material violation by Kezar of its obligations under Section 2.02), (ii) the Buyer Entities shall have terminated the Offer prior to its expiration date (as such expiration date may be extended in accordance with Section 2.01(a)), other than in accordance with the Merger Agreement, (iii) the Buyer Entities shall have failed to extend the Offer when required to do so in accordance with the terms of Article II, or (iv) all of the Offer Conditions have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the time the Buyer Entities consummate the Offer, but subject to such conditions being able to be satisfied or waived) as of immediately prior to the expiration of the Offer and the Offer Closing Time shall not have occurred within three (3) Business Days following the expiration of the Offer;

(vii)
by Kezar, if (i) (x) Parent or Merger Sub breaches any of its representations or warranties contained in the Merger Agreement, which breach had or would reasonably be expected to, individually or in the aggregate with all such other breaches, result in a Parent Material Adverse Effect or (y) Parent or Merger Sub breaches or fails to perform any of its covenants contained in the Merger Agreement in any material respect, and (ii) the applicable breach or failure to perform cannot be or has not been cured prior to the earlier of (x) thirty (30) days after the giving of written notice to Parent or Merger Sub of such breach or failure to perform and (y) the Outside Date; provided, in each case, that Kezar is not then in material breach of the Merger Agreement; or
(viii)
by Kezar, if (i) Kezar Board authorizes Kezar to terminate the Merger Agreement to enter into a definitive written agreement with respect to a Superior Company Proposal, (ii) Kezar Board has complied in all material respects with its obligations under Section 6.02(b) in respect of such Superior Company Proposal and (iii) Kezar has paid, or simultaneously with the termination of the Merger Agreement pays, Kezar Termination Fee.

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“Superior Company Proposal” means any written bona fide Company Takeover Proposal received after the Agreement Date and that if consummated would result in a Person or group (or the stockholders of any Person) owning, directly or indirectly, (i) 50% or more of the aggregate voting power of the capital stock of Kezar or of the surviving entity or the resulting direct or indirect parent of Kezar or such surviving entity or (ii) 50% or more (based on the fair market value thereof, as determined in good faith by Kezar Board) of the consolidated assets of Kezar on terms and conditions which Kezar Board determines, in good faith, after consultation with outside counsel and its independent financial advisor, (A) would reasonably be expected to be more favorable from a financial point of view to Kezar Stockholders than the Transactions, taking into account all the terms and conditions (including all financial, regulatory, financing, conditionality, legal and other terms and conditions) of such proposal and the Merger Agreement (including any changes to the terms of the Merger Agreement proposed by Parent pursuant to Section 6.02(b)); and (B) is reasonably likely to be completed.

Termination Fee. Kezar has agreed to pay Parent a termination fee of $1,200,000 (the “Company Termination Fee”) if:
(i)	Kezar terminates the Merger Agreement pursuant to Section 9.01(h) (Superior Company Proposal);
(ii)	Parent terminates the Merger Agreement pursuant to Section 9.01(d) (Adverse Recommendation Change); or
(iii)
(A) after the Agreement Date, a bona fide Company Takeover Proposal is publicly proposed or announced or shall have become publicly known or otherwise communicated to management of Kezar or Kezar Board, and such Company Takeover Proposal is not publicly withdrawn or, if not publicly proposed or announced, communicated to Kezar Board or management, is not withdrawn in the case of the Merger Agreement being subsequently terminated pursuant to Section 9.01(b)(i) (Outside Date) and the Minimum Tender Condition has not been satisfied prior to such termination (provided, that the conditions to the Offer set forth in clause (i) of Exhibit A are satisfied at the time of such termination), prior to the date that is two (2) Business Days prior to the final expiration date of the Offer, (B) the Merger Agreement is terminated by either Parent or Kezar pursuant to Section 9.01(b)(i) (Outside Date) (but in the case of a termination by Kezar, only if at such time Parent would not be prohibited from terminating the Merger Agreement pursuant to the proviso in Section 9.01(b)(i) (Outside Date)), and (C) within twelve (12) months after such termination, Kezar consummates any Company Takeover Proposal or Kezar enters into a definitive agreement with respect to any Company Takeover Proposal that is subsequently consummated.

For purposes of this “Termination Fee” (i) – (iii), the term “Company Takeover Proposal” means any inquiry, proposal or offer from any Person or group (other than Parent and its subsidiaries) relating to (i) any direct or indirect acquisition or purchase, in a single transaction or a series of related transactions, of (A) 50% or more (based on the fair market value thereof, as determined by the Kezar Board) of the assets of Kezar or (B) 50% or more of the aggregate voting power of the capital stock of Kezar, (ii) any tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution, binding share exchange or similar transaction involving Kezar that, if consummated, would result in any Person or group (or the stockholders of any Person) beneficially owning, directly or indirectly, 50% or more of the aggregate voting power of the capital stock of Kezar or of the surviving entity or the resulting direct or indirect parent of Kezar or such surviving entity, other than, in each case, the Transactions or (iii) any combination of the foregoing.

In the event Parent receives Kezar Termination Fee, such receipt will be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent or Merger Sub and constitute their sole and exclusive remedy against Kezar and its current, former or future stockholders and representatives for any loss suffered as a result of the failure of the Transactions to be consummated, and none of Kezar and its current, former or future stockholders or representatives will have any further liability or obligation relating to or arising out of the Merger Agreement or the Transactions, except as set forth in the Merger Agreement.
Effect of Termination. If the Merger Agreement is terminated pursuant to its terms, the Merger Agreement will become void and have no effect and there will be no liability or obligation on the part of Parent, Merger Sub or Kezar following any such termination, except that: (i) certain specified provisions of the Merger Agreement will survive, including those described in “Termination Fee” above; (ii) the confidentiality agreement by and among Parent and Kezar will survive the termination of the Merger Agreement and remain in full force and effect in accordance with its terms; and (iii) termination will not relieve any party from liability for fraud or any willful and material breach of such party’s representations, warranties, covenants or agreements set forth in the Merger Agreement.
Conduct of Business Pending the Merger. Kezar has agreed that, from the date of the Merger Agreement until the earlier of the Offer Closing Time and the termination of the Merger Agreement in accordance with its terms, except as specifically provided by the Merger Agreement or as consented to in writing in advance by Parent, Kezar shall use commercially reasonable efforts to carry on its business in the ordinary course of business in the manner the business has been conducted since the commencement of the Wind-Down Process (as defined in the Merger Agreement). In addition, except as set forth in the Kezar Disclosure Letter or otherwise expressly and specifically permitted or required by the Merger Agreement or applicable law, from the date of the Merger Agreement until the earlier of the Offer Closing Time and the termination of the Merger Agreement in accordance with its terms, neither Kezar nor its subsidiaries shall do any of the following without the prior written consent of Parent (which shall not be unreasonably withheld, delayed or conditioned):
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(i) enter into any new line of business or enter into any agreement, arrangement or commitment that is in excess of $150,000 or materially limits or otherwise restricts Kezar or its Affiliates, including, following the closing of the merger, Parent and its Affiliates (other than in the case of Parent and its Affiliates, due to the operation of Parent’s or its Affiliates’ own Contracts), from time to time engaging or competing in any line of business or in any geographic area or (ii) otherwise enter into any agreements, arrangements or commitments in excess of $150,000 or imposing material restrictions on its assets, operations or business;

•
(i) declare, set aside, establish a record date in respect of, accrue or pay any dividends on, or make any other distributions (whether in cash, stock, equity securities or property) in respect of, any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) repurchase, redeem, offer to redeem or otherwise acquire, directly or indirectly any shares of capital stock of the Company or options, warrants, convertible or exchangeable securities, stock-based performance units or other rights to acquire any such shares of capital stock, except for (A) acquisitions of Shares in connection with the withholding or surrender of Shares by holders of Company Equity Awards outstanding on the Agreement Date in order to pay the exercise price of Company Options or to satisfy Tax obligations with respect to awards granted pursuant to the Company Stock Plans outstanding on the Agreement Date, and (B) the acquisition by Kezar of Company Equity Awards in connection with the forfeiture of such awards, in each case, in accordance with their terms;

•
Other than as contemplated by the Merger Agreement, issue, grant, deliver, sell, authorize, pledge or otherwise encumber any shares of its capital stock or options, warrants, convertible or exchangeable securities, stock based performance units or other rights to acquire such shares or any other rights that give any person the right to receive any economic interest of any nature accruing to the holders of Shares, other than issuances of Shares upon the vesting and settlement of the Company Restricted Stock Unit Awards, issuances of Shares upon the exercise of Company Options in accordance with their terms or as contemplated by the Merger Agreement, issuances of Shares pursuant to the Company ESPP in accordance with its terms or the withholding of Shares upon the vesting and settlement of Company Restricted Stock Unit Awards to satisfy Tax withholding obligations thereunder;

•	amend its Organizational Documents (except for immaterial or ministerial amendments);

•
form any Subsidiary or acquire or agree to acquire, directly or indirectly, in a single transaction or a series of related transactions, whether by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any assets outside of the ordinary course of business, any business or any corporation, partnership, limited liability company, joint venture, association or other business organization or division thereof or any other Person;

•
except as provided pursuant to the terms of any Company Employee Plan as in effect on the Agreement Date, or pursuant to applicable Law, (i) adopt, enter into, establish, amend or modify any collective bargaining agreement, Company Employee Plan (or plan or arrangement that would be a Company Employee Plan if in effect on the Agreement Date), (ii) grant to any director, employee or individual service provider of Kezar any increase in base compensation, (iii) grant to any director, employee or individual service provider of Kezar any increase in severance or termination pay, (iv) pay or award, or commit to pay or award, any bonuses or incentive or equity compensation, (v) enter into any employment, retention, consulting, change in control, severance or termination agreement with any director, employee or individual service provider of the Company, (vi) take any action to vest or accelerate any rights or benefits under any Company Employee Plan, or the funding of any payments or benefits under any Company Employee Plan or (vii) hire any employee or individual service provider;

•
make any change in accounting methods, principles or practices, except as may be required (i) by GAAP (or any authoritative interpretation thereof), including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization or (ii) by Law, including Regulation S-X promulgated under the Securities Act, in each case, as agreed to by Kezar’s independent public accountants;

•
sell, lease (as lessor), license or otherwise transfer (including through any “spin-off”), or pledge, encumber or otherwise subject to any Lien (other than a Permitted Lien), any properties or assets (other than Intellectual Property Rights) except (i) sales or other dispositions of inventory and excess or obsolete properties or assets in the ordinary course of business or (ii) pursuant to Contracts to which Kezar is a party made available to Parent and in effect prior to the Agreement Date or (iii) in accordance with the Wind-Down Process;

•
sell, assign, lease, license, transfer, pledge, encumber (other than Permitted Liens) or otherwise dispose of, permit to lapse or abandon any material Kezar Intellectual Property Rights (other than Intellectual Property Rights set forth in the rows highlighted in gray of the table in Section 4.11(a) of the Company Disclosure Letter that Kezar has determined to abandon) that are owned by Kezar, other than in accordance with the Wind-Down Process, as required by applicable Law or in the ordinary course of business;

•
incur or modify the terms of (including by extending the maturity date thereof) any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Kezar, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing or (ii) make any loans, advances or capital contributions to, or investments in, any other Person;

•	make or agree to make any capital expenditures;
•
other than in connection with the Wind-Down Process, commence any Proceeding or pay, discharge, settle, compromise or satisfy (i) any pending or threatened claims, liabilities or obligations relating to a Proceeding (absolute, accrued, asserted or unasserted, contingent or otherwise), other than any such payment, discharge, settlement, compromise or satisfaction of a claim solely for money damages in the ordinary course of business in an amount not to exceed $250,000 per payment, discharge, settlement, compromise or satisfaction or $250,000 in the aggregate for all such payments, discharges, settlements, compromises or satisfactions, provided such amounts are taken into account in the calculation of Closing Net Cash or (ii) any litigation, arbitration, proceeding or dispute that relates to the Transactions (which shall be governed exclusively by Section 7.07 hereof);

•	make, change or revoke any material Tax election, change any annual Tax accounting period or any method of Tax accounting, file any amended material Tax Return, fail to timely file any material Tax

Return required to be filed by it (taking into account extensions obtained in the ordinary course of business) or fail to pay any Tax that is due and payable (taking into account any applicable extension), enter into any closing agreement within the meaning of Section 7121 of the Code (or any similar provision of state, local or foreign Law), settle or compromise any material Tax claim, or consent to any extension or waiver of any limitation period with respect to any claim or assessment for Taxes (excluding extensions of time to file Tax Returns obtained in the ordinary course of business), grant any power of attorney with respect to Taxes, or enter into any Tax Sharing Agreement;
•
other than in connection with the Wind-Down Process, amend, cancel or terminate any insurance policy naming Kezar or its Subsidiaries as an insured, a beneficiary or a loss payable payee without obtaining comparable substitute insurance coverage;

•	adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Merger);
•
other than in connection with the Wind-Down Process, except in the ordinary course of business or in connection with any transaction to the extent specifically permitted by any other subclause, enter into, or materially modify in any respect, or expressly release any material rights under, any Company Material Contract or any Contract that, if existing on the Agreement Date, would have been a Company Material Contract;

•
renew or enter into any agreement containing a non-compete, exclusivity, non-solicitation or similar clause that would restrict or limit, in any material respect, the operations of Kezar or any of its Subsidiaries; or

•	authorize, commit or agree to take any of the foregoing actions.
Access to Information. Except if prohibited by applicable law, during the period prior to the earlier of the Effective Time or the termination of the Merger Agreement in accordance with its terms, Kezar will provide Parent and its Representatives reasonable access during normal business hours (under supervision of appropriate personnel and in a manner that does not unreasonably interfere with the normal operation of Kezar’s business) to its properties, books and records, contracts and personnel, and will furnish to Parent such information concerning Kezar’s business, properties and personnel as Parent or its representatives may reasonably request.
Security Holder Litigation. In the event that any litigation commences or is threatened in writing by or on behalf of one or more stockholders of Kezar against Kezar and its directors relating to any Transaction, Kezar has agreed to provide Parent an opportunity to review and propose comments to all material filings or responses to such litigation. Parent’s consent is required for Kezar to enter into, agree to or disclose any settlement with respect to any such litigation, except to the extent such settlement is covered by Kezar’s insurance policies or relates to the provision of additional disclosure in the Schedule 14D-9, but in each case, only if such settlement would not result in any restriction on the business or operations of Kezar or its affiliates. Kezar has an obligation to notify Parent of the commencement or written threat of any litigation and to keep Parent promptly and reasonably informed regarding any such litigation.
Indemnification, Exculpation and Insurance. All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time, and rights to advancement of expenses, existing in favor of any person who is, becomes, or has ever been, a director, officer, employee or agent (including as a fiduciary with respect to an employee benefit plan) of Kezar or its predecessors (each, an “Indemnified Party”), in each case, as provided in Kezar’s charter, bylaws or any indemnification agreement between Kezar and an Indemnified Party: (i) will be assumed by the Surviving Corporation at the Effective Time; (ii) will survive the Merger; (iii) will continue in full force and effect in accordance with their terms; and (iv) for a period of six years following the date of the Merger Agreement, will not be amended, repealed or otherwise modified in any manner adverse to such Indemnified Party. Parent has agreed to ensure the Surviving Corporation complies with the foregoing obligations.
Stock Exchange Delisting and Deregistration. As promptly as practicable following the Effective Time, the Surviving Corporation will cause Kezar’s securities to be de-listed from Nasdaq and de-registered under the Exchange Act.

Section 16 Matters. Prior to the Effective Time, Parent will, and Kezar may, take all steps as may be required to cause any dispositions or cancellations of Kezar’s equity securities in connection with the Merger Agreement or the Transactions by each individual who is a director or officer of Kezar subject to Section 16 of the Exchange Act to be exempt under Rule 16b-3 under the Exchange Act.
Takeover Laws. Parent, Kezar and the Kezar Board have agreed to: (i) take all actions within their power to ensure that no “business combination,” “control share acquisition,” “fair price,” “moratorium” or other anti-takeover law (each, a “Takeover Law”) is or becomes applicable to the Merger Agreement, the Offer, Offer Documents, the Merger or any of the other Transactions; and (ii) if any Takeover Law or similar statute or regulation becomes applicable to the Merger Agreement, the Offer, Offer Documents, the Merger or any of the other Transactions, take all action within their power to ensure that the Offer, the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by the Merger Agreement and otherwise to minimize the effect of such statute or regulation on the Offer, the Merger and the other Transactions.
Governance of the Surviving Corporation. Immediately following the Effective Time: (i) the directors of the Merger Sub immediately prior to the Effective Time will be appointed as the directors of the Surviving Corporation; and (ii) the officers of Merger Sub immediately prior to the Effective Time will become the officers of the Surviving Corporation.
Public Announcements. Parent, Merger Sub and Kezar have agreed to consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Offer, the Merger and the other Transactions, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national or foreign securities exchange.
Representations and Warranties. This summary of the Merger Agreement has been included to provide investors with information regarding its terms. It is not intended to provide any other factual information about Parent, Merger Sub or Kezar, their respective businesses, or the actual conduct of their respective businesses during the period prior to the consummation of the Offer or the Merger. The Merger Agreement contains representations and warranties that are the product of negotiations among the parties thereto and made to, and solely for the benefit of, each other as of the specified dates therein. The assertions embodied in those representations and warranties are subject to qualifications and limitations agreed to by the respective parties and are also qualified in important part by confidential disclosure schedules delivered by Kezar to Parent in connection with the Merger Agreement.
The representations and warranties were negotiated with the principal purpose of allocating risk among the parties to the agreements instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors.
In the Merger Agreement, Kezar has made representations and warranties to Parent and Merger Sub with respect to, among other things:
•	corporate matters, such as due organization, organizational documents, good standing, qualification,
•	capitalization;
•	subsidiaries;
•	power and authority and enforceability;
•	absence of conflicts and required consents and approvals;
•	SEC filings, financial statements and absence of undisclosed liabilities;
•	accuracy of information supplied for purposes of the Schedule 14D-9 and the Offer Documents;
•	absence of certain changes (including a Company Material Adverse Effect (as defined below)) since December 31, 2025;
•	taxes;
•	material contracts;
•	litigation;

•	real property;
•	compliance with laws;
•	regulatory matters;
•	environmental matters;
•	labor matters;
•	employee benefit plans;
•	intellectual property;
•	privacy and data security;
•	brokers’ fees and expenses;
•	absence of a stockholder rights plan and Takeover Laws;
•	opinion of financial advisor to Kezar Board; and
•	absence of any requirement for stockholder votes or consents in accordance with Section 251(h) of the DGCL.
Some of the representations and warranties in the Merger Agreement made by Kezar are qualified as to “materiality” or a “Company Material Adverse Effect.” For purposes of the Merger Agreement, a “Company Material Adverse Effect” means any change, event, condition, development, circumstance, state of facts, effect or occurrence that has a material adverse effect on (i) the business, financial condition, assets, properties or results of operations of Kezar and its subsidiaries, taken as a whole or (ii) the ability of Kezar to consummate the Transactions. Solely with respect to the foregoing clause (i) of the definition of Company Material Adverse Effect, a Company Material Adverse Effect does not include or take into account any change, event, condition, development, circumstance, state of facts, effect or occurrence to the extent resulting from or arising out of:
(i)	general conditions (or changes therein) in the industries in which Kezar operates,
(ii)
general economic or regulatory, legislative or political conditions (or changes therein), including any actual or potential stoppage, shutdown, default or similar event or occurrence affecting a national or federal government, or securities, credit, banking, financial or other capital markets conditions (including changes generally in prevailing interest rates, currency exchange rates, credit markets or equity price levels or trading volumes), in each case, in the United States, the European Union or elsewhere in the world,

(iii)	any change in applicable Law or GAAP after the date hereof,
(iv)
geopolitical conditions, the outbreak or escalation of hostilities, any acts or threats of war (whether or not declared), sabotage, or terrorism (cyber or otherwise), or any escalation or worsening of any of the foregoing,

(v)
any epidemic, pandemic, disease outbreak or other public health-related event (or escalation or worsening of any such events or occurrences, including, in each case, the response of Governmental Officials), hurricane, tornado, flood, fire, volcano, earthquake or other natural or man-made disaster or any other national or international calamity, crisis or disaster,

(vi)
the failure, in and of itself, of Kezar to meet any internal or external forward-looking projections, forecasts, estimates or predictions in respect of any financial or operating metrics before, on or after the Agreement Date, or changes in the market price or trading volume of the Shares or the credit rating of Kezar (it being understood that the underlying facts giving rise or contributing to such failure or change may be taken into account in determining whether there has been a Company Material Adverse Effect if such facts are not otherwise excluded under this definition),

(vii)
the announcement, pendency or performance of any of the Transactions (including any actions reasonably required to effect the Wind-Down Process), including the identity of, or any facts or circumstances relating to, Parent, Merger Sub or their respective Affiliates, any stockholder Proceeding (direct or derivative) in respect of the Merger Agreement or any of the Transactions and any loss of or change in relationship, contractual or otherwise, with any Governmental Entity, supplier, vendor, service provider, collaboration partner, licensor, licensee or any other party having business dealings with Kezar (including the exercise, or prospective exercise, by any party of any rights that arise upon a change of control), or departure of any employees or officers, of Kezar (provided that this clause (vii) shall not apply to the representations and warranties set forth in Section 4.05 or the condition set forth in clause (ii) of Exhibit A to the extent relating to such representations and warranties),
(viii)	the Company’s compliance with, or Parent’s breach of, the covenants contained in the Merger Agreement,
(ix)	any action taken by Kezar at Parent’s express written request or with Parent’s express written consent; or
(x)
any matter set forth in, arising out of, or disclosed in the Company Disclosure Letter or taken into account in the calculation of Closing Net Cash, except in the case of clause (i), (ii), (iii), (iv) or (v), to the extent that Kezar is disproportionately affected thereby as compared with other participants in the industries in which Kezar operates (in which case only the incremental disproportionate impact or impacts may be taken into account in determining whether there has been a Company Material Adverse Effect), except in each case, with respect to clauses (i) through (v), to the extent Kezar and its subsidiaries, taken as a whole, are disproportionately affected thereby as compared with other participants in the industries in which Kezar or its subsidiaries operate (in which case the incremental disproportionate impact or impacts may be taken into account in determining whether there has been a Company Material Adverse Effect).

In the Merger Agreement, Parent and Merger Sub have made representations and warranties to Kezar with respect to:
•	corporate matters, such as due organization and good standing;
•	power and authority and enforceability;
•	absence of conflicts and required consents and approvals;
•	accuracy of information supplied for purposes of the Schedule 14D-9 and the Offer Documents;
•	broker’s fees and expenses;
•	litigation;
•	ownership of certain Kezar common stock; and
•	the Ultimate Parent Guarantee;
•	sufficiency of funds;
•	ownership of competing businesses; and
•	foreign person status.
Some of the representations and warranties in the Merger Agreement made by Parent and Merger Sub are qualified as to “materiality” or a “Parent Material Adverse Effect.” For purposes of the Merger Agreement, a “Parent Material Adverse Effect” means any change, effect, event or occurrence that prevents Parent or Merger Sub from consummating the Offer, the Merger and the other Transactions on or before the Outside Date.
None of the representations, warranties, covenants or agreements in the Merger Agreement or in any instrument delivered pursuant to the Merger Agreement will survive the Effective Time, other than those covenants or agreements of the parties which by their terms apply, or are to be performed in whole or in part, after the Effective Time.
Specific Performance. The parties have agreed that irreparable damage would occur in the event that any of the provisions of the Merger Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. The parties further agreed that the parties will be entitled to an injunction or injunctions, or any other appropriate form of equitable relief, to prevent breaches of the Merger Agreement and to enforce specifically the performance of the terms and provisions of the Merger Agreement in Chancery Court of the State of Delaware (or in any federal court located in the State of Delaware if jurisdiction is not then available in the Chancery Court of the State of Delaware) in addition to any other remedy to which they are entitled at law or in equity.
Expenses. Except as otherwise provided in the Merger Agreement, all fees and expenses incurred by the parties in connection with the Merger Agreement and the Transactions will be paid by the party incurring such expenses, whether or not the Offer or the Merger is consummated.
Offer Conditions. The Offer Conditions are described in “The Tender Offer—Section 9. Conditions of the Offer.”
Ultimate Parent Guarantee. Aurinia guaranteed to Kezar, as the primary obligor and not merely as surety, the due and punctual observance, payment, performance and discharge of the obligations of the Buyer Entities pursuant to the Merger Agreement.
Summary of the CVR Agreement. At or prior to the Offer Closing Time, Parent, Merger Sub, the Rights Agent and the Representative will enter into the CVR Agreement governing the terms of certain contingent consideration payable thereunder. Each CVR will represent a contractual right to receive certain contingent cash payments equal to a pro rata share of the following, each pursuant to the CVR Agreement and collectively, the “CVR Proceeds”:
(A)	“Net Cash Excess” means 100% of the amount by which Final Net Cash exceeds $50,000,000.
(B)
“Legacy Asset Milestone and Royalty Proceeds” If the Initiation of a Clinical Study occurs by the second (2nd) anniversary of the Closing Date, then, during the 10-year period following the Closing Date, CVR holders will be entitled to receive, without duplication, a pro rata share of cash payments upon the occurrence of each of the following events, in each case with respect to such product candidate or another product candidate derived from the Legacy Assets:

a.	“Legacy Asset Milestones” shall mean:
1.
$500,000 upon the first dosing of the first patient enrolled after the tenth (10th) patient in a Phase 2 or Phase 3 clinical trial of a product candidate derived from the Legacy Assets, where such patient is not required to undergo 24-hour in-unit monitoring;

2.	$5,000,000 upon submission of a new drug application (“NDA”) to the FDA;
3.	$12,500,000 upon NDA approval;
4.	$20,000,000 if Legacy Asset Net Sales (as defined in the CVR Agreement) are equal to or greater than $500,000,000 in any calendar year; and
5.	$50,000,000 if Legacy Asset Net Sales are equal to or greater than $1,000,000,000 in any calendar year.
b.	“Legacy Asset Royalty” shall mean royalty payments in the amount of 3% of the aggregate Legacy Asset Net Sales (as defined in the CVR Agreement).
During the period commencing on the Closing and ending on the earlier of (i) the first (1st) anniversary of the Closing and (ii) Parent’s decision to seek a Legacy Asset Transaction Agreement (the “Development Period”), Parent shall, and shall cause its Affiliates (including Kezar) to, use commercially reasonable efforts to develop a product candidate derived from the Legacy Assets, including by using commercially reasonable efforts to effect the Initiation of a Clinical Study. If Parent has not effected the Initiation of a Clinical Study during the Development Period, then, during the period commencing at the end of the Development Period and ending on the second (2nd) anniversary of the Closing, Parent shall, and shall cause its Affiliates (including Kezar) to, use commercially reasonable efforts to enter into one or more Legacy Asset Transaction Agreements; provided that this sentence shall not restrict Parent from effecting the Initiation of a Clinical Study at any time prior to the second (2nd) anniversary of the Closing.
(C)
“Legacy Asset Transaction Proceeds” means 90% of the Net Proceeds, if any, Parent receives during the 10-year period following the Closing Date from a Legacy Asset Transaction Agreement that is entered into during the 2-year period following the Closing Date.

(D)	“Everest Collaboration Proceeds” means 90% of the Net Proceeds, if any, Parent receives during the 10-year period following the Closing Date arising out of the Everest Collaboration.
(E)	“Enodia Proceeds” means 100% of the Net Proceeds, if any, Parent receives during the 10-year period following the Closing Date arising out of the Enodia Asset Purchase Agreement.
The CVRs are not deferred cash payments to Kezar stockholders but instead are contractual rights to receive one or more payments in cash, contingent upon certain events occurring (as described above).
Kezar stockholders will be paid promptly in accordance with the CVR Agreement. The rights of holders of CVRs will be fixed under the CVR Agreement. The CVRs represent the binding obligations of Parent under the CVR Agreement, and pursuant to Section 10.05 of the Merger Agreement, the holders of CVRs are intended third-party beneficiaries of the rights expressly provided for their benefit in the CVR Agreement.
You should also understand that, as discussed above, the co-offerors have determined that the probability-weighted estimate of the amount that will be payable under the CVRs is between $1.11–$2.32 per CVR, consisting of: (i) $0.00–$0.26 per CVR in Net Cash Excess; (ii) $1.11–$2.06 per CVR in Legacy Asset Milestone and Royalty Proceeds and Legacy Asset Transaction Proceeds; and (iii) $0.00 per CVR in Everest Collaboration Proceeds and Enodia Proceeds. However, this range of values is based on estimates and assumptions regarding future events, as more fully described below, and there is no guarantee that any payment will be made to holders of the CVRs, and, thus, for purposes of determining whether to tender your Shares in the Offer you should assume that no payment will be made under the CVR Agreement and the only consideration paid by the co-offerors will be the Cash Amount of $6.955 per Share.
The CVR Agreement provides the holders of CVRs certain contractual rights against Parent, Merger Sub and the Rights Agent. The consent of the holders of at least 30% of the outstanding CVRs (the “Acting Holders”) is required for any amendments to the CVR Agreement for the purpose of adding, eliminating, or changing provisions therein. The Acting Holders also have the right, on behalf of all holders of CVRs, to institute any action or proceeding at law, in equity, in bankruptcy or otherwise with respect to the CVR Agreement, though no individual holder will be entitled to exercise such rights independently. Furthermore, the consent of the Representative is required for Parent or its affiliates to enter into any Disposition Agreement or other agreement providing for a change of control with Parent or its affiliates as the acquiror, licensee or recipient of any Legacy Assets.
The right to payments under the CVRs as evidenced by the CVR Agreement is a contractual right only and will not be transferable, except in the limited circumstances specified in the CVR Agreement, including: (a) upon death of a Holder by will or intestacy; (b) pursuant to a court order; (c) by instrument inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries of the Holder upon the death of the Holder; (d) by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (e) in the case of CVRs held in book-entry or other similar nominee form, from a nominee to a beneficial owner and, if applicable, through an intermediary, to the extent allowable by DTC); or (f) as provided in Section 2.8 of the CVR Agreement. The CVRs are not securities, and therefore will not be registered with the SEC.
In the CVR Agreement, Aurinia guaranteed to the representative and the holders of the CVRs, as the primary obligor and not merely as surety, the due and punctual observance, payment, performance and discharge of the obligations of the Buyer Entities pursuant to the CVR Agreement.
The foregoing description of the CVR Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the form of the CVR Agreement, which is filed as Exhibit (d)(4) of the Schedule TO.
Tender and Support Agreement. In connection with the execution of the Merger Agreement, Parent entered into a tender and support agreement (the “Tender and Support Agreement”) with Tang Capital Partners, LP (the “Supporting Stockholder”). The Tender and Support Agreement provides that, among other things, the Supporting Stockholder irrevocably tenders the Shares held by it in the Offer, upon the terms and subject to the conditions of such agreements. The Shares subject to the Tender and Support Agreement comprise approximately 9.0% of the outstanding Shares. The Tender and Support Agreement will terminate upon certain circumstances, including upon termination of the Merger Agreement or if the Kezar Board votes to approve a superior proposal.

This summary and description of the material terms of the Tender and Support Agreement does not purport to be complete and is qualified in its entirety by reference to the Form of Tender and Support Agreement, which is filed as Exhibit (d)(3) to the Schedule TO and is incorporated by reference herein.
Confidentiality Agreement. Kezar and Aurinia entered into a confidentiality agreement (the “Confidentiality Agreement”) dated March 23, 2026, pursuant to which Aurinia and its affiliates, including Parent, agreed, subject to certain exceptions, to keep confidential all proprietary, nonpublic and/or confidential information about the other party, its affiliates or subsidiaries and/or its business furnished in connection with a possible negotiated transaction. Parent’s and Aurinia’s obligations under the Confidentiality Agreement will expire by March 23, 2028. The Confidentiality Agreement includes a standstill provision.
This summary and description of the material terms of the Confidentiality Agreement does not purport to be complete and is qualified in its entirety by reference to the Confidentiality Agreement, which is filed as Exhibit (d)(2) to the Schedule TO and is incorporated by reference herein.
8.	SOURCE AND AMOUNT OF FUNDS.
The Offer is not conditioned upon Parent’s, Merger Sub’s or Aurinia’s ability to finance the purchase of Shares pursuant to the Offer. Parent and Merger Sub estimate that the total amount of funds required to consummate the Merger (including payments for the settlement and cancellation of Company Options and Company Restricted Stock Unit Awards) pursuant to the Merger Agreement and to purchase all of the Shares pursuant to the Offer and the Merger Agreement is approximately $51.5 million, excluding any CVR Proceeds. The funds to pay for all Shares accepted for payment in the Offer will be funded entirely with available cash at Parent. CVR payments, if any, will be primarily self-funded with: (a) Net Cash Excess, if any; (b) Legacy Asset Net Sales, if any, Parent receives during the 10-year period following the Closing Date with respect to the Legacy Asset Royalty; (c) Net Proceeds, if any, Parent receives during the 10-year period following the Closing Date with respect to any Legacy Asset Transaction Agreements entered into during the 2-year period following the Closing Date; (d) Net Proceeds, if any, Parent receives during the 10-year period following the Closing Date arising out of the Everest Collaboration; (e) 100% of the Net Proceeds, if any, Parent receives during the 10-year period following the Closing Date arising out of the Enodia Asset Purchase Agreement, each pursuant to the CVR Agreement (and no external financing is required in connection therewith).
In addition, Aurinia agreed to guarantee the Buyer Entities’ obligations under the Merger Agreement and the CVR Agreement.
We do not believe our financial condition is relevant to your decision whether to tender your Shares and accept the Offer because: (i) the Offer is being made for all issued and outstanding Shares of Kezar solely for cash and CVRs; (ii) CVR payments, if any, will be primarily self-funded from CVR Proceeds actually received by the Buyer Entities or their Affiliates (and no external financing is required in connection therewith); (iii) the Offer is not subject to any financing conditions; (iv) if Buyer Entities consummate the Offer, Buyer Entities will acquire all remaining Shares of Kezar for the same price in the Merger; and (v) Aurinia has agreed to guarantee the obligations of the Buyer Entities under the Merger Agreement and the CVR Agreement.
9.	CONDITIONS OF THE OFFER.
Notwithstanding any other term of the Offer or the Merger Agreement, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer and, subject to the terms of the Merger Agreement, may delay the acceptance for payment of or payment for Shares or may terminate or amend the Offer, if:
(a)
prior to the Expiration Date, there shall not have been validly tendered (and not properly withdrawn) at least one Share more than 50% of the number of Shares that are then issued and outstanding as of the expiration of the Offer (the “Minimum Tender Condition”); or

(b)	any of the following conditions exist or shall have occurred and be continuing at the Expiration Date:
(i)	there shall be any Legal Restraint (as defined in the Merger Agreement) in effect preventing or prohibiting the consummation of the Offer, the Merger or any of the other Transactions;

(ii)
(A)
any representation or warranty of Kezar set forth in Article IV of the Merger Agreement (other than those set forth in Section 4.01(a) (Due Organization; Subsidiaries), Section 4.03 (Authority; Binding Nature of Agreement), Section 4.04 (No Vote Required), Section 4.05(a)(i) (Non Contravention), Section 4.06 (Capitalization), Section 4.08(a)(ii) (No Material Adverse Effect), Section 4.19 (No Financial Advisors) and Section 4.25 (Opinion of Financial Advisor)) shall not be true and correct as of the Agreement Date and at and as of the Offer Closing Time as if made on and as of the Offer Closing Time, except to the extent such representation or warranty expressly relates to a specified date (in which case on and as of such specified date), other than for such failures to be true and correct that have not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (as defined below) (for purposes of determining the satisfaction of this condition, without regard to any qualifications or exceptions contained therein as to “materiality” or “Company Material Adverse Effect”);

(B)
any representation or warranty of Kezar set forth in Section 4.01(a) (Due Organization; Subsidiaries), Section 4.03 (Authority; Binding Nature of Agreement), Section 4.04 (No Vote Required), Section 4.05(a)(i) (Non Contravention), Section 4.06 (Capitalization), (other than with respect to Section 4.06(a) and Section 4.06(c)), Section 4.19 (No Financial Advisors) and Section 4.25 (Opinion of Financial Advisor), shall not be true and correct in all material respects as of the Agreement Date and at and as of the Offer Closing Time as if made on and as of the Offer Closing Time, except to the extent such representation or warranty expressly relates to a specified date (in which case on and as of such specified date);

(C)
any representation or warranty of Kezar set forth in Section 4.06(a) and Section 4.06(c) (Capitalization) shall not be true and correct other than in de minimis respects at and as of such time, except to the extent such representation or warranty expressly relates to a specified date (in which case on and as of such specified date); and

(D)	any representation or warranty of Kezar set forth in Section 4.08(a)(ii) (No Material Adverse Effect) shall not be true and correct in all respects as of such time;
(iii)
Kezar shall have failed to perform in all material respects the obligations to be performed by it as of such time under the Merger Agreement, including, without limitation, Kezar’s obligations under Section 6.02 of the Merger Agreement;

(iv)
Parent shall have failed to receive from Kezar a certificate, dated as of the date on which the Offer expires and signed by an executive officer of Kezar, certifying to the effect that the Offer Conditions set forth in clauses (ii) and (iii) have been satisfied as of immediately prior to the expiration of the Offer;

(v)	the Merger Agreement shall have been validly terminated in accordance with its terms (the “Termination Condition”); or
(vi)
the Closing Net Cash as finally determined pursuant to Section 2.01(c) of the Merger Agreement is less than $50,000,000, unless following such final determination that the Closing Net Cash is less than $50,000,000 the Merger Agreement has not been terminated within five (5) Business Days thereafter pursuant to Section 9.01(e) of the Merger Agreement (the “Minimum Closing Net Cash Condition”).

The foregoing conditions are for the sole benefit of Purchaser and, subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC, may be waived by Purchaser in whole or in part at any time and from time to time in its sole discretion. Such rights of termination are described above in “The Tender Offer—Section 7. Summary of the Merger Agreement and Certain Other Agreements—Summary of the Merger Agreement—Termination.” All conditions (including the Minimum Closing Net Cash Condition), other than the Minimum Tender Condition and the Termination Condition may be waived by Purchaser in its sole discretion in whole or in part at any applicable time or from time to time, in each case subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC. The failure by Parent, Merger Sub or any other Affiliate of Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time. In accordance with SEC rules and regulations, upon discovery of a condition that gives rise to termination of the Offer, Parent and Merger Sub will undertake to promptly notify Kezar stockholders of a decision to either terminate the Offer, or to waive the condition and proceed with the Offer.
10.	DIVIDENDS AND DISTRIBUTIONS.
The Merger Agreement provides that Kezar will not (subject to certain exceptions), between the date of the Merger Agreement and the Effective Time, declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock (including the Shares) or other equity interests, except for dividends by a wholly owned subsidiary of Kezar to its parent. See “Special Factors—Section 4. Price Range of Shares; Dividends” and “The Tender Offer—Section 7. Summary of the Merger Agreement and Certain Other Agreements—Conduct of Business Pending the Merger.”
11.	CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.
General. Except as otherwise set forth in this Offer to Purchase, based on Parent’s and Merger Sub’s review of publicly available filings by Kezar with the SEC and other information regarding Kezar, Parent and Merger Sub are not aware of any licenses or other regulatory permits which appear to be material to the business of Kezar and which might be adversely affected by the acquisition of Shares by Purchaser pursuant to the Offer or of any approval or other action by any governmental, administrative or regulatory agency or authority which would be required for the acquisition or ownership of Shares by Purchaser pursuant to the Offer. In addition, except as set forth below, Parent and Merger Sub are not aware of any filings, approvals or other actions by or with any governmental body or administrative or regulatory agency that would be required for Purchaser’s acquisition or ownership of the Shares. Should any such approval or other action be required, Parent and Merger Sub have agreed to use reasonable best efforts to, in the most expeditious manner practicable, obtain all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from governmental entities, make all necessary registrations, declarations and filings and make all commercially reasonable efforts to obtain an approval or waiver from, or to avoid any action by, any governmental entity. The parties currently expect that such approval or action, except as described below under “Takeover Laws,” would be sought or taken. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it will be obtained without substantial conditions; and there can be no assurance that, in the event that such approvals were not obtained or such other actions were not taken, adverse consequences might not result to Kezar’s or Parent’s business or that certain parts of Kezar’s or Parent’s business might not have to be disposed of or held separate. In such an event, we may not be required to purchase any Shares in the Offer. See “The Tender Offer—Section 9. Conditions of the Offer.”
Antitrust. Based on a review of the information currently available relating to the businesses in which Parent and Kezar are engaged and the consideration to be paid for the Shares, Parent and Merger Sub have determined that no mandatory antitrust premerger notification filing or waiting period under Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended (the “HSR”), and the rules and regulations promulgated thereunder is required, and therefore HSR clearance is not a condition to the consummation of the Offer or the Merger.
Based upon an examination of publicly available and other information relating to the businesses in which Kezar is engaged, Parent and Merger Sub believe that the acquisition of Shares in the Offer (and the Merger) should not violate applicable antitrust laws. Nevertheless, Parent and Merger Sub cannot be certain that a challenge to the Offer (and the Merger) on antitrust grounds will not be made, or, if such challenge is made, what the result will be. See “The Tender Offer—Section 9. Conditions of the Offer.”
Stockholder Approval Not Required. Assuming the Offer and the Merger are consummated in accordance with Section 251(h) of the DGCL, Kezar has represented in the Merger Agreement that execution, delivery and performance of the Merger Agreement by Kezar and the consummation by Kezar of the Offer and the Merger have been duly validly authorized by all necessary corporate action on the part of Kezar, and no other corporate proceedings on the part of Kezar are necessary to authorize the Merger Agreement or to consummate the Offer and the Merger. Section 251(h) of the DGCL provides that stockholder approval of a merger is not required if certain requirements are met, including that: (i) the acquiring company consummates an offer for all of the outstanding stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be entitled to vote on such merger; (ii) following the consummation of such tender offer, the stock irrevocably accepted for purchase pursuant to the offer, together with the stock otherwise owned by the consummating company and its affiliates and any “rollover stock” (as defined in Section 251(h) of the DGCL), equals at least such percentage of the stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be required to adopt the merger agreement; and (iii) the stockholders at the time of the merger receive the same consideration for their stock in the merger as was payable in the tender offer. If the Minimum Tender Condition is satisfied and we accept Shares for payment pursuant to the Offer, we will hold a sufficient number of Shares to ensure that Kezar will not be required to submit the adoption of the Merger Agreement to a vote of its stockholders. Following the consummation of the Offer and subject to the satisfaction of the remaining conditions set forth in the Merger Agreement, Merger Sub, Parent and Kezar will take all necessary and appropriate action to effect the Merger as promptly as practicable without a meeting of stockholders of Kezar in accordance with Section 251(h) of the DGCL. See “Special Factors—Section 2. Purpose of the Offer and Plans for Kezar” and “The Tender Offer—Section 7. Summary of the Merger Agreement and Certain Other Agreements.”
Takeover Laws. A number of states (including Delaware, where Kezar is incorporated) have adopted takeover laws and regulations which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, stockholders, principal executive offices or principal places of business therein.
As a Delaware corporation, Kezar has not opted out of Section 203 of the DGCL. In general, Section 203 of the DGCL would prevent an “interested stockholder” (generally defined in Section 203 of the DGCL as a person beneficially owning 15% or more of a corporation’s voting stock and the affiliates and associates of such person) from engaging in a “business combination” (as defined in Section 203 of the DGCL) with a Delaware corporation for three years following the time such person became an interested stockholder unless, among other exceptions: (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon consummation of the transaction which resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding for purposes of determining the number of shares of outstanding stock held by directors who are also officers and by employee stock plans that do not allow plan participants to determine confidentially whether to tender shares); or (iii) following the transaction in which such person became an interested stockholder, the business combination is: (A) approved by the board of directors of the corporation; and (B) authorized at a meeting of stockholders by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the interested stockholder. The restrictions on business combinations contained in Section 203 of the DGCL also do not apply, among other possibilities, (i) to corporations that do not have a class of voting stock listed on a national securities exchange or held of record by more than 2,000 stockholders (unless the corporation’s certificate of incorporation expressly provides otherwise) or (ii) to interested stockholders who became interested stockholders at a time when the restrictions on business combinations did not apply because of the foregoing clause (i).
Kezar has represented to us in the Merger Agreement, assuming certain of our representations as to our stock ownership in Kezar are true, that the Kezar Board has taken all actions so that the restrictions applicable to business combinations contained in Section 203 of the DGCL are not, and will not be, applicable to the execution, delivery or performance of the Merger Agreement and the timely consummation of the Offer and the Merger and will not restrict, impair or delay the ability of Parent or Merger Sub, after the Offer Closing Time, to vote or otherwise exercise all rights as a stockholder of Kezar. Purchaser has not attempted to comply with any other state takeover statutes in connection with the Offer or the Merger. Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer, the Merger or the Merger Agreement, and nothing in this Offer to Purchase or any action taken in connection herewith is intended as a waiver of that right. In the event that it is asserted that one or more takeover statutes apply to the Offer, the Merger or the Merger Agreement, and it is not determined by an appropriate court that such statute or statutes do not apply or are invalid as applied to the Offer, the Merger or the Merger Agreement, as applicable, Purchaser may be required to file certain documents with, or receive approvals from, the relevant state authorities, and Purchaser might be unable to accept for payment or purchase Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, Purchaser may not be obligated to accept for purchase, or pay for, any Shares tendered. See “The Tender Offer—Section 9. Conditions of the Offer.”
Appraisal Rights. No appraisal rights are available to the holders of record or beneficial owners of Shares in connection with the Offer. However, if the Offer is successful and the Merger is consummated, stockholders of record or beneficial owners of Shares who: (i) did not tender their Shares in the Offer (or who had tendered but subsequently validly withdrawn such tender, and not otherwise waived their appraisal rights); (ii) otherwise comply with the applicable requirements and procedures of Section 262 of the DGCL; and (iii) do not thereafter withdraw their demand for appraisal of such Shares or otherwise lose their appraisal rights, in each case in accordance with the DGCL, will be entitled to demand appraisal of their Shares and receive in lieu of the consideration payable in the Merger a cash payment equal to the “fair value” of their Shares, as determined by the Delaware Court of Chancery, in accordance with Section 262 of the DGCL. If you choose to exercise your appraisal rights in connection with the Merger and you properly demand and perfect such rights in accordance with Section 262 of the DGCL, you may be entitled to payment for your Shares based on a judicial determination of the fair value of your Shares plus interest, if any, on the amount determined to be fair value.
The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL, a copy of which may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. All references in Section 262 of the DGCL and in this summary to a (i) “stockholder” are to the record holder of Shares unless otherwise expressly noted herein, (ii) “beneficial owner” are to a person who is the beneficial owner of Shares held either in voting trust or by a nominee on behalf of such person, and (iii) “person” are to an individual, corporation, partnership, unincorporated association or other entity. Stockholders and beneficial owners of Shares should carefully review the full text of Section 262 of the DGCL as well as the information discussed herein. Stockholders and beneficial owners of Shares should assume that Kezar will take no action to perfect any appraisal rights of any person.
The “fair value” of the Shares as determined by the Delaware Court of Chancery could be based upon considerations other than, or in addition to, the price paid in the Offer and the Merger and the market value of such Shares. Stockholders and beneficial owners of Shares should recognize that the fair value determined in an appraisal proceeding of the Delaware Court of Chancery could be higher or lower than, or the same as, the Offer Price and that an investment banking opinion as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the Offer and the Merger, is not an opinion as to, and does not otherwise address, fair value under the DGCL. Moreover, Parent and Kezar may argue in an appraisal proceeding that, for purposes of such proceeding, the “fair value” of such Shares is less than the Offer Price.
Any person who desires to exercise his, her or its appraisal rights should review carefully Section 262 of the DGCL and is urged to consult his, her or its legal advisor before electing or attempting to exercise such rights.
Under Section 262 of the DGCL, if a merger is approved under Section 251(h) of the DGCL, either a constituent corporation before the effective date of the merger, or the surviving corporation within 10 days thereafter, must notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice either a copy of Section 262 of the DGCL or information directing the stockholders to a publicly available electronic resource at which Section 262 of the DGCL may be accessed without subscription or cost. THE SCHEDULE 14D-9 CONSTITUTES THE FORMAL NOTICE OF APPRAISAL RIGHTS UNDER SECTION 262 OF THE DGCL. FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 OF THE DGCL FOR EXERCISING AND PERFECTING APPRAISAL RIGHTS WILL RESULT IN THE LOSS OF SUCH RIGHTS.
As discussed in the Schedule 14D-9, stockholders and beneficial owners of Shares wishing to exercise the right to seek an appraisal of their Shares under Section 262 of the DGCL must do ALL of the following:
•
within the later of the consummation of the Offer (which will occur at the date and time of the acceptance for payment of Shares pursuant to and subject to the conditions of the Offer) and 20 days after the sending of the Schedule 14D-9, deliver to Kezar at the address indicated in the Schedule 14D-9 a written demand for appraisal of their Shares, which demand must reasonably inform Kezar of the identity of the person making the demand and that the person is demanding appraisal and, in the case of a demand made by a beneficial owner of Shares, must also reasonably identify the holder of record of the Shares for which the demand is made, be accompanied by documentary evidence of such beneficial owner’s beneficial ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provide an address at which such beneficial owner consents to receive notices given by the surviving corporation and to be set forth on the verified list required by subsection (f) of Section 262 of the DGCL;

•	not tender his, her or its Shares pursuant to the Offer (or, if tendered, validly and subsequently withdraw such Shares prior to the time Parent accepts properly tendered Shares for purchase); and

•	continuously hold of record or beneficially own, as applicable, the Shares from the date on which the written demand for appraisal is made through the Effective Time.
Any person who sells Shares in the Offer will not be entitled to exercise appraisal rights with respect thereto but rather will receive the Offer Price, subject to the terms and conditions of the Merger Agreement, as well as the Offer to Purchase and related Letter of Transmittal, as applicable.
The preservation and exercise of appraisal rights require strict and timely adherence to the applicable provisions of Delaware law which will be set forth in detail in the Schedule 14D-9.
The information provided above is for informational purposes only with respect to your alternatives if the Merger is consummated. Any person who desires to exercise his, her or its appraisal rights should review carefully Section 262 of the DGCL and is urged to consult his, her or its legal advisor before electing or attempting to exercise such rights. The foregoing summary does not constitute any legal or other advice nor does it constitute a recommendation that Kezar stockholders or beneficial owners of Shares exercise appraisal rights under Section 262 of the DGCL.
If you tender your Shares into the Offer, you will not be entitled to exercise appraisal rights with respect to your Shares but, instead, subject to the conditions to the Offer, you will receive the Offer Price for your Shares.
“Going Private” Transactions. Rule 13e-3 under the Exchange Act is applicable to certain “going private” transactions and may under certain circumstances be applicable to the Merger. However, Rule 13e-3 will be inapplicable if: (i) the Shares are deregistered under the Exchange Act prior to the Merger or another business combination; or (ii) the Merger or other business combination is consummated within one year after the purchase of the Shares pursuant to the Offer and the amount paid per Share in the Merger or other business combination is at least equal to the amount paid per Share in the Offer. Neither Parent nor Merger Sub believes that Rule 13e-3 will be applicable to the Merger.
Litigation. As of the date of this Offer to Purchase, there have been no lawsuits filed against Kezar, the Kezar Board, Parent or Merger Sub in connection with the Offer. Lawsuits may be filed against Kezar and the Kezar Board, and lawsuits may be filed against Parent and Merger Sub, in connection with the Offer, the Merger and the related disclosures. Absent new or different allegations that are material, Parent and Merger Sub will not, and understand that Kezar will not, necessarily announce such filings.
12.	FEES AND EXPENSES.
Parent has retained the Depositary and Paying Agent and the Information Agent in connection with the Offer. The Depositary and Paying Agent and the Information Agent will receive customary compensation, reimbursement for reasonable out-of-pocket expenses and indemnification against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.
As part of the services included in such retention, the Information Agent may contact holders of Shares by personal interview, mail, electronic mail, telephone and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders of Shares.
Except as set forth above, neither Parent nor Merger Sub will pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will upon request be reimbursed by us for customary mailing and handling expenses incurred by them in forwarding the offering material to their customers.
13.	MISCELLANEOUS.
The Offer is being made to all holders of the Shares. We are not aware of any jurisdiction in which the making of the Offer or the acceptance thereof would be prohibited by securities, “blue sky” or other valid laws of such jurisdiction. If we become aware of any U.S. state in which the making of the Offer or the acceptance of Shares pursuant thereto would not be in compliance with an administrative or judicial action taken pursuant to a U.S. state statute, we will make a good faith effort to comply with any such law. If, after such good faith effort, we cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

Parent and Merger Sub have filed with the SEC the Schedule TO (including exhibits) in accordance with the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. The Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the SEC in the manner set forth in “The Tender Offer—Section 5. Certain Information Concerning Kezar.”
The Offer does not constitute a solicitation of proxies for any meeting of Kezar stockholders. Any solicitation of proxies which Purchaser or any of its affiliates might seek would be made only pursuant to separate proxy materials complying with the requirements of Section 14(a) of the Exchange Act.
No person has been authorized to give any information or make any representation on behalf of Parent or Merger Sub not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, bank, trust company, fiduciary or other person shall be deemed to be an agent of Parent, Merger Sub, the Depositary and Paying Agent or the Information Agent for the purpose of the Offer. Neither delivery of this Offer to Purchase nor any purchase pursuant to the Offer will, under any circumstances, create any implication that there has been no change in the affairs of Parent, Merger Sub, Kezar or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.

Aurinia Pharma U.S., Inc.

Aurinia Merger Sub, Inc.

Aurinia Pharmaceuticals Inc.

April 13, 2026

SCHEDULE A
INFORMATION CONCERNING MEMBERS OF THE BOARDS OF DIRECTORS AND
THE EXECUTIVE OFFICERS OF PARENT, MERGER SUB AND AURINIA.
1.	Aurinia Pharma U.S., Inc.
Aurinia Pharma U.S., Inc.’s principal business is a biopharmaceutical company focused on delivering therapies to people living with autoimmune diseases with high unmet medical needs. The following table sets forth information about the directors and executive officers of Aurinia Pharma U.S., Inc. as of April 13, 2026.

Name, Position Country of Citizenship	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years; Certain Other Information
Kevin Tang, Chief Executive Officer, Director Citizenship: United States
Mr. Tang has served as Aurinia’s Chief Executive Officer since March 2026 and as Chair of the Board since 2024. He is President of Tang Capital Management, LLC, a life sciences-focused investment company he founded in 2002. From 2014 through its acquisition by Innoviva, Inc. in 2022, Mr. Tang served as Chairman of La Jolla Pharmaceutical Company. In 2013, he founded Odonate Therapeutics, Inc. and served as its Chairman and Chief Executive Officer through 2022. Mr. Tang co-founded Heron Therapeutics, Inc. in 2009 and served as Director from 2009 to 2012 and Chairman from 2012 to 2020. From 2009 through its acquisition by Endo, Inc. (now Keenova Therapeutics plc) in 2010, he served as Director of Penwest Pharmaceuticals Co. In 2006, Mr. Tang co-founded Ardea Biosciences, Inc. and served as a Director through its acquisition by AstraZeneca PLC in 2012. From 2001 to 2008, he served as a Director of Trimeris, Inc. From 1993 to 2001, Mr. Tang was a research analyst at Deutsche Banc Alex Brown, Inc., an investment banking firm, and most recently was a Managing Director and head of the firm’s Life Sciences research group. Mr. Tang received a B.S. degree from Duke University.

Michael Hearne, Chief Financial Officer, Director Citizenship: United States
Mr. Hearne has served as Aurinia’s Chief Financial Officer since March 2026. He has served as Chief Financial Officer of Tang Capital Management, LLC since 2015. From 2020 through its acquisition by Innoviva, Inc. in 2022, Mr. Hearne served as Chief Financial Officer of La Jolla Pharmaceutical Company. From 2015 to 2022, he served in various positions at Odonate Therapeutics, Inc., most recently serving as Chief Financial Officer. From 2014 to 2015, Mr. Hearne served as a partner at Weaver and Tidwell, LLP. From 2000 to 2008, he served as a partner at Rothstein Kass & Company. In 1987, Mr. Hearne started his career in public accounting at Coopers & Lybrand LLP (now PricewaterhouseCoopers LLP). Mr. Hearne received a B.S. degree and a MAcc degree from Brigham Young University and is a Certified Public Accountant (inactive) in the State of California.

Ryan Cole, Chief Operating Officer, Director Citizenship: United States
Mr. Cole has served as Aurinia’s Chief Operating Officer since March 2026. He has served in various positions at Tang Capital Management, LLC since 2014, most recently serving as Chief Operating Officer. From 2014 to 2021, Mr. Cole served in various positions at Odonate Therapeutics, Inc., most recently serving as Senior Vice President of Operations. From 2012 to 2014, he served as Senior Financial Analyst, Mergers and Acquisitions at Life Technologies Corporation (now Thermo Fisher Scientific Inc.). From 2009 to 2012, Mr. Cole served in various positions at Ernst & Young LLP, most recently serving as Senior, Assurance and Advisory Services. Mr. Cole received a B.S. degree from Santa Clara University and is a Certified Public Accountant (inactive) in the State of California.

Name, Position Country of Citizenship	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years; Certain Other Information
Stephen Robertson, Chief Legal Officer, Corporate Secretary and Chief Compliance Officer Citizenship: Canada
Mr. Robertson has served as Aurinia’s Chief Legal Officer, Corporate Secretary and Chief Compliance Officer since April 2026. From 2020 to 2026, Mr. Robertson served as Aurinia’s Executive Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer. From 2014 to 2020, he served as Partner at Borden Ladner Gervais LLP. From 2015 to 2020, Mr. Robertson served as an Adjunct Professor at the Allard School of Law at the University of British Columbia. Mr. Robertson received an LL.B. degree from the University of Manitoba.

The common business address and telephone number for the sole director and executive officers of Purchaser is as follows: c/o Aurinia Pharma U.S., Inc., 77 Upper Rock Circle, Suite 700, Rockville, Maryland 20850, Tel. (250) 744-2487.
2.	Aurinia Merger Sub, Inc.
Aurinia Merger Sub, Inc. was formed for the purpose of consummating and effecting the Merger pursuant to the Merger Agreement, and to perform its obligations under the Merger Agreement and the CVR Agreement following the Merger. The following table sets forth information about the sole director and executive officers of Aurinia Merger Sub, Inc. as of April 13, 2026.

Name, Position Country of Citizenship	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Kevin Tang Chief Executive Officer, Director Citizenship: United States	Refer above.

Michael Hearne Chief Financial Officer Citizenship: United States	Refer above.

Ryan Cole Chief Operating Officer Citizenship: United States	Refer above.

Stephen Robertson Chief Legal Officer, Corporate Secretary and Chief Compliance Officer Citizenship: Canada	Refer above.

The common business address and telephone number for all the directors and executive officers of Merger Sub is as follows: c/o Aurinia Merger Sub, Inc., 77 Upper Rock Circle, Suite 700, Rockville, Maryland 20850, Tel. (250) 744-2487.

3.	Aurinia Pharmaceuticals Inc.
Aurinia Pharmaceuticals Inc.’s principal business is a biopharmaceutical company focused on delivering therapies to people living with autoimmune diseases with high unmet medical needs. The following table sets forth information about the directors and executive officers of Aurinia Pharmaceuticals Inc. as of April 13, 2026.

Name, Position Country of Citizenship	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Kevin Tang Chief Executive Officer, Director (Chair) Citizenship: United States	Refer above.

Michael Hearne Chief Financial Officer Citizenship: United States	Refer above.

Ryan Cole Chief Operating Officer Citizenship: United States	Refer above.

Stephen Robertson Chief Legal Officer, Corporate Secretary and Chief Compliance Officer Citizenship: Canada	Refer above.

Jeffrey Bailey Director Citizenship: United States
Mr. Bailey has served as Aurinia’s Director since 2023. He has served as Director of Aberdeen Healthcare Funds since 2023. From 2020 through its acquisition by Aberdeen Investments in 2023, Mr. Bailey served as Chair of Tekla Capital Management LLC, a healthcare-focused investment company. From 2017 through 2023, he served as Chairman of Aileron Therapeutics, Inc. (now Rein Therapeutics, Inc.). Mr. Bailey has held multiple President, Chief Executive Officer and leadership roles at biotechnology and pharmaceutical companies where he oversaw improvements in strategic operations and led the organizations through successful acquisitions, including BioDelivery Sciences International, Inc. from 2020 through its acquisition by Collegium Pharmaceutical, Inc. in 2022, IlluminOss Medical, Inc. from 2018 through its acquisition by HealthpointCapital, LLC in 2020, Neurovance, Inc. from 2015 through its acquisition by Otsuka Pharmaceutical Co., Ltd. in 2017, Lantheus Medical Imaging, Inc. (now Lantheus Holdings, Inc.) from 2013 to 2015 and Fougera Pharmaceuticals Inc. from 2011 through its acquisition by Sandoz Group AG in 2012. From 2010 to 2011, he served as Chief Commercial Officer at King Pharmaceuticals, Inc. (now Pfizer Inc.). From 2008 to 2010, Mr. Bailey was President and General Manager at Novartis AG. From 1984 to 2004, he held various positions at Johnson & Johnson, most recently serving as Vice President of Sales. Mr. Bailey received a B.B.A. degree from Rutgers University.

Kathy Goetz Director Citizenship: United States
Ms. Goetz has served as Aurinia’s Director since 2025. She currently serves as Director of Aberdeen Healthcare Funds (formerly managed by Tekla Capital Management LLC). From 2007 to 2019, Ms. Goetz held various positions at Novartis AG, most recently serving as Vice President and Head of Sales. She has received numerous industry leadership awards, including the Healthcare Businesswomen’s Association Rising Star Award. Ms. Goetz received a B.B.A. degree from Iowa State University.

Name, Position Country of Citizenship	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Craig Johnson Director Citizenship: United States
Mr. Johnson has served as Aurinia’s Director since 2024. He has served as Director of Heron Therapeutics, Inc. since 2014. From 2013 through its acquisition by Bristol-Myers Squibb Company in 2024, Mr. Johnson served as Director of Mirati Therapeutics, Inc. From 2017 to 2022, he served as Director of Odonate Therapeutics, Inc. From 2013 through its acquisition by Innoviva, Inc. in 2022, Mr. Johnson served as Director of La Jolla Pharmaceutical Company. From 2015 to 2018, he served as Director of Decipher Biosciences, Inc. (now Veracyte, Inc.). From 2011 to 2014, Mr. Johnson served as Director of Adamis Pharmaceuticals Corp. (now DMK Pharmaceuticals Corp.). From 2008 through its acquisition by AstraZeneca PLC in 2012, he served as Director of Ardea Biosciences, Inc. (now AstraZeneca PLC). Mr. Johnson served as Vice President and Chief Financial Officer of TorreyPines Therapeutics, Inc. from 2004 until its acquisition by Raptor Pharmaceutical Corp. (now Amgen Inc.) in 2009, and then as Vice President of a wholly-owned subsidiary of Raptor Pharmaceutical Corp. (now Amgen Inc.) from 2009 to 2010. From 1994 to 2004, he held various positions at MitoKor, Inc., most recently serving as Chief Financial Officer and Senior Vice President of Operations. Mr. Johnson practiced as a Certified Public Accountant for PricewaterhouseCoopers LLP. Mr. Johnson received a B.B.A. degree from the University of Michigan-Dearborn.

Tina S. Nova, Ph.D. Director Citizenship: United States
Dr. Nova has served as Aurinia’s Director since 2025. From 2021 to 2023, she served as President of Veracyte, Inc. From 2018 through its acquisition by Veracyte, Inc. in 2021, Dr. Nova served as President and Chief Executive Officer of Decipher Biosciences, Inc. From 2015 to 2018, she served as President and Chief Executive Officer of Molecular Stethoscope, Inc. (now Superfluid Dx, Inc.). From 2014 to 2015, Dr. Nova served as Executive Vice President and General Manager of Illumina, Inc. From 2000 to 2014, including its acquisition by Novartis AG in 2011, Dr. Nova served as President and Chief Executive Officer of Genoptix, Inc. (now Neogenomics, Inc.). From 1984 to 2000, she held various positions at Hybritech, Inc. (now Eli Lilly & Company), Selective Genetics, Inc., and Nanogen, Inc. (now Bruker Corporation). Dr. Nova received a B.S. degree from the University of California, Irvine, and a Ph.D. degree from the University of California, Riverside. Dr. Nova conducted her Post-Doctoral Research at New York University Medical Center.

The common business address and telephone number for all the directors and executive officers of Aurinia is as follows: c/o Aurinia Pharmaceuticals Inc., #140, 14315 – 118 Avenue, Edmonton, Alberta T5L 4S6, Tel. (250) 744-2487.

Other Information:
The Letter of Transmittal, certificates (if any) for Shares and any other required documents should be sent by each stockholder of Kezar or such stockholder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary and Paying Agent as follows:
The Depositary and Paying Agent for the Offer is:

Broadridge Corporate Issuer Solutions, LLC
Mail or deliver the Letter of Transmittal, together with the certificate(s) (if any) representing your shares, to:

If delivering by mail:	If delivering by hand, express mail, courier, or other expedited service:

Broadridge, Inc. Attention: BCIS Re-Organization Dept. P.O. Box 1317 Brentwood, NY 11717-0718	Broadridge, Inc. Attention: BCIS IWS 51 Mercedes Way Edgewood, NY 11717

Questions or requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal, and the Schedule TO may be directed to the Information Agent at its location and telephone numbers set forth below. Stockholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.
The Information Agent for the Offer is:

Alliance Advisors, LLC
You may call Alliance Advisors, LLC, the Information Agent for the Offer, toll-free at 1-844-202-5733 or email them at kzr@allianceadvisors.com.